UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Power and Light Company

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SEC 1913 (3-99)

YOUR VOTE IS IMPORTANT

Wisconsin Power and Light Company

NOTICE OF 2008 ANNUAL MEETING

PROXY STATEMENT AND

2007 ANNUAL REPORT

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	Wednesday, May 21, 2008

TIME:	2:00 p.m. (Central Daylight Time)

LOCATION:	Wisconsin Power and Light Company Alliant Energy Corporate Headquarters Mississippi Meeting Room 1R600 4902 North Biltmore Lane Madison, Wisconsin 53718

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Wisconsin Power and Light Company

4902 North Biltmore Lane

P. O. Box 14720

Madison, WI 53708-0720

Phone: 608-458-3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 21, 2008, Wisconsin Power and Light Company will hold its 2008 Annual Meeting of Shareowners at the offices of Alliant Energy Corporation, 4902 North Biltmore Lane, Mississippi Meeting Room, Madison, Wisconsin. The meeting will begin at 2:00 p.m. (Central Daylight Time).

Only the sole common shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 8, 2008 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	Elect three directors to serve on our Board of Directors for terms expiring at the 2011 Annual Meeting;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008; and

3.	Attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

A copy of our 2007 Annual Report appears as Appendix A to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement. Our 2008 Notice of Annual Meeting, Proxy Statement and the 2007 Annual Report to Shareowners are available at http://www.alliantenergy.com/WPLproxy.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2007 Annual Report, 2008 Notice of Annual Meeting and Proxy Statement may do so by calling our Shareowner Services Department at (800) 353-1089, writing to us at the address shown above, or by visiting the web site address above for additional information.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

Dated and mailed on or about April 17, 2008.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Wednesday, May 21, 2008. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
A:	We are a subsidiary of Alliant Energy Corporation (“Alliant Energy” or “AEC”), a public utility holding company whose other primary first tier subsidiaries are Interstate Power and Light Company (“IPL”), Alliant Energy Resources, Inc. (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on April 8, 2008 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of our common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of our common stock and our preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% series of Company preferred stock is entitled to 1/4 vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on:

•	The election of three nominees to serve on our Board of Directors for terms expiring at the 2011 Annual Meeting; and
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

5. Q:	How does the Board of Directors recommend I vote?
A:	Our Board of Directors recommends that you vote your shares FOR each of the listed director nominees; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In voting for the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. In voting on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008, you may vote FOR, AGAINST or you may ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008. If your proxy card is not signed, your votes will not be counted.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to our Corporate Secretary and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:

If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of our common stock and preferred stock on April 8, 2008 may attend the Annual Meeting.

11. Q:	How will voting on any other business be conducted?
A:	Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008. If any other business is properly presented at the Annual Meeting, your proxy gives Barbara J. Swan, our President, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown at the top of the Notice of Annual Meeting for the results. We will also publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2008 to be filed with the Securities and Exchange Commission (“SEC”).

13. Q:	When are shareowner proposals for the 2009 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in our proxy statement for the 2009 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by Dec. 19, 2008. In addition, any shareowner who intends to present a proposal from the floor at our 2009 Annual Meeting must submit the proposal to our Corporate Secretary no later than March 4, 2009.

14. Q:	Who is our independent registered public accounting firm and how is it appointed?
A:	Deloitte & Touche LLP audited our financial statements for the year ended Dec. 31, 2007. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners, its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending Dec. 31, 2008.

15. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

16. Q:	How can I obtain a copy of the Company’s Annual Report on Form 10-K?
A:	We will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC. Written requests for the Form 10-K should be mailed to our Corporate Secretary at the address shown at the top of the Notice of Annual Meeting.

17. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the 2007 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver our communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our 2007 Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the 2007 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us, as the case may be, at the information address or number shown on the Notice of Annual Meeting

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected for terms expiring in 2011. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are William D. Harvey, James A. Leach and Singleton B. McAllister. Each of the nominees is currently serving on our Board of Directors. Each person elected as a director will serve until our Annual Meeting of Shareowners in 2011, or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2007), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

WILLIAM D. HARVEY Age 58	Director since 2005 Nominated Term expires in 2011
Mr. Harvey has served as Chairman of the Board of the Company, AEC, IPL, and Resources since February 2006. He has served as Chief Executive Officer of the Company and as the Chief Executive Officer of AEC, IPL, and Resources since July 2005 and as President of Resources since January 2005. He previously served as President and Chief Operating Officer of AEC and Chief Operating Officer of the Company, IPL, and Resources since January 2004. He served as President of the Company and as Executive Vice President – Generation for AEC, IPL and Resources from 1998 to January 2004.

JAMES A. LEACH Age 65	Director since 2007 Nominated Term expires in 2011
Former Congressman Leach has served as the interim Director of the Institute of Politics at the John F. Kennedy School of Government at Harvard University in Boston, Mass. since July 2007. He has also served as the John L. Weinberg Professor of Public and International Policy at the Woodrow Wilson School of Princeton University in Princeton, N.J. since Jan. 2007. Congressman Leach served as a member of the United States House of Representatives from the State of Iowa during the period of 1977 through 2006. He serves on the Board of Directors of United Fire and Casualty Company and on a series of nonprofit organization boards. Mr. Leach has served as a Director of AEC, IPL, and Resources since 2007.

SINGLETON B. MCALLISTER Age 55	Director since 2001 Nominated Term expires in 2011
Ms. McAllister has been a partner in the Washington D. C. office of the law firm of LeClair & Ryan LLP based in Richmond, Va. since October 2007. She previously served as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. from July 2005 to October 2007. Ms. McAllister served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. She serves on the Board of Directors of United Rentals, Inc. Ms. McAllister has served as a Director of AEC, IPL (or predecessor companies), and Resources since 2001. Ms. McAllister is Chairperson of the Compensation and Personnel Committee.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 54	Director since 2003 Term expires in 2010
Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. He also serves as Chairman of the Board for Terra Nitrogen GP Inc., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of AEC, IPL, and Resources since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee and the Lead Independent Director.

DARRYL B. HAZEL Age 59	Director since 2006 Term expires in 2010
Mr. Hazel has served as President of the Customer Service Division and Senior Vice President of Ford Motor Company, an automobile manufacturer, since March 2006. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as Director of AEC, IPL, and Resources since 2006.

ANN K. NEWHALL Age 56	Director since 2003 Term expires in 2009
Ms. Newhall is Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minn. She has served as Executive Vice President and Chief Operating Officer since August 2000, as Secretary since February 2000 and as a Director since August 1999. RCC has entered into a publicly announced merger agreement with Verizon that has been approved by RCC’s shareowners. The merger is expected to close in the first half of 2008. Ms. Newhall has served as a Director of AEC, IPL, and Resources since 2003.

DEAN C. OESTREICH Age 55	Director since 2005 Term expires in 2009
Mr. Oestreich has been Chairman of Pioneer Hi-Bred International, Inc., developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since November 2007. He has served as Vice President of DuPont Corporation since 2004. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. Mr. Oestreich previously served as Vice President and Business Director of North America from 2002 to 2004, Vice President and Director of Supply Management from 2001 to 2002. Mr. Oestreich has served as a Director of AEC, IPL, and Resources since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

DAVID A. PERDUE Age 58	Director since 2001 Term expires in 2010
Mr. Perdue retired in July 2007 from his position as Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn., following its sale to a private equity firm. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. From 1998 to 2002, he was employed by Reebok International Limited, where he served as President of the Reebok Brand from 2000 to 2002. Mr. Perdue has served as a Director of AEC, IPL (or predecessor companies), and Resources since 2001.

JUDITH D. PYLE Age 64	Director since 1994 Term expires in 2010
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a Director of Uniek, Inc. Ms. Pyle has served as a Director of AEC and Resources since 1992 and of IPL (or predecessor companies) since 1998.

CAROL P. SANDERS Age 40	Director since 2005 Term expires in 2009
Ms. Sanders has served as Chief Financial Officer and Corporate Secretary of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. Ms. Sanders has served as a Director of AEC, IPL, and Resources since 2005. Ms. Sanders is Chairperson of the Audit Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available, free of charge, on our web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary. The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the committees of the Company, Alliant Energy, IPL and Resources.

Audit Committee

The Audit Committee held seven joint meetings in 2007. The Committee currently consists of C. P. Sanders (Chair), D. B. Hazel, A. K. Newhall and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Ms. Sanders and two additional Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held six joint meetings in 2007. The Committee currently consists of S. B. McAllister (Chair), M. L. Bennett, D. B. Hazel and D. C. Oestreich. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation and the compensation of the other principal executive officers, evaluates the chief executive officer’s performance and determines and approves as a committee, or together with the other independent directors, the chief executive officer’s compensation level based on its evaluation of the chief executive officer’s performance in addition to reviewing and approving the recommendations of the chief executive officer with regard to the other executive officers. The Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support the Committee in carrying out its mission, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by us. For 2007, the Committee formally engaged Towers Perrin as an outside compensation consultant to serve as an advisor in evaluating the compensation of our chief executive officer, other named executive officers and our outside non-management directors. Towers Perrin also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term incentive programs and executive retirement programs as well as assisting management with the implementation of these programs; and provides technical considerations and actuarial services. Alliant Energy provides for the appropriate funding, as determined by the Committee, for payment of fees and out of pocket expenses to Towers Perrin. The Committee has the authority to retain and terminate the outside compensation consultant. During 2007 and previously, Towers Perrin, through a separate part of its organization, also provided certain services for management purposes that are recommended and approved by Alliant Energy’s chief executive officer, Vice President of Shared Services, Chief Human Resources Officer, and/or the Director of Executive, Board and Total Compensation. In the capacity as a consultant to management, Towers Perrin provides competitive market data and business and technical insight, but does not recommend pay program and pay level changes.

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Perrin about the peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short- and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Committee has reviewed and approved the charter for our internal Total Compensation Committee made up of Vice Presidents of our energy delivery, generation, finance, shared services and treasury business units. The Total Compensation Committee has been delegated with various powers of design and administration associated with our employee benefit plans for salaried and hourly employees.

Nominating and Governance Committee

The Nominating and Governance Committee held four joint meetings in 2007. The Committee currently consists of M. L. Bennett (Chair), J. A. Leach, A. K. Newhall, D. A. Perdue and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

In making recommendations of nominees to serve as directors to the Board of Directors, the Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and the Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held two joint meetings in 2007. The Committee currently consists of D. C. Oestreich (Chair), J. A. Leach, S. B. McAllister, J. D. Pyle, and C. P. Sanders. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health and safety- related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which our utility subsidiaries purchase power.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2007. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. A. Perdue. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2007. The Committee currently consists of M. L. Bennett, S. B. McAllister, D. C. Oestreich and C. P. Sanders. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law.

Attendance and Performance Evaluations

The Board of Directors held seven joint meetings during 2007. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as chief executive officer on an annual basis.

Board members are not expected to attend our annual meetings of shareowners. None of the Board members were present for our 2007 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available, free of charge, on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

•	A family member of the director is or was an employee (other than an executive officer) of ours.

•

A director, or a family member of the director, receives or received less than $100,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us).

•

A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of ours but does not participate in such auditor’s audit, assurance or tax compliance practice.

•

A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of our present executives serve on that company’s compensation committee.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with a tax exempt organization to which our discretionary charitable contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Ms. Pyle serve, or served, in the case of Mr. Perdue, as executive officers and/or directors of companies that are customers of us or our public utility affiliates. These customer relationships do not constitute a material relationship under the standards cited above or the SEC rules governing related person transactions. Mr. Leach is a shareowner in an electrical supply company which has not done any business with us or our public utility affiliates in a substantial number of years. However, each of these circumstances was evaluated under the applicable SEC rules and, in the case of Mr. Leach, the Federal Energy Regulatory Commission regulations. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich, Perdue and Leach and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term related person means any of our directors or executive officers, or nominee for director, and any member of the “immediate family” of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro-rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and conformity with law or governmental authority;

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our Company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2007, and no related person transactions are currently proposed.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee will be the designated “Lead Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct that applies to all employees, including our chief executive officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available, free of charge, on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests it from our Corporate Secretary. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on the Alliant Energy web site.

OWNERSHIP OF VOTING SECURITIES

All of our common stock is held by Alliant Energy. None of our directors or officers own any shares of our preferred stock. Listed in the following table are the number of shares of Alliant Energy’s common stock beneficially owned as of Feb. 29, 2008 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of Alliant Energy common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of Alliant Energy common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	118,281	(3)
Dundeana K. Doyle	22,682	(3)
Eliot G. Protsch	111,219	(3)
Barbara J. Swan	55,392	(3)

Director Nominees
William D. Harvey	215,849	(3)
James A. Leach	100
Singleton B. McAllister	10,534	(3)

Directors
Michael L. Bennett	9,320	(3)
Darryl B. Hazel	7,164	(3)(4)
Ann K. Newhall	7,666	(3)
Dean C. Oestreich	8,969	(3)
David A. Perdue	7,682	(3)
Judith D. Pyle	15,564
Carol P. Sanders	6,028	(3)

All Executive Officers and Directors as a Group (17 people)	638,233	(3)

(1)	Total shares of Alliant Energy common stock outstanding as of Feb. 29, 2008 were 110,430,337.

(2)	Stock ownership of Mr. Harvey is shown with the director nominees.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,128 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 8,888, Mr. Harvey — 41,180, Mr. Hazel – 7,035, Ms. McAllister — 6,666, Ms. Newhall — 6,666, Mr. Oestreich — 7,969, Mr. Perdue — 7,682, Ms. Sanders—5,928, Mr. Protsch — 39,006, Mr. Aller — 7,411, Ms. Doyle – 7,978, Ms. Swan – 24,418 (all executive officers and directors as a group — 174,799); and stock options exercisable on or within 60 days of Feb. 29, 2008: Mr. Harvey — 33,056 and Mr. Aller — 96,321 (all executive officers and directors as a group — 130,377).

(4)	Mr. Hazel has pledged 100 shares in a margin account.

To our knowledge, no shareowner beneficially owned 5% or more of any class of our preferred stock as of Dec. 31, 2007. The following table sets forth information, as of Dec. 31, 2007, regarding beneficial ownership by the only persons known to us to own more than 5% of Alliant Energy’s common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Barclays Global Investors, N. A. (and certain affiliates) 45 Fremont Street San Francisco, CA 94105	9,981,613	0	11,667,565	0	11,667,565	10.58%

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs:

The following is a discussion and analysis with respect to the compensation paid by us, Alliant Energy and Alliant Energy’s other subsidiaries to our executive officers.

We are committed to maintaining a total compensation program for executive officers that:

•	furthers our strategic plan,

•	focuses and aligns executives’ and employees’ interests with those of our company, our shareowners and our customers,

•	is competitive with comparable employers to help ensure we attract and retain talented employees, and

•	is equitable among executives.

We believe these objectives attract, retain and motivate a highly proficient workforce that work in the interests of our shareowners and customers.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	Executive officer compensation (and in particular, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of our shareowners and customers.

•

Total compensation should enhance our ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, our successful operation and management depends.

•

Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of comparable companies. Specifically, we target the median (50th percentile) of base salaries paid by comparable companies.

•

Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals. We target incentive levels at the median (50th percentile) of incentive compensation at comparable companies.

•

Executive officers should have access to retirement-oriented plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans.

•	Executive officers should have significant holdings of Alliant Energy’s common stock to align their interests with the interests of our shareowners.

Benchmarking

We utilize compensation data from companies comparable to Alliant Energy to assess our competitiveness in base salary and incentive compensation for all officer level positions and target the value of each component of compensation to the median level of comparable companies. We believe compensation programs at these comparable companies should serve as a benchmark for what constitutes competitive compensation. The comparable companies in the energy and utility industry that we used for benchmarking in 2007 were drawn from Towers Perrin’s 2006 Energy Services Industry Executive Compensation Database (the “2006 Energy Services database”), a survey which comprises nearly all U.S. utilities. The general industry data were obtained from Towers Perrin’s 2006 Executive Compensation Database, a survey of over 800 companies the majority of which are Fortune 1000 companies (the “2006 General Services database”). All of the survey data were aged to January 1, 2007 using a 3.75 % annual update factor. The data from both databases were adjusted to reflect how the data compare to companies of similar revenue size using regression analysis. For general management, including four of the named executive officers, and staff positions, equally blended energy industry and general industry data from these databases are used as the target market reflecting the broader talent market for these jobs and the fact that we operate in some diversified businesses. For utility-specific operating positions, including Mr. Aller, one of the named executive officers, energy industry data are used as the target market. Overall, Alliant Energy’s revenue is ranked between the median and the average revenue of the companies in the 2006 Energy Services database. We refer to this data of companies comparable to Alliant Energy used by our Compensation and Personnel Committee to determine appropriate levels of pay to our executive officers as the “peer group” throughout the following discussion.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit and perquisite programs), the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers within the peer group and we target each element of compensation to the median levels within the peer group. Total direct compensation of our executive officers includes a pay mix between base salary and incentive pay (both short-term and long-term) that is weighted such that targeted incentive pay accounts for 46-76% of total direct compensation based upon the median of the peer group and other individual factors relating to the position and performance. Mr. Harvey’s targeted incentive pay is at the 76% of total direct compensation level. In establishing the 2007 compensation reported, in the aggregate, our executives were paid base salaries 4% below market, target cash compensation 5% below market and total direct compensation 2% below market. The following table shows the breakdown for each of our named executive officers in 2007 of the total direct compensation pay mix.

Named Executive Officer	Title	Salary as a % of Total	MICP as a % of Total	Long Term Incentive as a % of Total
Harvey, William D.	Chairman & CEO	24.4%	23.2%	52.4%
Protsch, Eliot G.	Chief Financial Officer	32.8%	23.0%	44.2%
Swan, Barbara J.	President	36.4%	20.0%	43.6%
Aller, Thomas L.	Senior VP Energy Delivery	50.0%	20.0%	30.0%
Doyle, Dundeana K.	VP Strategy and Regulatory Affairs	54.1%	18.9%	27.0%

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration both changes in the market and performance against job expectations. Base salaries represent 24-54% of our executive officers’ total direct compensation.

The Committee generally seeks to set base salaries for all executive officers at approximately the 50th percentile of salaries for similar positions in the peer group. The Committee will also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her past and future expected performance. Adjustments may be made in base salaries to keep current with the peer group, to recognize outstanding individual performance or to recognize an increase in responsibility.

For 2007, aggregate base salaries for our executive officers were approximately 4% below the median of similarly situated executives at the peer group. Our below market positioning was due in part to comparatively recent promotions of several executives including Mr. Harvey into the chief executive officer role in July 2005. The Committee set his base salary at that time at $700,000, which was below the median base salary for chief executive officers at the peer group, in recognition of his recent promotion. When he became Chairman of the Board of Directors in February 2006, the Committee raised Mr. Harvey’s base salary to $750,000 in recognition of his additional responsibilities as Chairman. Mr. Harvey’s salary was adjusted by the Committee from $750,000 to $810,000 in 2007 based on a review of comparable chairman and chief executive officers within the peer group. The Committee adjusted base salaries in 2007 for our other named executive officers as reported in the Summary Compensation Table below based upon the review of market information on salaries within the peer group described in the Benchmarking section above. Each of the executive officers’ base salary increases were set to target their salaries to the median of similarly situated executive officers within the peer group with the exception of Mr. Harvey, whose salary was below median as discussed above. At the close of 2007, Mr. Harvey’s base salary was 22% below the peer group and 2% below the median of Towers Perrin’s 2007 Energy Services Industry Executive Compensation Database. We believe Mr. Harvey’s salary is competitive as it is near the median of the Energy Services database. In addition, Mr. Harvey’s incentive compensation elements are targeted to the median of the peer group, and are generally higher than the Energy Services database. This causes more emphasis on incentive pay for our CEO, and a stronger link between pay and performance.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is Alliant Energy’s short-term (annual) incentive plan. The MICP provides executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of company financial, strategic and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers. Our target MICP compensation represents 19–23% of our executive officers’ total direct compensation. This pay mix aligns with our desire to emphasize variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals and generally meets the median short-term incentive levels of the peer group.

The Committee seeks to set MICP opportunities at the median short-term incentive target levels, measured as a percentage of base salary, for comparable positions in the peer group. MICP targets in 2007 ranged from 95% of base salary for Mr. Harvey, 70% for Mr. Protsch, 55% for Ms. Swan, 40% for Mr. Aller and 35% for Ms. Doyle, to 35% of base salary for other executive officers. The maximum possible individual payout for all executive officers was two times the target percentage. This range aligns with our desire to emphasize variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals and is set to meet the median short-term incentive compensation levels of the peer group.

Individual performance goals are reviewed and established by the Committee to assist in the determination of individual awards under the MICP. Individual performance goals are derived from Alliant Energy’s strategic plan and from operational benchmarks that benefit our customers and employees. Our Committee believes that using our strategic plan to set individual performance goals aligns the executives’ incentive compensation with shareowner interests. Our Committee also believes that using operational benchmarks to set individual performance goals aligns the executives’ incentive compensation with customer interests.

Mr. Harvey’s performance goals for 2007 included financial goals of earnings per share from utility continuing operations of $2.32, Alliant Energy consolidated earnings per diluted share from continuing operations of $2.52, and achieving cash flows from operations at the utilities and Alliant Energy’s service company subsidiary of $500 million in aggregate. These financial goals were weighted at 60%. In addition, Mr. Harvey’s goals included monetization of IPL electric transmission assets, meeting certain regulatory milestones related to the proposed coal plants for us and IPL, meeting certain regulatory milestones related to the proposed wind farms of us and IPL, meeting milestones related to clean air compliance program and obtaining targeted savings from Lean Six Sigma and related process improvements. These goals, which are referred to as execution goals, were weighted at 25%. Mr. Harvey’s corporate well-being goals included achieving safety targets and employee and supplier diversity goals. Several targets were established for each of the safety and diversity goals and the Committee determined that the goals in each of the safety and diversity categories were to be graded on a pass/fail system whereby if one milestone for either safety or diversity were not met, then the whole category of safety or diversity could not be considered accomplished. The corporate well-being goals were weighted at 15%.

Mr. Harvey met all of his financial goals and nearly all of his execution goals. The IPL coal plant regulatory milestones, wind farm regulatory milestones and clean air compliance program milestones were partially, but not completely, met. In addition, both the safety and diversity corporate well-being goals while being partially met were not achieved based upon the pass/fail method established. The Committee took into consideration that all of the financial goals had been exceeded. In addition, the Committee recognized Mr. Harvey for his leadership in the successful divestiture of the IPL transmission assets; overcoming the challenges of two significant ice storms in the service territory of IPL; his management of executive talent; and significant progress in our and IPL’s new generation initiative. The Committee determined that Mr. Harvey met his goals at a level of 100%.

Mr. Protsch’s goals for 2007 included the same financial goals as Mr. Harvey. In addition, Mr. Protsch had the financial goal to complete Alliant Energy’s share repurchase program. These financial goals were weighted at 50%. Mr. Protsch also had execution goals of monetizing the IPL transmission assets, meeting certain regulatory milestones related to the proposed wind farms of us and IPL, meeting certain regulatory milestones related to Resources’ proposed sale of the Neenah Energy Facility from Resources to us, obtaining targeted savings from Lean Six Sigma and related process improvements, receiving an unqualified opinion on Alliant Energy’s internal control over financial reporting from external auditors and completing the sale of Resources’ assets in Mexico. These execution goals were weighted at 40%. In addition, Mr. Protsch had corporate well-being goals similar to Mr. Harvey’s, which were weighted at 10%.

Mr. Protsch met all of his financial goals. Mr. Protsch met all of his execution goals, except for two. The regulatory milestones for the Neenah Energy Facility were not met because we determined that it was beneficial for us to take a different regulatory strategy and concentrate on the approval of the sale in 2008. The regulatory milestones for our and IPL’s wind farms were partially met. Both the safety and diversity corporate well-being goals were not achieved based on the pass/fail method established. The Committee took into consideration that all of the financial goals had been exceeded including significant savings from the Company’s Lean Six Sigma program. In addition, the Committee recognized Mr. Protsch for his leadership in the successful divestiture of the IPL electric transmission assets; his oversight of our environmental consulting business which exceeded projections; and his performance on investor relations initiatives. The Committee determined that Mr. Protsch met his goals at a level of 100%.

Ms. Swan’s financial goals for 2007 included the same financial goals as Mr. Harvey. These financial goals were weighted at 50%. Ms. Swan also had execution goals including monetization of IPL electric transmission assets, meeting certain regulatory milestones related to the proposed coal plants for us and IPL, meeting certain regulatory milestones related to the proposed wind farms for us and IPL, obtaining targeted savings from Lean Six Sigma and related process improvements, completing the sale of Resources’ assets in Mexico and achieving changes to Wisconsin’s fuel cost recovery rules. These execution goals were weighted at 40%. Finally, Ms. Swan had corporate well-being goals similar to Mr. Harvey’s weighted at 10%.

Ms. Swan met all of her financial goals. Ms. Swan also met most of her execution goals; however, the IPL coal plant regulatory milestones, wind farm regulatory milestones and fuel cost rule revisions were partially, but not completely, met. Both the safety and diversity corporate well-being goals were not achieved based on the pass/fail method established. The Committee took into consideration that all of the financial goals had been exceeded. In addition, the Committee recognized Ms. Swan for her leadership in the successful divestiture of Resources’ assets in Mexico; the legal and regulatory support of the sale of the IPL electric transmission assets; and her performance as our president. The Committee determined that Ms. Swan met her goals at a level of 100%.

Mr. Aller’s financial goals for 2007 included the same financial goals as Mr. Harvey. In addition, Mr. Aller had financial goals related to the consumer products, fleet services and transportation divisions he oversees. These financial goals were weighted at 50%. Mr. Aller also had execution goals including monetization of IPL electric transmission assets, meeting certain regulatory milestones related to the proposed coal plants at IPL, meeting certain regulatory milestones related to the proposed wind farms for us and IPL, obtaining targeted savings from Lean Six Sigma and related process improvements, and goals to achieve specified customer service and reliability standards. These execution goals were weighted at 25%. In addition, Mr. Aller had corporate well-being goals similar to Mr. Harvey’s, which were weighted at 25%.

Mr. Aller met all of his financial goals. Mr. Aller also met most of his execution goals; however, the IPL coal plant regulatory milestones and wind farm regulatory milestones were partially, but not completely, met. In addition, one customer service standard was not met. The Committee determined that the customer service standard was not met due solely to the two winter storms in IPL’s utility service territory in 2007 which caused large and long service outages. The Committee gave consideration to Mr. Aller’s leadership through these significant weather events and the successful outcomes in restoring service to IPL’s customers. Both the safety and diversity corporate well-being goals were not achieved based on the pass/fail method established. The Committee also considered Mr. Aller’s support of the successful sale of the IPL electric transmission assets; his service as an executive sponsor for the successful supplier diversity and minority/women owned procurement initiatives; and his performance as the president of IPL. The Committee determined that Mr. Aller met his goals at a level of 100%.

Ms. Doyle’s financial goals for 2007 included achieving earnings per diluted share from utility continuing operations of $2.32, achieving cash flow of $500 million, and meeting a performance target related to gas asset optimization. These financial goals were weighted at 40%. Ms. Doyle’s execution goals included monetization of IPL electric transmission assets, meeting certain regulatory milestones related to the proposed coal plants for us and IPL, meeting certain regulatory milestones related to the proposed wind farms for us and IPL, meeting milestones related to the utilities’ clean air compliance program, meeting certain regulatory milestones related to Resources’ proposed sale of the Neenah Energy Facility from Resources to us, meeting certain regulatory milestones related to our base rate case, meeting certain regulatory milestones related to the FERC wholesale rate case, meeting certain milestones related to a comprehensive energy efficiency strategy, and obtaining targeted savings from Lean Six Sigma and related process improvements. These execution goals were weighted at 50%. Finally, Ms. Doyle had corporate well-being goals similar to Mr. Harvey’s weighted at 10%.

Ms. Doyle met all of her financial goals. Ms. Doyle also met most of her execution goals; however, the IPL coal plant regulatory milestones, wind farm regulatory milestones and clean air compliance milestones were partially, but not completely, met. The regulatory milestones for the Neenah Energy Facility were not met because we determined that it was beneficial for us to take a different regulatory strategy and concentrate on approval of the sale in 2008. In addition, both the safety and diversity corporate well-being goals were not achieved due to the pass/fail method established. In addition, the comprehensive energy efficiency strategy was only partially met. The Committee gave consideration to the changing regulatory landscape related to energy efficiency that made this goal substantially difficult to fully achieve in 2007. The Committee also gave consideration to Ms. Doyle’s strong regulatory support for the IPL electric transmission asset sale; her regulatory outcome achievements including the WPL wholesale rate case; and her responsibilities to facilitate strategic planning for the Company. The Committee determined that Ms. Doyle met her goals at a level of 107%.

To establish the performance goals under the MICP, the Committee is presented with significant corporate goals for evaluation in conjunction with the establishment of individual performance goals for the chief executive officer and the other named executive officers. The Alliant Energy strategic planning department is also responsible for initial drafting of the performance goals, which is done to ensure that the individual performance goals are closely aligned with the overall Alliant Energy strategic plan. The chief executive officer provides recommendations to the Committee in reference to the applicable performance goals that should be implemented for each of the named executive officers (other than for himself) depending on the strategic and functional responsibility of these officers. The chief executive officer is afforded discretion on the implementation of the performance goals for the other executive officers to keep continuity between the goals of the chief executive officer and those of the other executive officers. The Committee ultimately approves all of the individual performance goals of all of the executive officers. The goals are weighted. Individual performance goals are designed to be achievable but substantially challenging.

Incentives are paid from a pool of funds established for MICP payments. The Committee establishes threshold Alliant Energy company-wide goals, which determine the funding level of an incentive pool. Diluted earnings per share from continuing operations of the utilities determines the funding level of 85% of the incentive pool. For 2007, the threshold utility earnings per share was $2.32, which was the midpoint of utility earnings per share guidance provided at the beginning of 2007. If the earnings per share target is not met, then no incentives are paid under the MICP. Cash flow from Alliant Energy’s utilities and its services company subsidiary, Alliant Energy Corporate Services, Inc., determines the funding level for 15% of the incentive pool. The cash flow target for 2007 was $500 million and the level of cash flow achieved was $506 million. If the cash flow target is not met, the Committee is not required to fund the 15% of the incentive pool represented by cash flow. The Committee determined that the company-wide goals were achieved at 88% of target, based on the cash flow target being met and the utility earnings per share of $2.33 (excluding the gain on the sale of IPL’s electric transmission assets).

The level of individual performance as compared to the individual performance goals is factored into individual award amounts after the pool has been funded. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about achievement of performance goals by the chief executive officer. Achievement of performance goals for the other executive officers is judged by the chief executive officer or the executive to whom the executive officer reports, in consultation with the Committee. The amount of the MICP payments reported in the Summary Compensation Table below were calculated by multiplying the company-wide achievement percentage with the individual achievement percentage, and multiplying that amount by the target incentive compensation set by the Committee in February 2007.

Long-Term Incentives

Alliant Energy awards long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. We believe long-term incentive compensation aligns executives’ interests with those of Alliant Energy’s shareowners by compensating executive officers for long-term achievement of financial goals. Long-term incentive compensation takes the form of equity awards granted under the Alliant Energy 2002 Equity Incentive Plan. Long-term incentive compensation is targeted at 27-52% of our executive officers’ total direct compensation and, along with the MICP, further emphasizes variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals.

Alliant Energy determines the value of long-term incentive amounts by benchmarking to the median value of long-term incentives paid by the peer group assessing the individual performance of the executive officer and assessing internal equity among the executives. Based on these factors, the Committee approved, as a percentage of base salary, the following values of the long-term incentives awarded to the executives for 2007: 215% for Mr. Harvey, 135% for Mr. Protsch, 120% for Ms. Swan, 60% for Mr. Aller and 50% for Ms. Doyle. These targets were set to the median of long-term incentive compensation targets at the peer group. We grant the number of shares necessary to reach that dollar value based on the fair market value of Alliant Energy’s share price on the grant date.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe these two types of long-term equity awards provide incentives for our executive officers to produce value for Alliant Energy’s shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock granted in 2007 vests if Alliant Energy’s earnings per share achieves 5% compounded year-over-year growth, which rewards absolute long-term growth. Performance shares vest and pay-out at varying levels depending on Alliant Energy’s total shareowner return as compared to the S&P Mid-Cap Utilities index, which rewards long-term relative total shareowner return. The Committee granted long-term equity awards in 2007 consisting of 50% performance contingent restricted stock and 50% performance shares.

The Committee approves the value of the long-term equity awards prior to the grant date. The grant date of the awards made to our executive officers is the first business day of the year, which maximizes the time period for the incentives associated with the awards. The grant price used for accounting purposes is fair market value of Alliant Energy’s common stock on the grant date.

The Committee made two changes to the performance contingent restricted stock granted to executive officers in 2008. First, the Committee changed the performance criteria from Alliant Energy earnings per share to Alliant Energy net income from continuing operations. The change to net income was made to mitigate volatility in earnings per share that can be caused by increasing or decreasing the number of shares outstanding; because net income is used in corporate planning; it incorporates taxes, depreciation and amortization; it accounts for growth; and it captures operation and management expense efficiency. Second, the Committee increased the growth rate of net income that must be earned for the performance criteria to be met from 5% to 6% compounded year over year growth. The Committee believes that the increase better aligns management’s interests with the high expected growth in earnings during the new generation build-out period.

The payout of performance shares granted in 2007 is based on Alliant Energy’s total shareowner return over three years. Performance shares will provide a 100% payout, or target payout, if Alliant Energy’s relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The S&P Midcap Utilities Index was the peer group used for the 2007 grants of performance shares.

Performance share payouts are capped at 200% of the target payout if Alliant Energy’s total shareowner return is at or above the 90th percentile of the total shareowner return of the S&P Midcap Utilities Index. The payout would be 50% of the target payout if Alliant Energy’s total shareowner return was in the 40th percentile of the total shareowner return of the S&P Midcap Utilities Index. There would be no payout if Alliant Energy’s total shareowner return fell below the 40th percentile of the S&P Midcap Utilities Index. Performance shares allow the executive to receive a payment in shares of Alliant Energy common stock, cash, or a combination of Alliant Energy common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. If the executive chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of Alliant Energy shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

In 2008, the Committee determined that Alliant Energy achieved the performance levels for the performance shares granted in 2005. Alliant Energy’s relative total shareowner return performance for the three years ended Dec. 31, 2007 was at the

72nd percentile. Due to the total shareowner return goal being achieved, Alliant Energy had a performance share payout of 155% of target for the 2005 grant. Also in 2008, following the confirmation from Alliant Energy’s audited financial statements, the Committee determined that the performance contingent restricted stock granted in 2006 vested due to the successful achievement of Alliant Energy’s long-term goal of earnings per share growth after two years. Alliant Energy’s 2006 diluted earnings per share growth goal was $2.68. Alliant Energy’s earnings per share from continuing operations for the year ended Dec. 31, 2007 was $2.68 (excluding the gain on the sale of IPL’s electric transmission assets).

The vesting of the performance contingent restricted stock granted in 2007 is based on Alliant Energy’s earnings per share growth using Alliant Energy’s final earnings per share from 2006 as the base, which was adjusted to remove the gain on the sale of Resources’ New Zealand assets, debt retirement charges and foreign exchange losses in New Zealand as these were non-recurring events. The base Alliant Energy adjusted earnings per share was $2.20. The performance contingent restricted stock granted in 2007 vests if Alliant Energy achieves earnings per share growth of 16% from 2006, within a four year period. The target earnings per share is $2.55. In no case may the restricted stock vest earlier than two years from the grant date, and all shares will be forfeited if the earnings per share target is not met at the end of the four-year period.

Alliant Energy no longer grants stock options as incentive compensation. Alliant Energy determined that performance contingent restricted stock and performance shares provide equally motivating forms of equity incentive compensation and reduce potential dilution of its shareowners because fewer shares need be granted. Alliant Energy’s last stock options were granted in 2004 and expire in 2014.

Other Benefits

Alliant Energy also offers benefit programs to our executive officers with a focus towards their retirement consistent with those of the peer group. These programs include 401(k), deferred compensation and pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. We apply the same peer group benchmarking approach in designing these programs in that we benchmark to median levels of benefit and design elements. The Committee reviews benefit programs on an annual basis to determine effectiveness and identify any necessary changes. The retirement-related benefit plans were all reviewed during 2007 by the Committee with several changes implemented. A brief description of the plans with associated changes follows.

401(k) Savings Plan

All of our salaried employees, including our executive officers, are eligible to participate in Alliant Energy’s 401(k) Plan. We match $0.50 on each dollar for the first 6% of compensation deferred by the employee up to the IRS maximum. After Aug. 1, 2008, we plan to enhance benefits under the 401(k) Plan to offset a freeze of the Alliant Energy Cash Balance Pension Plan. See: “Pension Benefits” below for more information.

Alliant Energy Deferred Compensation Plan

The Alliant Energy Deferred Compensation Plan, or AEDCP, enables participants to defer up to 100% of base salary and annual incentive awards on a pre-tax basis and to receive earnings on the deferrals until the date of distribution. The AEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of common stock identified as obligations under the AEDCP are held in a rabbi trust. Alliant Energy offers the AEDCP as part of the executives’ competitive compensation package to permit executives to take advantage of the tax code in saving for their retirement. Alliant Energy believes the AEDCP is in line with offerings from the peer group. In 2007, we modified the Alliant Energy Key Employee Deferred Compensation Plan, or KEDCP, to comply with Section 409A regulations issued by the IRS and consolidated several of our existing plans into the AEDCP. The AEDCP became effective on Jan. 1, 2008. The new plan includes different investment options and different distribution rights. Because the changes to the new plan substantially alter the investment decision of participants in the plan, the Committee approved a one-time, transition year opportunity to allow participants to diversify their investments in the plan and/or elect a distribution from their accounts under their existing plans. See “Nonqualified Deferred Compensation” below for more information regarding the KEDCP.

Cash Balance Pension Plan

Certain of our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. Alliant Energy believes the terms of the plan are consistent with benefits that have been provided by others in the peer group. Future accruals to the Cash Balance Pension Plan will be frozen for participants effective Aug. 1, 2008. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan.

Supplemental Executive Retirement Plan

Our executives who are vice presidents or above, including our named executive officers, participate in Alliant Energy’s unfunded Supplemental Executive Retirement Plan, or SERP. Alliant Energy provides the SERP as an incentive for key executives to remain in our service by providing additional retirement compensation that is payable only if the executive remains with us until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Messrs. Harvey and Protsch and Ms. Swan, receive individually owned life insurance policies. Alliant Energy pays the premiums for this insurance and these payments are taxable to the individual officers. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

Alliant Energy provides our officers, including our named executive officers, with a Flexible Perquisite Program. The program provides a specified amount of funds to our executives to use for benefits, including an annual fixed automobile allowance, financial planning and legal services, a variety of club memberships and long-term care insurance. The Committee reviews this program on an annual basis as part of our total compensation offering to determine its merits and the use of similar programs by the peer group. The last review took place at our December 2007 Committee meeting where Towers Perrin provided an update on market trends for these programs. While it was noted that approximately 20% of the Fortune 200 were considering changes, the Committee determined that the Flexible Perquisite Program continued to be comparable to continuing programs broadly found in the market and should continue as a component of total executive compensation. The Committee set the Flexible Perquisite Program funding amounts at $26,000 for Mr. Harvey, $20,000 for Mr. Protsch, $17,500 for Ms. Swan, $14,000 for Mr. Aller and $11,000 for Ms. Doyle based upon data from the market. Our executive officers are also eligible for moderately more generous health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefit programs than the balance of our non-bargaining unit employees.

Post-Termination Compensation

KEESAs

Alliant Energy currently has in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of Alliant Energy so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of our company and Alliant Energy and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are triggered if, within a period of up to three years after a change in control for Mr. Harvey, Mr. Protsch or Ms. Swan and two years for Mr. Aller or Ms. Doyle, there has occurred both a change in control and loss of employment, causing KEESA benefits to be subject to a “double trigger.” The cash termination benefit under the KEESA is up to three times base salary and target bonus for Mr. Harvey, Mr. Protsch and Ms. Swan and two times base salary and target bonus for Mr. Aller and Ms. Doyle.

The KEESAs for Mr. Aller and Ms. Doyle provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which we may pay without loss of deduction under the Code. The KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if any payments constitute an excess parachute payment, Alliant Energy will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment.

We believe the level of the benefits provided by the KEESAs to each executive officer reflects the amount of work that would be required of them during a change in control transaction as well as the amount of lost opportunities they would be asked to forego to assist the change in control transaction rather than seek future employment. Top executives are required to put forth greater effort to ensure a smooth change in control of a company and we believe that it would take a longer time for them to find comparable employment based on their attained career status. The elevated positions held by Messrs. Harvey and Protsch and Ms. Swan cause us to believe that this analysis is especially true for them. Therefore, they receive the highest benefit level and a tax-gross up. We believe the benefits provided in the KEESA to our executive officers are comparable with industry practice.

In consideration of the KEESA benefits, the executive agrees not to compete with Alliant Energy for a period of one year after the executive leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves Alliant Energy. Both of these conditions can be waived in writing by Alliant Energy’s board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by Alliant Energy. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions that are no longer necessary. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for a minimum level of severance equal to one times base salary, payment of pro-rated incentive compensation within the discretion of the chief executive officer, up to 18 months of paid COBRA coverage, outplacement services and/or tuition reimbursement of up to $10,000, and access to Alliant Energy’s employee assistance program. All executive officer severance packages are approved by the Committee. We believe our executive severance plan is consistent with plans throughout the industry.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements

We no longer have any employment agreements with our executive officers.

Share Ownership Guidelines

Alliant Energy established share ownership guidelines for our executive officers as a way to better align the financial interests of officers with those of shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares of Alliant Energy common stock for Mr. Harvey, 36,000 shares for Mr. Protsch and Ms. Swan and 12,000 shares for Mr. Aller and Ms. Doyle. The executive officers are expected to make continuing progress toward compliance with these guidelines and achieve their designated levels within five years of being appointed as an officer. We monitor each officer’s progression towards achievement of these guidelines on a semi-annual basis.

The share ownership guidelines have an impact upon the payout of awards for our performance shares. If executives have not yet met their share ownership level, they are required to receive at least 50% of any performance share payout made upon the vesting of the performance shares in shares of Alliant Energy common stock. In addition, once the performance or time-based restrictions lapse on shares of performance contingent or time-based restricted stock, these shares are counted towards achievement of share ownership guidelines. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our named executive officers have met their share ownership guidelines. Their share holdings are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. All equity compensation plans are accounted for under FAS123(R).

At this time, plan compliance under Internal Revenue Code Section 409A has been extended to Dec. 31, 2008. We have engaged outside legal counsel to assist in amending our executive compensation plans for impending changes as a result of Section 409A. Plan reviews are in progress and we expect all necessary plan modifications required for compliance to be recommended to the Committee for approval and implementation effective by the compliance deadline.

The Public Service Commission of Wisconsin recently allowed us to recover from customers portions of our incentive compensation payments attributable to customer service and reliability goals. We have structured our compensation program to participate in this allowed recovery.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. Based on this information, the Committee is able to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation and Discussion and Analysis with our Audit Committee and our management. Based on the Committee’s reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2007, for filing with the SEC.

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for our executive officers. In addition, the Committee believes that the short- and long-term performance incentives effectively align the interests of executive officers and shareowners toward a successful future for our company.

COMPENSATION AND PERSONNEL COMMITTEE

Singleton B. McAllister (Chairperson)

Michael L. Bennett

Darryl B. Hazel

Dean C. Oestreich

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer and our next three highest paid executive officers for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries in 2007 and 2006. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman and Chief Executive Officer	2007	$811,962	$0	$2,794,112	$0	$677,160	$3,844,938	$226,340	$8,354,512
	2006	$745,192	$151,875	$2,398,279	$32,148	$860,625	$ 689,334	$162,962	$5,040,415
Eliot G. Protsch Chief Financial Officer	2007	$477,427	$0	$1,170,638	$0	$293,216	$1,757,578	$108,774	$3,807,633
	2006	$454,519	$65,213	$1,263,614	$17,856	$369,540	$ 191,983	$109,941	$2,472,666
Barbara J. Swan President	2007	$362,081	$0	$697,271	$0	$174,724	$ 245,478	$ 63,289	$1,542,843
	2006	$342,116	$36,872	$821,333	$13,816	$208,941	$ 123,800	$ 57,299	$1,604,177
Thomas L. Aller Senior Vice President Energy Delivery	2007	$258,346	$0	$304,690	$0	$ 90,640	$ 152,628	$ 31,199	$837,503
	2006	$249,523	$23,625	$458,293	$9,356	$133,875	$ 188,916	$ 28,179	$1,091,767
Dundeana K. Doyle Vice President Strategy and Regulatory Affairs	2007	$236,696	$0	$229,758	$0	$ 77,776	$ 91,558	$ 33,206	$668,994
	2006	$223,567	$17,719	$291,426	$4,638	$100,406	$ 65,785	$ 38,118	$741,659

(1)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of Alliant Energy common stock acquired by the named executive officers in our Key Employee Deferred Compensation Plan Stock Account: In 2006, for Mr. Harvey, $7,442 or 217 shares.

(2)

The amounts in this column represent the difference between the amounts the named executive officers received under the Alliant Energy MICP for 2006 as a result of the waiver by the Compensation and Personnel Committee of the cash flow performance measure and what the amounts received under the MICP for 2006 would have been without the waiver.

(3)

The amounts in this column reflect the dollar amount Alliant Energy recognized for financial statement reporting purposes for the fiscal years ended Dec. 31, 2006 and 2007, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to Alliant Energy’s 2002 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 6(b) to Alliant Energy’s audited financial statements for the fiscal year ended Dec. 31, 2007 included in Alliant Energy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 28, 2008.

(4)

The amounts in this column reflect the dollar amount Alliant Energy recognized for financial statement reporting purposes for the fiscal years ended Dec. 31, 2006 and 2007, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to Alliant Energy’s 2002 Equity Incentive Plan and thus include amounts from awards granted prior to 2007. Assumptions used in the calculation of these amounts are included in Note 6(b) to Alliant Energy’s audited financial statements for the fiscal year ended Dec. 31, 2006 included in Alliant Energy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(5)	The amounts in this column represent cash amounts received by the executive officers under Alliant Energy’s MICP for services performed in 2006 and 2007 that were paid in 2007 and 2008, respectively.

(6)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by Alliant Energy determined using the assumptions set forth in footnote (1) to the Pension Benefits table below, which may include amounts the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on non-qualified deferred compensation. The above market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2007 (8.25%) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.68%). The following represents the breakdown for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $3,807,000/$37,938; Mr. Protsch, $1,720,000/$37,578; Ms. Swan, $242,000/$3,478; Mr. Aller, $151,000/$1,628; and Ms. Doyle, $86,000/$5,558.

(7)	The table below shows the components of the compensation reflected under this column for 2007:

Name	Perquisites and Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total
William D. Harvey	$16,366	$11,682	$64,524	$28,807	$104,961	$226,340
Eliot G. Protsch	$19,366	$10,037	$28,595	$ 5,577	$ 45,199	$108,774
Barbara J. Swan	$20,866	$ 6,750	$13,473	$ 8,356	$ 13,844	$63,289
Thomas L. Aller	$18,259	$ 6,750	$ 627	$ 0	$ 5,563	$31,199
Dundeana K. Doyle	$ 5,713	$ 6,750	$ 9,976	$ 6,647	$ 4,120	$33,206

(a)	Consists of allowance pursuant to Alliant Energy’s Flexible Perquisite Program that may be utilized for automobile allowance; financial planning and legal services; club memberships; and premiums for additional long-term disability coverage. This amount also includes Alliant Energy contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan.
(i)	For Mr. Harvey, $12,000 of his perquisite allowance was for automobile allowance.
(ii)	No other named executive officer had a single perquisite item in excess of $10,000.
(b)	Matching contributions to Alliant Energy’s 401(k) Savings Plan and Key Employee Deferred Compensation Plan.
(c)	All life insurance premiums.
(d)	Tax reimbursements for split and reverse dollar life insurance and, in the case of Mr. Harvey only, financial planning and legal services.
(e)	Dividends earned in 2007 on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that Alliant Energy granted to our named executive officers in 2007.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock Awards(5)
Name	Grant Date	Committee Approval Date	Threshold ($) 20%	Target ($) 100%	Maximum ($) 200%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%
William D. Harvey	1/3/2007(2)	12/5/2006				11,491	22,981	45,962	$870,750
	1/3/2007(3)	12/5/2006					22,981		$870,750
		2/6/2007	$153,900	$769,500	$1,539,000
Eliot G. Protsch	1/3/2007(2)	12/5/2006				4,240	8,480	16,960	$321,307
	1/3/2007(3)	12/5/2006					8,480		$321,307
		2/6/2007	$ 66,640	$333,200	$ 666,400
Barbara J. Swan	1/3/2007(2)	12/5/2006				2,859	5,717	11,434	$216,617
	1/3/2007(3)	12/5/2006					5,717		$216,617
		2/6/2007	$ 39,710	$198,550	$ 397,100
Thomas L. Aller	1/3/2007(2)	12/5/2006				1,020	2,039	4,078	$ 77,258
	1/3/2007(3)	12/5/2006					2,039		$ 77,258
		2/6/2007	$ 20,600	$103,000	$ 206,000
Dundeana K. Doyle	1/3/2007(2)	12/5/2006				779	1,557	3,114	$ 58,995
	1/3/2007(3)	12/5/2006					1,557		$ 58,995
		2/6/2007	$ 16,520	$ 82,600	$ 165,200

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under Alliant Energy’s MICP for 2007 as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. Payments earned for 2007 under the MICP are shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table above.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares of Alliant Energy’s common stock that Alliant Energy awarded in 2007 to the named executive officers under the Alliant Energy 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

Represents the number of shares of Alliant Energy’s performance contingent restricted stock that Alliant Energy awarded in 2007 to the named executive officers under the 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.”

(4)	Performance contingent restricted stock awards granted in 2007 accumulate dividends on the same basis as shares of Alliant Energy’s common stock.

(5)	The grant date fair value of each equity award was computed in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding Alliant Energy stock option awards and unvested stock awards held by our named executive officers on Dec. 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)

William D. Harvey	21,798		$31.54	1/2/2011
	11,258		$25.93	2/9/2014
					37,874	$1,541,093			(4a)
							15,561	$633,177	(5)
							22,692	$923,337	(6)
							31,931	$1,299,272	(7)
							23,695	$964,150	(8)
							22,981	$935,097	(9)
Eliot G. Protsch					18,937	$770,547			(4b)
							9,509	$386,921	(5)
							8,604	$350,097	(6)
							11,300	$459,797	(7)
							8,744	$355,793	(8)
							8,480	$345,051	(9)
Barbara J. Swan							6,669	$271,362	(5)
							5,219	$212,361	(6)
							7,344	$298,827	(7)
							5,895	$239,868	(8)
							5,717	$232,625	(9)
Thomas L. Aller	13,255		$29.88	6/1/2009
	14,307		$28.59	1/19/2010
	12,229		$31.54	1/2/2011
	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	18,767		$24.90	1/2/2014
	2,887		$25.93	2/9/2014
							3,458	$140,706	(5)
							2,363	$96,150	(6)
							3,104	$126,302	(7)
							2,102	$85,530	(8)
							2,039	$82,967	(9)
Dundeana K. Doyle							2,593	$105,509	(5)
							1,702	$69,254	(6)
							2,394	$97,412	(7)
							1,605	$65,307	(8)
							1,557	$63,354	(9)

(1)	The exercise price for all stock option grants is the fair market value of Alliant Energy’s common stock on the date of grant.

(2)	The value of unvested shares is calculated by using the closing price of Alliant Energy’s common stock of $40.69 on Dec. 31, 2007.

(3)

This column reports dollar amounts that would be received for the Alliant Energy’s equity awards based upon the executive’s achievement at the target performance level, plus dividends accumulated on the performance contingent restricted stock.

(4a)	Time-based restricted stock granted on July 11, 2005. The shares vest 20%/40%/40% per year in 3rd/4th/5th years.

(4b)	Time-based restricted stock granted on July 11, 2005. The shares vest 20%/30%/50% per year in 3rd/4th/5th years.

(5)	Performance shares granted on Jan. 3, 2005. Vesting occurs if the performance criterion is met in 3 years.

(6)	Performance contingent restricted stock granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(7)	Performance shares granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 3 years.

(8)	Performance contingent restricted stock granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(9)	Performance shares granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 3 years.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the Alliant Energy stock options exercised by our named executive officers in 2007 and Alliant Energy stock awards vested for the named executive officers during 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

William D. Harvey	115,480	$1,967,468	Time-Based Restricted Stock	4,319	$157,859
			Performance Shares	24,120	$985,061
			Performance Contingent Restricted Stock	22,912	$805,481

Eliot G. Protsch	114,212	$1,757,959	Time-Based Restricted Stock	4,319	$157,859
			Performance Shares	14,739	$601,941
			Performance Contingent Restricted Stock	8,688	$305,423

Barbara J. Swan	118,009	$1,346,393	Time-Based Restricted Stock	4,319	$157,859
			Performance Shares	10,337	$422,163
			Performance Contingent Restricted Stock	5,270	$185,252

Thomas L. Aller	10,063	$111,276	Performance Shares	5,360	$218,902
			Performance Contingent Restricted Stock	2,386	$83,885

Dundeana K. Doyle	47,889	$628,213	Performance Shares	4,019	$164,136
			Performance Contingent Restricted Stock	1,719	$60,426

(1)

Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of Alliant Energy’s common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated (i) by multiplying the number of shares of time-based restricted stock which vested for Messrs. Protsch, Harvey and Ms. Swan on Jan. 30, 2007 with a market price of Alliant Energy’s common stock of $36.55; (ii) by multiplying the vested number of the 2005 performance shares by the market price of Alliant Energy’s common stock on Jan. 2, 2008 of $40.49, plus dividend equivalents on such shares; and (iii) by multiplying the number of vested shares of the 2006 performance contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the market price of Alliant Energy’s common stock on Feb. 29, 2008 of $35.155.

(3)

Executive officers receiving a payout of their performance shares awarded in 2005 for the performance period ending Dec. 31, 2007 could elect to receive their award in cash, in shares of Alliant Energy common stock, or partially in cash and partially in Alliant Energy common stock. All of the named executive officers elected to receive their awards 100% in cash.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2007 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Unfunded Excess Plan and the Supplemental Executive Retirement Plan, which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2007 ($)
William D. Harvey	Cash Balance Plan	20.2	$596,000	$0
	Excess Plan	20.2	$1,449,000	$0
	SERP	20.2	$5,200,000	$0
		Total	$7,245,000	$0
Eliot G. Protsch	Cash Balance Plan	27.9	$626,000	$0
	Excess Plan	27.9	$739,000	$0
	SERP	27.9	$3,260,000	$0
		Total	$4,625,000	$0
Barbara J. Swan	Cash Balance Plan	18.8	$496,000	$0
	Excess Plan	18.8	$308,000	$0
	SERP	18.8	$2,317,000	$0
		Total	$3,121,000	$0
Thomas L. Aller	Cash Balance Plan	14.3	$139,000	$0
	Excess Plan	14.3	$18,000	$0
	SERP	14.3	$1,475,000	$0
		Total	$1,632,000	$0
Dundeana K. Doyle	Cash Balance Plan	22.8	$318,000	$0
	Excess Plan	22.8	$13,000	$0
	SERP	22.8	$379,000	$0
		Total	$710,000	$0

(1)

The actuarial values of the accumulated plan benefits were calculated using the unit credit valuation method and the following assumptions, among others: that the participant retires at age 62; that the benefit calculation date is Sept. 30, 2007, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 6.20% (compared to 5.85% as of Sept. 30, 2006); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 6-year projection; that the form of payment is 70% lump sum and 30% annuity; and for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date.

Alliant Energy Cash Balance Pension Plan — Our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that Alliant Energy maintains. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued until Aug. 1, 2008 if they do not elect to commence benefits before the age of 55.

All of our named executive officers participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions, the benefits for all of our named executive officers, with the exception of Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below. Future pension plan accruals will cease as of Aug. 1, 2008. This “freeze” will apply to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Thereafter, active participants will receive enhanced benefits under our 401(k) Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas for us provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this formula are Messrs. Harvey and Protsch and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Mr. Harvey and Ms. Swan are eligible for early retirement because they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the regular Pension Plan formula is expected to apply to him.

The benefit formula for Ms. Doyle for service until the Aug. 1, 2008 freeze date is generally the benefit she had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table, with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Unfunded Excess Plan — Alliant Energy maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Executive Retirement Plan — Alliant Energy maintains an unfunded Supplemental Executive Retirement Plan, or SERP, to provide incentive for key executives to remain in Alliant Energy’s service by providing additional compensation that is payable only if the executive remains with Alliant Energy until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee.

For Messrs. Harvey and Protsch and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Mr. Harvey and Ms. Swan are currently eligible to elect early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with us after April 21, 1998. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or for the lifetime of the participant.

For Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of up to 10 years, or in monthly installments for 18 years.

For Ms. Doyle, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or in monthly installments for 18 years.

For Messrs. Harvey and Protsch and Ms. Swan, if the lifetime benefit is selected, and for Mr. Aller and Ms. Doyle, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by Alliant Energy, payable for the remainder of the 12 year period. For Messrs. Harvey and Protsch and Mses. Swan and Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information for each of our named executive officers with respect to the Alliant Energy Key Employee Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2007 ($)(1)	Registrant Contributions in 2007 ($)(2)	Aggregate Earnings in 2007 ($)(3)	Aggregate Balance as of December 31, 2007 ($)

William D. Harvey	$ 0	$4,932	$265,588	$3,135,671

Eliot G. Protsch	$ 4,752	$3,287	$255,049	$3,034,128

Barbara J. Swan	$10,812	$ 0	$106,637	$1,122,409

Thomas L. Aller	$ 0	$ 0	$ 34,095	$ 362,024

Dundeana K. Doyle	$ 0	$ 0	$ 41,663	$ 434,503

(1)	The amounts reported are also reported under the “Salary” heading in the Summary Compensation Table.

(2)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(3)

The following portions of the amounts reported in this column, which represent above-market interest on deferred compensation, are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2006: Mr. Harvey–$21,609, Mr. Protsch–$21,279, Ms. Swan–$1,824, Mr. Aller–$927 and Ms. Doyle–$5,269. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2006 (7.25%) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.68%). Pursuant to the terms of the Plan, these payments were credited to the participants’ Plan accounts in 2007.

Prior to 2008, Alliant Energy maintained a Key Employee Deferred Compensation Plan, or KEDCP, under which participants, including our named executive officers, were able to defer up to 100% of base salary and annual incentive compensation. Participants who made the maximum allowed contribution to our 401(k) plan could receive an additional credit to the KEDCP. The credit was equal to 50% of the lesser of (a) the amount contributed to Alliant Energy’s 401(k) plan plus the amount deferred under the KEDCP or (b) 6% of base salary reduced by the amount of any matching contributions in our 401(k) plan. The participant could elect to have his or her deferrals credited to an Interest Account or an Alliant Energy Stock Account. Deferrals and matching contributions to the Interest Account received an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the Alliant Energy Stock Account were treated as though invested in Alliant Energy common stock and were credited with dividend equivalents, which were treated as if reinvested. The shares of Alliant Energy common stock identified as obligations under the KEDCP are held in a rabbi trust. Payments from the KEDCP could be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Participants were selected by the chief executive officer of Alliant Energy. Messrs. Harvey, Protsch and Aller, and Mses. Swan and Doyle were participants in the KEDCP.

Effective Jan. 1, 2008, Alliant Energy adopted a new Alliant Energy Deferred Compensation Plan, or AEDCP, which consolidated several non-qualified deferred compensation plans, including the KEDCP, and which complies with Section 409A of the Internal Revenue Code. Under the AEDCP, participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to Alliant Energy’s 401(k) plan may receive an additional credit to the AEDCP. The credit made in January 2008 was equal to 50% of (a), minus (b), where:

(a) is the lesser of:

(i) the sum of the amounts (if any) contributed by the participant to the Alliant Energy 401(k) Plan during

2007 which were eligible for matching contributions under the Alliant Energy 401(k) Plan, plus the amounts deferred by the participant during 2007 under the KEDCP; or

(ii) 6% of the Participant’s base salary for 2007; and

(b) is the amount of any matching contributions that were made to the Alliant Energy 401(k) Plan on behalf of the Participant for 2007.

The credit made in January 2009 and later will be equal to 50% of (c), minus (d), where:

(c) equals the lesser of (i) 8% of base salary for the Plan Year (except that for the credit to be made in early 2009 based on 2008 compensation, such amount shall be the sum of 6% of base salary for the period Jan. 1 through July 31, 2008 plus 8% of base salary for Aug. 1 through Dec. 31, 2008), or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy 401(k) Plan during the applicable year that were eligible for matching contributions under the Alliant Energy 401(k) Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and

(d) equals the amount of any matching contributions under the Alliant Energy 401(k) Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account or an Alliant Energy Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to the Alliant Energy Stock Account are treated as though invested in our common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by the chief executive officer of Alliant Energy. Messrs. Harvey, Protsch and Aller, and Mses. Swan and Doyle are participants in the AEDCP.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of Alliant Energy. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the tables below assuming that the termination and/or change in control of Alliant Energy occurred at Dec. 31, 2007 and that Alliant Energy’s common stock is valued at $40.69, which was the closing market price for Alliant Energy’s common stock on Dec. 31, 2007. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change in Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$810,000	$—	$5,467,500	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$4,788	$—	$222,301	$—
Lump Sum SERP	$—	$—	$—	$—	$1,010,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$1,541,093	$1,541,093	$1,541,093	$1,541,093	$1,541,093	$1,541,093
Unearned Performance Contingent Restricted Stock	$1,405,412	$1,405,412	$1,405,412	$1,405,412	$1,405,412	$1,405,412
Unearned Performance Shares	$1,173,903	$1,173,903	$1,173,903	$1,173,903	$1,173,903	$1,173,903
Outplacement Services	$—	$—	$10,000	$—	$81,000	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$4,960,874	$1,266,961
Life Insurance Proceeds	$2,253,545	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$6,373,953	$4,120,408	$4,945,196	$4,120,408	$15,887,083	$5,387,369

Eliot G. Protsch	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$476,000	$—	$2,732,259	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$7,395	$—	$130,152	$—
Lump Sum SERP	$—	$—	$—	$—	$4,313,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$770,547	$770,547	$770,547	$770,547	$770,547	$770,547
Unearned Performance Contingent Restricted Stock	$527,993	$527,993	$527,993	$527,993	$527,993	$527,993
Unearned Performance Shares	$420,111	$420,111	$420,111	$420,111	$420,111	$420,111
Outplacement Services	$—	$—	$10,000	$—	$47,600	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$2,892,870	$—
Life Insurance Proceeds	$1,625,281	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$3,343,932	$1,718,651	$2,212,046	$1,718,651	$11,859,532	$1,718,651

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payments
Cash Termination Payment	$—	$—	$361,000	$—	$1,820,439	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$7,395	$—	$84,786	$—
Lump Sum SERP	$—	$—	$—	$—	$701,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$332,315	$332,315	$332,315	$332,315	$332,315	$332,315
Unearned Performance Shares	$275,808	$275,808	$275,808	$275,808	$275,808	$275,808
Outplacement Services	$—	$—	$10,000	$—	$36,100	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$1,487,531	$—
Life Insurance Proceeds	$375,885	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$984,008	$608,123	$986,518	$608,123	$4,762,979	$608,123

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$257,500	$—	$830,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$4,788	$—	$20,406	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$138,915	$138,915	$138,915	$138,915	$138,915	$138,915
Unearned Performance Shares	$111,487	$111,487	$111,487	$111,487	$111,487	$111,487
Outplacement Services	$—	$—	$10,000	$—	$25,750	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(45,661)	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$250,402	$250,402	$522,690	$250,402	$1,090,897	$250,402

Dundeana K. Doyle	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$236,000	$—	$708,250	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$7,395	$—	$49,530	$—
Lump Sum SERP	$—	$—	$—	$—	$1,050,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$101,928	$101,928	$101,928	$101,928	$101,928	$101,928
Unearned Performance Shares	$85,776	$85,776	$85,776	$85,776	$85,776	$85,776
Outplacement Services	$—	$—	$10,000	$—	$23,600	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(710,701)	n/a
Life Insurance Proceeds	$294,944	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$482,648	$187,704	$441,099	$187,704	$1,318,383	$187,704

Change in Control Agreements

Alliant Energy currently has in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle) after a change in control of

Alliant Energy (as defined below), the officer’s employment is ended through (a) termination by Alliant Energy, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle);

•

full vesting of the officer’s accrued benefit under any supplemental executive retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2007 lump sum interest rate of 4.79% and a single life annuity or lump sum payment under Alliant Energy’s qualified Cash Balance Pension Plan and nonqualified Unfunded Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•	in the case of Mr. Harvey, Mr. Protsch and Ms. Swan, reimbursement for up to $15,000 in tax preparation assistance fees;

•

a cash termination payment of up to three times (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two times (in the case of Mr. Aller or Ms. Doyle) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control which is immediately payable up to $460,000 (the limit provided in Section 409A of the Internal Revenue Code), with any amounts over $460,000 payable in six months after the termination date; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then Alliant Energy will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.75% state income tax rate for Mr. Harvey and Ms. Swan and a 8.98% state income tax rate for Mr. Protsch; the calculation also assumes that Alliant Energy would pay 18 months of COBRA coverage, the performance period for outstanding performance contingent restricted stock would be two years and that Alliant Energy can prove that the awards of performance contingent restricted stock and performance shares in 2007 were not made in connection with or contemplation of a change of control of Alliant Energy. The KEESAs for Mr. Aller and Ms. Doyle provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which we may pay without loss of deduction under the Internal Revenue Code. For Mr. Aller and Ms. Doyle, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from their KEESAs.

In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of one year after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of Alliant Energy’s outstanding shares of common stock or combined voting power;

•	there is a change in the composition of Alliant Energy’s Board of Directors that is not approved by at least two-thirds of the existing directors;

•

Alliant Energy’s shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which Alliant Energy’s shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	Alliant Energy’s shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by Alliant Energy of all or substantially all of its assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by Alliant Energy;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which Alliant Energy has awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and for three years after such termination; and

•

upon a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

The tables above include the amounts by which the closing price of Alliant Energy’s common stock on Dec. 31, 2007 exceeds the exercise price for unvested options held by our named executive officers.

Restricted Stock Agreements

The agreements under which Alliant Energy has awarded restricted stock to our executive officers provide that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•	the termination of the officer’s employment without cause, which is defined in the same manner as under the KEESAs.

The tables above include the amounts attributable to unvested restricted stock held by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 31, 2007.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which Alliant Energy has awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36 (unless the performance period was already into its fourth year, in which case the denominator would be 48).

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 31, 2007 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by us. For 2007, the plan provides for a minimum level of severance equal to one times base salary, payment of prorated incentive compensation as within the discretion of the chief executive officer, up to 18 months of paid COBRA coverage, outplacement services and/or tuition reimbursement of up to $10,000, and access to Alliant Energy’s employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. The plan also provides the executive officer with the option to use the severance benefit and any unused vacation pay to bridge service to meet minimum qualifications for standard early retirement at the actuarially reduced rate under the Cash Balance Plan. From time to time, we will negotiate various elements of the severance plan with the executive to provide for a benefit greater than what the plan would otherwise afford. All executive officer severance packages are approved by the Compensation and Personnel Committee. In 2008, the Committee adopted a severance plan with substantially similar benefits, except for a six month delay of any cash payment over the Code Section 409A limit (currently about $460,000), elimination of the bridge to retirement provision and providing six months of paid COBRA coverage.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies Alliant Energy offers that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the Unfunded Excess Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of Alliant Energy. The tables above also do not include any amounts for the Supplemental Executive Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of Alliant Energy, in which case the benefits under the Supplemental Executive Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to or earned by our non-employee directors for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries during 2007.

Name(1)	Fees Earned or Paid in Cash($)(2)	Nonqualified Deferred Compensation Above- Market Interest Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael L. Bennett	$118,784	$0	$0	$118,784
Darryl B. Hazel	$103,500	$0	$0	$103,500
James A. Leach(5)	$64,600	$0	$0	$64,600
Singleton B. McAllister	$105,000	$1,242	$17,555	$123,797
Ann K. Newhall	$103,500	$1,330	$0	$104,830
Dean C. Oestreich	$105,000	$0	$0	$105,000
David A. Perdue	$103,500	$3,183	$21,892	$128,575
Judith D. Pyle	$100,000	$0	$5,437	$105,437
Carol P. Sanders	$107,293	$234	$0	$107,527
Anthony R. Weiler(6)	$52,100	$13,846	$42,581	$108,527

(1)

Directors who also are employees, such as Mr. Harvey, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey as our employee during and for 2007 is shown in the Summary Compensation Table above.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in Alliant Energy’s Directors’ Deferred Compensation Plan Stock Account: Mr. Bennett $59,392 or 1,476 shares; Mr. Hazel $103,500 or 2,586 shares; Ms. McAllister $52,500 or 1,437 shares; Ms. Newhall $51,750 or 1,416 shares; Mr. Oestreich $105,000 or 2,875 shares; Ms. Sanders $48,092 or 1,311 shares; and Mr. Weiler $10,400 or 285 shares.

(3)

The amounts in this column represent above-market interest for directors participating in the Alliant Energy Director’s Deferred Compensation Plan. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2007 (7.25%) in the case of the Alliant Energy Key Employee Deferred Compensation Plan and 11.0% for pre-1993 balances and 9% for post-1993 balances in the case of a frozen benefit in the IPL Deferred Compensation Plan (in which only Mr. Weiler is a participant) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.68%).

(4)	The amounts in this column reflect the sum of amounts attributable to directors for director life insurance premiums and director charitable award premiums as set forth below.

Name	Life Insurance Premium Paid	Charitable Award Premium Paid	Total
M. L. Bennett	$0	$0	$0
D. B. Hazel	$0	$0	$0
S. B. McAllister	$0	$17,555	$17,555
A. K. Newhall	$0	$0	$0
D. C. Oestreich	$0	$0	$0
D. A. Perdue	$0	$21,892	$21,892
J. D. Pyle	$0	$5,437	$5,437
C. P. Sanders	$0	$0	$0
A. R. Weiler	$15,740	$26,841	$42,581

(5)	Mr. Leach was elected as a director at Alliant Energy’s 2007 Annual Meeting on May 10, 2007.

(6)	Mr. Weiler retired as a director at Alliant Energy’s 2007 Annual Meeting on May 10, 2007.

Retainer Fees — In 2007, all non-employee directors, each of whom served on our Board and the Boards of AEC, IPL and Resources, received an annual retainer for service on all four Boards consisting of $100,000 in cash. Also in 2007, the Chairperson of the Audit Committee received an additional $10,000 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer. Directors do not receive any additional compensation for attendance at Board or Committee meetings.

Effective in 2008, the four Boards of Directors adopted the Compensation and Personnel Committee recommendations given to the Nominating and Governance Committee for an increase in the annual retainer for service on all four boards to $125,000 for non-employee directors. This increase is based upon a review of a blended analysis of utility and general industry benchmarking data provided from the Compensation and Personnel Committee’s advisor, Towers Perrin. The four Boards of Directors also adopted an increase to $13,500 for the cash retainer for the Chairperson of the Audit Committee based upon this same data. The Boards did not make any changes to any other elements of compensation for non-employee directors listed above for 2008.

Other — Pursuant to Alliant Energy’s directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. We also extend coverage to directors under Alliant Energy’s travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2007, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of Alliant Energy common stock pursuant to the Alliant Energy Shareowner Direct Plan or to defer such amount through the Alliant Energy Stock Account in the Director’s Deferred Compensation Plan. Alliant Energy’s 2002 Equity Incentive Plan was amended in 2006 to provide that, in the discretion of and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of Alliant Energy common stock under the Plan. For fees paid in 2008, the Compensation and Personnel Committee recommended to the Nominating and Governance Committee that each non-employee director voluntarily elect to receive a portion of his or her cash retainer to purchase shares of Alliant Energy common stock.

Share Ownership Guidelines — Pursuant to Alliant Energy’s Articles of Incorporation, directors are required to be shareowners. In 2007, a target ownership level of 8,400 shares of Alliant Energy’s common stock was to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. Effective for 2008, upon the recommendation of the Compensation and Personnel and Nominating and Governance Committees, Alliant Energy’s Board amended the target share ownership level to be the number of shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Director’s Deferred Compensation Plan are included in the target goal. As of Dec. 31, 2007, all non-employee directors with the exception of Ms. Sanders, who joined the Board in November 2005, Mr. Hazel, who joined the Board in 2006, and Mr. Leach, who joined the Board in 2007, had met the 2007 target ownership level.

Director’s Deferred Compensation Plan — In 2007, under the Director’s Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% nor less than 6% with the exception of earnings on a frozen benefit in the IPL Deferred Compensation Plan as described above. Amounts deposited to the Alliant Energy Stock Account are treated as though invested in Alliant Energy’s common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board. Effective Jan. 1, 2008, the Director’s Deferred Compensation Plan was consolidated with the Alliant Energy Deferred Compensation Plan. See: “Nonqualified Deferred Compensation” above.

Director’s Charitable Award Program — Alliant Energy maintains a Director’s Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after Jan. 1, 2005. The participants in this Program currently are Mr. Bennett,

Ms. McAllister, Ms. Newhall, Mr. Perdue, Ms. Pyle, and Mr. Weiler. The purpose of the Program is to recognize our and our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, Alliant Energy will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. We take all deductions for charitable contributions, and Alliant Energy funds the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of Alliant Energy’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2007 is included in the Director Compensation table above.

Director’s Life Insurance Program — Alliant Energy maintains a split-dollar Director’s Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The participants in this Program are Ms. Pyle and Mr. Weiler. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to Alliant Energy to reimburse Alliant Energy for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2007 is included in the Director Compensation table above.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100 % of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each individual. These limits apply to active employees, retirees and directors.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended by the Public Company Accounting Oversight Board AU Section 380, Communication with Audit Committees.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP in 2007.

The fees that were billed to us by our independent registered public accounting firm for work performed on behalf of our company and our subsidiaries for 2006 and 2007 were as follows:

	2006	2007
Audit Fees	$770,000	$1,093,000
Audit-Related Fees	29,000	76,000
Tax Fees	58,000	82,000
All Other Fees	29,000	2,000

Audit Fees consisted of the fees billed for the audit of the consolidated financial statements of our company and our subsidiaries; for reviews of financial statements included in Form 10-Q filings; and for services normally provided in connection with statutory and regulatory filings such as financial transactions. Audit Fees also included our company’s portion of fees for the 2006 audit of management’s assessment of Alliant Energy’s effectiveness of internal controls over financial reporting and for the 2007 audit of Alliant Energy’s effectiveness of internal controls over financial reporting.

Audit-Related Fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the professional staff in the independent registered public accounting firm’s tax division, except those rendered in connection with the audit.

All Other Fees consisted of license fees for tax and accounting research software products.

The Audit Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining auditor independence.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Darryl B. Hazel

Ann K. Newhall

David A. Perdue

PROPOSAL FOR THE RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2008 and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are not expected to attend the annual meeting. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2006 and 2007, is set forth in the “Report of the Audit Committee.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. The votes represented by proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy. If the appointment is not ratified by a majority of the votes cast, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, Alliant Energy’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied the filing requirements in 2007.

We will furnish to any shareowner, without charge, a copy of our Annual Report on Form 10-K for the year ended Dec. 31, 2007. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

APPENDIX A

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2007

Wisconsin Power and Light Company (WPL) filed a combined Form 10-K for 2007 with the Securities and Exchange Commission (SEC); such document included the filings of WPL’s parent, Alliant Energy Corporation (Alliant Energy), Interstate Power and Light Company (IPL) and WPL. The primary first tier subsidiaries of Alliant Energy are WPL, IPL, Alliant Energy Resources, Inc. (Resources) and Alliant Energy Corporate Services, Inc. (Corporate Services). Certain portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MDA) and the Notes to Consolidated Financial Statements included in this WPL Annual Report represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WPL Annual Report at times includes information relating to Alliant Energy, IPL, Resources and/or Corporate Services. All required disclosures for WPL are included in this Annual Report thus such additional disclosures represent supplemental information. The information contained in this Annual Report, with the exception of the section entitled “Shareowner Information,” was filed with the SEC on February 28, 2008 and was complete and accurate as of that date. WPL disclaims any responsibility to update that information in this Annual Report.

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of WPL’s risks and uncertainties include: federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders; its ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends; current or future litigation, regulatory investigations, proceedings or inquiries; developments that adversely impact its ability to implement its strategic plan including unanticipated issues in connection with construction of its new generating facilities and its proposed purchase of Resources’ electric generating facility in Neenah, Wisconsin; issues related to the availability of its generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and retain purchased power, fuel and fuel-related costs through rates in a timely manner; the impact fuel and fuel-related prices and other economic conditions may have on customer demand for utility services; issues associated with environmental remediation efforts and with environmental compliance generally; potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions; weather effects on results of operations; financial impacts of hedging strategies, including the impact of weather hedges on its earnings; unplanned outages at its generating facilities and risks related to recovery of incremental costs through rates; the direct or indirect effects resulting from terrorist incidents or responses to such incidents; unanticipated impacts that storms or natural disasters in its service territory may have on its operations; economic and political conditions in its service territory; its ability to collect unpaid utility bills; any material post-closing adjustments related to any of its past asset divestitures; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets; access to technological developments; issues related to electric transmission, including operating in the Midwest Independent System Operator (MISO) energy market, the impacts of potential future billing adjustments from MISO and recovery of costs incurred; inflation and interest rates; the impact of necessary accruals for the terms of its incentive compensation plans; the effect of accounting pronouncements issued periodically by standard-setting bodies; the ability to continue cost controls and operational efficiencies; the ability to successfully complete ongoing tax audits and appeals with no material impact on its earnings and cash flows; and factors listed in “Other Matters - Other Future Considerations.” WPL assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

THE COMPANY

Overview - WPL was incorporated in 1917 in Wisconsin as Eastern Wisconsin Electric Company. WPL is a public utility engaged principally in the generation and distribution of electric energy; and the distribution and transportation of natural gas in selective markets in south and central Wisconsin. WPL operates in municipalities pursuant to permits of indefinite duration and state statutes authorizing utility operation in areas annexed by a municipality. At Dec. 31, 2007, WPL supplied electric and gas service to 450,920 and 175,887 retail customers, respectively. WPL also provides various other energy-related products and services. In 2007, 2006 and 2005, WPL had no single customer for which electric, gas and/or other sales accounted for 10% or more of WPL’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WPL and holds WPL’s investment in American Transmission Company LLC. Refer to Note 16 of the “Notes to Consolidated Financial Statements” for discussion of WPL’s utility operations in Illinois, which were sold in February 2007.

Regulation - WPL is subject to regulation by the Public Service Commission of Wisconsin (PSCW) related to its operations in Wisconsin for various issues including, but not limited to, retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, approval of the location and construction of electric generating facilities and certain other additions and extensions to facilities. A Certificate of Authority (CA) application is required to be filed with the PSCW for construction approval of any new electric generating facility located in Wisconsin with a capacity of 99 megawatts (MW) or less. A Certificate of Public Convenience and Necessity (CPCN) application is required to be filed with the PSCW for construction approval of any new electric generating facility located in Wisconsin with a capacity of 100 MW or more. In addition, WPL’s ownership and operation of electric generating facilities outside of Wisconsin (including Minnesota) to serve Wisconsin customers is subject to retail utility rate regulation by the PSCW. WPL is required to file retail rate cases with the PSCW using a forward-looking test period. There is no statutory time limit for the PSCW to decide retail rate cases. However, the PSCW attempts to process all base retail rate cases in 10 months or less and the PSCW has the ability to approve interim retail rate relief, subject to refund, if necessary. For fuel-only retail rate case increases, the PSCW attempts to provide interim retail rate relief within 21 days of notice to customers, subject to refund. There is no statutory time limit for final fuel-only retail rate relief decisions. Wisconsin’s Act 7 provides Wisconsin utilities with the necessary rate making principles - and resulting, increased regulatory and investment certainty - prior to the purchase or construction of any nuclear or fossil-fueled electric generating facility or renewable generating resource, such as a wind facility, utilized to serve Wisconsin customers. WPL is not obligated to file for rate making principles under Act 7. WPL can proceed with an approved project under traditional rate making if the terms of the rate making principles issued under Act 7 are viewed as unsatisfactory by WPL.

WPL is also subject to regulation by the Federal Energy Regulatory Commission (FERC) and the United States of America (U.S.) Environmental Protection Agency (EPA), as well as various other federal, state and local agencies.

Electric Utility Operations - As of Dec. 31, 2007, WPL provided electric service to 450,920 retail, 26 wholesale and 2,105 other customers in 606 communities. 2007 electric utility operations accounted for 81% of operating revenues and 83% of operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning requirements. In 2007, the maximum peak hour demand for WPL was 2,816 MW on Aug. 1, 2007.

Gas Utility Operations - As of Dec. 31, 2007, WPL provided natural gas service to 175,887 retail and 238 transportation and other customers in 237 communities. 2007 gas utility operations accounted for 19% of operating revenues and 20% of operating income. In addition to sales of natural gas to retail customers, WPL provides transportation service to commercial and industrial customers by moving customer-owned gas through WPL’s distribution system to the customers’ meters. Gas sales follow a seasonal pattern with an annual base-load of gas and a large heating peak occurring during the winter season. Natural gas obtained from producers, marketers and brokers, as well as gas in storage, is utilized to meet the peak heating season requirements.

SELECTED FINANCIAL DATA

	2007 (a)	2006 (a)	2005 (a)	2004	2003
	(in millions)
Operating revenues	$1,416.8	$1,401.3	$1,409.6	$1,209.8	$1,217.0
Earnings available for common stock	110.2	102.0	101.8	110.4	111.6
Cash dividends declared on common stock	191.1	92.2	89.8	89.0	70.6
Cash flows from operating activities	258.0	162.6	176.6	199.3	138.5
Total assets	2,788.6	2,699.1	2,667.6	2,656.1	2,469.3
Long-term obligations, net	715.7	524.5	526.4	491.3	453.5

(a)	Refer to “Results of Operations” in MDA for a discussion of the 2007, 2006 and 2005 results of operations.

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WPL’s common stock outstanding. As such, earnings per share data is not disclosed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

Description of Business - WPL is a public utility engaged principally in the generation and distribution of electric energy; and the distribution and transportation of natural gas in selective markets in Wisconsin. WPL owns a portfolio of electric generating facilities located in Wisconsin with a diversified fuel mix including coal, natural gas and renewable resources. The output from these generating facilities, supplemented with purchased power, is used to provide electric service to approximately 450,000 retail electric customers in Wisconsin. WPL also procures natural gas from various suppliers to provide service to approximately 175,000 retail gas customers in Wisconsin. WPL’s earnings and cash flows are sensitive to various external factors including, but not limited to, the impact of weather on electric and gas sales volumes, the amount and timing of rate relief approved by regulatory authorities and other factors listed in “Forward-Looking Statements.”

Summary of Historical Results of Operations - In 2007, 2006 and 2005, WPL’s earnings available for common stock were $110.2 million, $102.0 million and $101.8 million, respectively. Refer to “Results of Operations” for details regarding the various factors impacting earnings during 2007, 2006 and 2005.

STRATEGIC OVERVIEW

Summary - WPL is committed to maintaining sustained, long-term strong financial performance with a strong balance sheet and credit ratings. WPL expects this strong financial performance will help ensure access to capital markets at reasonable costs as it embarks on a substantial infrastructure investment program discussed in “Generation Plan” below and “Liquidity and Capital Resources - Environmental” later in MDA. WPL’s strategic plan is concentrated on: 1) building and maintaining the generation and infrastructure necessary to provide its utility customers with safe, reliable and environmentally sound energy service; 2) earning returns authorized by its regulators; and 3) controlling costs to mitigate potential rate increases.

Wisconsin law (Act 7) provides WPL with the ability to receive rate making principles - and resulting increased regulatory and investment certainty - prior to making certain significant investments in new generation. This law has enabled WPL to pursue additional generation investments to serve its customers that may provide shareowners with greater certainty regarding the returns on these investments. Refer to “Rates and Regulatory Matters” for additional information.

Generation Plan - WPL’s current generation plan for the 2008 to 2013 time period reflects the need to increase generation. The proposed new generation is expected to meet increasing customer demand and reduce reliance on purchased power agreements (PPAs). WPL will continue to purchase energy and capacity in the market and intends to remain a net purchaser of both, but at a reduced level assuming the successful completion of these generation projects. The plan also reflects continued commitments to WPL’s energy efficiency and environmental compliance programs. WPL continues to monitor developments related to renewable portfolio standards, environmental requirements for new generation and federal and state tax incentives. WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its generation plan and expects to adjust its plan as needed to meet any of these standards or to react to any market factors increasing or decreasing the availability or cost effectiveness of the various renewable energy technologies and other alternatives to its generation plan. WPL’s current generation plan through 2013 is as follows (Not Applicable (N/A)):

Primary Generation Type	Project Name / Location	Capacity (MW)	Expected Availability Date	Cost Estimate (a)	Current Capitalized Costs (b)	Actual / Expected Regulatory Decision Date
Wind	Cedar Ridge Fond du Lac County, WI	68	Fourth quarter of 2008	$165	$43	May 2007
Natural-gas	Neenah Energy Facility Neenah, WI	300	2009	95	N/A	First half of 2008
Wind	Southern Minnesota	200	2010	400 -450	—	Second half of 2008
Coal	Nelson Dewey #3 Cassville, WI	300	2013	850 - 950	17	Fourth quarter of 2008

					$60

(a)	Cost estimates represent WPL’s estimated portion of the total escalated construction and acquisition expenditures in millions of dollars and exclude allowance for funds used during construction (AFUDC), if applicable. WPL expects the purchase price for the Neenah facility to be based on the book value of the facility on the transfer date.
(b)	Costs represent capitalized expenditures in millions of dollars as of Dec. 31, 2007, including pre-certification/pre-construction costs recorded in “Other assets - regulatory assets” and costs for the Cedar Ridge wind project recorded in “Construction Work In Progress (CWIP)” on the Consolidated Balance Sheets. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for additional details of costs recorded in “Other assets - regulatory assets.”

Cedar Ridge - In May 2007, WPL received approval from the PSCW to construct the project, however, WPL did not accept the PSCW’s Act 7 decision, which included a return on common equity of 10.50% compared to WPL’s requested return on common equity of 12.90%. Instead, WPL will proceed with applying traditional rate making procedures for the recovery of and return on its capital costs for this wind farm.

Neenah Energy Facility (NEF) - In April 2007, WPL filed for approval from the PSCW to purchase Resources’ 300 MW, simple cycle, natural gas-fired electric generating facility in Neenah, Wisconsin. WPL intends to replace the output currently obtained under the RockGen Energy Center (RockGen) PPA with output from NEF. WPL currently plans to acquire NEF effective June 1, 2009, which coincides with the expected termination of WPL’s RockGen PPA scheduled for May 31, 2009. WPL plans to file for approval from FERC for the NEF purchase in the first half of 2008 after receipt of PSCW approval.

Wind Project in Minnesota - WPL plans to file for approval from the PSCW and the Minnesota Public Utilities Commission in the first half of 2008 to construct a 200 MW wind farm in southern Minnesota. WPL expects to use traditional rate making procedures for the recovery of and return on its capital costs for this wind farm. The expected commercial operation date is subject to the timing of pending regulatory approvals and availability of wind turbines.

Nelson Dewey #3 - The preferred site of the new facility is adjacent to the existing Nelson Dewey Generating Station (Nelson Dewey) in Cassville, Wisconsin. In February 2007, WPL filed for approval from the PSCW to proceed with construction of the new facility and to specify in advance rate making principles. In its regulatory application, WPL requested a return on common equity of 12.95% along with a capital structure that includes a 50% common equity ratio. In December 2007, the PSCW determined WPL’s CPCN application was complete, thereby initiating the construction permitting process. By law, the PSCW has up to 360 days (180 days plus an optional 180 day extension) from the date the application was determined complete to make a final ruling on the proposed expansion. WPL has selected Washington Group International to provide engineering, procurement, and construction services for the proposed expansion. The current cost estimate includes expenditures for facilities that will be shared with the existing units at Cassville, Wisconsin. Of the total estimated expenditures for the shared facilities, $60 million is anticipated to be allocated to the existing units based on installed capacity. WPL plans to utilize circulating fluidized bed technology and biomass fuel capability for the new facility.

Other - WPL has a PPA with a subsidiary of Calpine Corporation related to the Riverside Energy Center (Riverside) that extends through May 31, 2013 and provides WPL the option to purchase Riverside at the end of the PPA term. For planning purposes, WPL is currently assuming it will exercise its option to purchase Riverside, a 600 MW natural-gas fired electric generating facility in Beloit, Wisconsin, to replace the output currently obtained under the PPA.

Refer to “Rates and Regulatory Matters” for additional information regarding regulatory matters related to the Generation Plan and renewable energy standards. Refer to “Liquidity and Capital Resources” for discussion of future capital expenditures estimates and financing plans for WPL’s infrastructure investment program.

Business Divestiture - In February 2007, WPL completed the sale of its electric distribution and gas properties in Illinois and received net proceeds of $24 million.

RATES AND REGULATORY MATTERS

Overview -WPL is subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, electric transmission and certain natural gas facilities, and state regulation in Wisconsin for retail utility rates and standards of service. Such regulatory oversight also covers WPL’s plans for construction and financing of new generation facilities and related activities.

Utility Rate Cases - Details of WPL’s rate cases impacting its historical and future results of operations are as follows (dollars in millions; Electric (E); Gas (G); Not Applicable (N/A); To Be Determined (TBD); Fuel-related (F-R); Fourth Quarter (Q4)):

Utility Rate Case	Utility Type	Filing Date	Increase Requested		Interim Increase Granted (a)		Interim Effective Date		Final Increase Granted (a)	Final Effective Date	Return on Common Equity
2009/2010 Retail	E/G	2/08	$92		N/A		N/A		TBD	TBD	TBD
2008 Retail	E	4/07	26		N/A		N/A		$26	1/08	10.80%
2007 Wholesale	E	9/06	(b	)	(b	)	(b	)	TBD	TBD	TBD
2007 Retail	E/G	3/06	96		N/A		N/A		34	1/07	10.80%
2005 Retail (F-R)	E	8/05	96		$96		Q4 ‘05		54	9/06	N/A
2005 Retail (F-R)	E	3/05	26		26		4/05		26	7/05	N/A
2005/2006 Retail	E/G	9/04	63		N/A		N/A		21	7/05	11.50%
2005 Wholesale	E	8/04	12		12		1/05		8	1/05	N/A

(a)	Interim rate relief is implemented, subject to refund, pending determination of final rates. The final rate relief granted replaces the amount of interim rate relief granted.
(b)	Refer to “2007 Wholesale Rate Case” below for additional information.

2009/2010 Retail Rate Case - In February 2008, WPL filed a request with the PSCW to increase current retail electric rates by $93 million, or approximately 9%, and reduce current retail gas rates by $1 million, or approximately 1%, effective Jan. 1, 2009. The electric request is based on a 2009 test year with approval to reopen the case to address limited cost drivers for 2010. The electric request reflects recovery for increased spending on electric generation infrastructure, environmental compliance and stewardship, enhanced investment in renewable energy purchasing and projects, stepped-up customer energy efficiency and conservation efforts, and related electric transmission and distribution costs. The gas request is based on an average of 2009 and 2010 costs. The request is based on the previously authorized return on common equity of 10.80%.

2008 Retail Rate Case - In April 2007, WPL filed a request with the PSCW to reopen its 2007 retail rate case for the limited purpose of increasing electric retail rates in an amount equal to deferral credits that were fully amortized on Dec. 31, 2007. WPL also requested clarification that it is authorized to record AFUDC on all CWIP balances in excess of the CWIP balance included in the 2007 test year. In November 2007, the PSCW issued a final written order approving an annual electric retail rate increase of $26 million effective Jan. 1, 2008 and approving WPL’s requested clarification regarding AFUDC and CWIP.

2007 Wholesale Rate Case - In December 2006, WPL received an order from FERC authorizing an interim increase, subject to refund, effective in June 2007 related to WPL’s request to implement a formula rate structure for its wholesale electric customers. The proposed rate structure uses formulas based on historical data for capacity-related costs, which adjust annually on June 1, and for energy costs, including fuel, which adjust monthly to determine applicable wholesale rates. Based on 2006 costs and usage, interim rates implemented on June 1, 2007 resulted in an annual revenue increase of approximately $22 million. This represents an increase of 14% from previously approved rates, which were based on a 2005 forecasted test year. Final rates to be approved by FERC may result from a settlement process or fully litigated process. WPL and its wholesale customers are currently engaged in settlement discussions, which have resulted in a settlement of the issues identified in WPL’s filing requesting the formula rate structure. Final written agreements were filed in February 2008 and, if approved by FERC, will result in an over-collection of revenues beginning June 1, 2007. WPL will refund the over-collection, with interest, upon FERC approval in accordance with FERC requirements. Anticipated refunds of $4 million related to revenues collected during the June 1, 2007 through Dec. 31, 2007 time period have been fully accrued as of Dec. 31, 2007.

2007 Retail Rate Case - In January 2007, WPL received an order from the PSCW approving a net increase in electric and gas retail rates of $34 million effective in January 2007. The final increase granted was lower than the increase requested largely due to a decrease in forecasted fuel and purchased energy costs for the 2007 test period. The PSCW approval included a regulatory capital structure with 54% equity (compared to 59% requested), a return on common equity of 10.80% (compared to 11.20% requested) and lengthened certain regulatory asset amortization periods. The regulatory capital structure approved by the PSCW was determined by adjusting WPL’s financial capital structure by approximately $200 million (compared to $330 million requested) of imputed debt largely from the Kewaunee Nuclear Power Plant (Kewaunee) and Riverside PPAs. The lower imputed debt adjustment than requested was primarily the result of the PSCW denying WPL’s request to include the Sheboygan Falls Energy Facility (SFEF) lease in the regulatory capital structure calculation. In addition, as a result of a

PSCW audit of plant costs, the PSCW determined that WPL should have used an after-tax AFUDC rate instead of a pre-tax AFUDC rate. WPL has made the required entries in 2007 to reflect this change and will record AFUDC at the after-tax rate for future retail jurisdiction construction projects.

Pursuant to the January 2007 order, WPL was allowed recovery of a portion of the previously deferred loss associated with the sale of Kewaunee in July 2005 and recovery of previously deferred costs associated with the extension of the unplanned outage at Kewaunee prior to the sale. The PSCW order included recovery of $23 million of these deferred costs through increased retail electric rates charged by WPL over a two-year recovery period.

The January 2007 PSCW order also approved modifications to WPL’s gas performance incentive sharing mechanism which included 35% of all gains and losses from WPL’s gas performance incentive sharing mechanism beginning in 2007 to be retained by WPL, with the remaining 65% refunded to or recovered from customers. The PSCW also directed WPL to work with PSCW staff to help the PSCW determine if it may be necessary to reevaluate the current benchmarks for WPL’s gas performance incentive sharing mechanism or explore a modified one-for-one pass through of gas costs to retail customers. In October 2007, the PSCW issued an order providing WPL the option to choose to utilize a modified gas performance incentive sharing mechanism or switch to a modified one-for-one pass through of gas costs to retail customers using benchmarks. WPL evaluated the alternatives and chose to implement the modified one-for-one pass through of gas costs, which was effective Nov. 1, 2007.

In May 2007, WPL notified the PSCW that its actual average fuel-related costs for the month of March 2007 had fallen below the monthly fuel monitoring range set in WPL’s 2007 retail rate case and that projected average fuel-related costs for 2007 could be below the annual monitoring range to an extent that would warrant a decrease in retail electric rates. WPL’s notification also included a request for the PSCW to set WPL’s retail electric rates subject to refund. In June 2007, the PSCW issued an order approving WPL’s request to set retail electric rates subject to refund effective June 1, 2007. In August 2007, WPL received approval from the PSCW to refund to its retail electric customers any over-recovery of retail fuel-related costs during the period June 1, 2007 through Dec. 31, 2007. WPL estimates the over-recovery of retail fuel-related costs during this period to be $20 million, including interest. WPL refunded to its retail electric customers $4 million in 2007 and $3 million during the first two months of 2008. WPL plans to file for approval with the PSCW by March 31, 2008, its final 2007 refund report. At Dec. 31, 2007, WPL reserved for the remaining amounts anticipated to be paid to retail electric customers related to these refunds.

2005 Fuel-related Retail Rate Case - In September 2006, the PSCW approved a settlement agreement submitted by WPL and interveners that established final fuel-related retail rates at a level reflective of actual fuel costs incurred from July 1, 2005 through June 30, 2006. The approval also allowed previously deferred, incremental purchased power energy costs associated with coal conservation efforts at WPL due to coal delivery disruptions to be included in the actual fuel costs and resolved all issues in the rate case regarding risk management activities and forecasting methodologies. WPL refunded $36 million to customers in October 2006 related to amounts collected in excess of final rates through June 2006. As part of the settlement, WPL also agreed to refund any over-collection of fuel costs in the second half of 2006. In June 2007, the PSCW approved a $3 million refund, including interest, to WPL’s retail customers related to the over-collection of retail fuel-related costs during the second half of 2006. WPL completed the refund in August 2007.

Other Utility Rate Case Information - With the exception of recovering a return on additions to WPL’s infrastructure, a significant portion of the rate increases included in the above table reflect a reduction in the amortization of deferred credits or the recovery of increased costs incurred or expected to be incurred by WPL. Thus, these increases in revenues are not expected to result in a significant increase in net income.

Rate Making Principles for New Electric Generating Facilities - Wisconsin has a law (Act 7) that allows a public utility that proposes to purchase or construct an electric generating facility in Wisconsin to apply to the PSCW for an order that specifies in advance the rate making principles that the PSCW will apply to certain electric generating facility costs in future rate making proceedings. This law is designed to give utilities in Wisconsin more regulatory certainty, including providing utilities with a fixed rate of return and recovery period for these investments, when financing electric generation projects. WPL plans to utilize the rate making principles included in Act 7 for some of the electric generation facilities included in its generation plan. Refer to “Strategic Overview - Generation Plan” for additional details of WPL’s generation plan, including discussion of the PSCW’s May 2007 decision regarding WPL’s application for advance rate making principles for its Cedar Ridge wind project (WPL subsequently did not accept the PSCW’s decision) and WPL’s application for advance rate making principles for its proposed coal-fired generating facility in Cassville, Wisconsin.

Under Act 7 in Wisconsin, a utility seeking to construct an electric generating facility has the option to seek advance rate making treatment for that facility. A Wisconsin utility therefore is not obligated to file for advance rate making principles. Also, under Act 7 a utility can proceed with an approved project under traditional rate making if the terms of the PSCW order on the advance rate making principles are viewed as unsatisfactory to the utility. A Certificate of Authority (CA) application is required for the construction approval of any new electric generating facility located in Wisconsin with 99 MW or less of capacity. A Certificate of Public Convenience and Necessity (CPCN) application is required for construction approval of any new electric generating facility located in Wisconsin with 100 MW or more of capacity. In both situations, construction may not commence until the PSCW has granted approval based on a finding that the project is in the public interest. In addition, WPL’s ownership and operation of electric generating facilities outside of Wisconsin (including Minnesota) to serve Wisconsin customers is subject to retail utility rate regulation by the PSCW.

AFUDC - New electric generating facilities require large outlays of capital and long periods of time to construct resulting in significant financing costs. Financing costs incurred by utilities during construction are generally included as part of the CWIP cost of the new generating facility through accruals of AFUDC. In November 2007, the PSCW issued its written order for WPL’s 2008 retail electric rate case which authorizes WPL to record AFUDC on all CWIP balances in excess of the CWIP balance used to determine base rates in the 2007 test year. General rate making principles provide WPL the ability to recover AFUDC after the asset is placed in service.

Pre-certification and Pre-construction Expenditures - New electric generating facilities require material expenditures for planning and siting these facilities prior to receiving approval from regulatory commissions to begin construction. These expenditures are commonly referred to as pre-certification costs and pre-construction costs. Pre-certification costs generally are characterized as incremental costs related to planning and investigation studies incurred to determine the feasibility of utility projects under contemplation for construction and regulatory approval. Pre-construction costs generally are characterized as capital expenditures made prior to beginning construction of capital projects requiring regulatory approval. WPL recognizes these pre-certification and pre-construction costs as “Regulatory assets” on the Consolidated Balance Sheets prior to regulatory approval of the project or prior to management’s decision to proceed with the project if no regulatory approvals are required. Upon regulatory approval or when management decides to proceed with a project that does not require regulatory approval, WPL’s cumulative pre-construction costs for each project are transferred from “Regulatory Assets” to “CWIP” on the Consolidated Balance Sheets. WPL’s cumulative pre-certification costs for each project remain in “Regulatory Assets” on the Consolidated Balance Sheets until recovered from customers through changes in future base rates. WPL recognizes AFUDC on pre-construction costs and recovery of short-term debt carrying costs for pre-certification costs based on regulatory orders. WPL has received approval from the PSCW to defer pre-certification costs and pre-construction costs related to its Cedar Ridge wind project and Nelson Dewey #3 base-load coal project. Refer to “Strategic Overview - Generation Plan” and Note 1(b) of the “Notes to Consolidated Financial Statements” for additional details on these costs.

Utility Fuel Cost Recovery - WPL’s wholesale electric and retail gas tariffs provide for subsequent adjustments to its rates for changes in commodity costs thereby mitigating price risk for prudently incurred commodity costs. Such rate mechanisms significantly reduce commodity price risk associated with WPL’s wholesale electric and retail gas margins. WPL’s retail electric margins, however, are more exposed to the impact of changes in commodity prices due largely to the current retail recovery mechanism in place in Wisconsin for fuel-related costs as discussed below.

Retail Electric Fuel-related Cost Recovery Mechanism - WPL’s retail electric rates are based on forecasts of forward-looking test periods and include estimates of future monthly fuel-related costs (includes fuel and purchased energy costs) anticipated during the test period. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine rates in such proceeding. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges, the PSCW can authorize an adjustment to future retail electric rates.

The fuel monitoring ranges set by the PSCW include three different ranges based on monthly costs, cumulative costs and annual costs during the test period. In order for WPL to be authorized to file for a proceeding to change rates related to fuel-related costs during the test period, WPL must demonstrate: a) that either 1) any actual monthly costs during the test period exceeded the monthly ranges or 2) the actual cumulative costs to date during the test period exceeded the cumulative ranges; and b) that the annual projected costs (that include cumulative actual costs) for the test period also exceed the annual ranges. WPL, the PSCW or any other affected party may initiate a proceeding to change rates due to changes in fuel-related costs during the monitoring period based on the above criteria. In January 2007, the PSCW approved an order changing WPL’s fuel cost monitoring ranges to plus or minus 8% for the monthly range; for the cumulative range, plus or minus 8% for the first month, plus or minus 5% for the second month, and plus or minus 2% for the remaining months of the monitoring period; and plus or minus 2% for the annual range.

The PSCW attempts to authorize, after a required hearing, interim fuel-related rate increases within 21 days of notice to customers. Any such change in rates would be effective prospectively and would require a refund with interest at the authorized return on common equity if final rates are determined to be lower than interim rates approved. Rate decreases due to decreases in fuel-related costs can be implemented without a hearing. The rules also include a process whereby Wisconsin utilities can seek deferral treatment of emergency changes in fuel-related costs between fuel-related or base rate cases. Such deferrals would be subject to review, approval and recovery in future fuel-related or base retail rate cases.

Potential Changes to Electric Fuel-related Cost Recovery Mechanism - In February 2007, WPL and certain other investor-owned utilities jointly filed with the PSCW proposed changes to the current retail electric fuel-related cost recovery rules in Wisconsin. The proposal recommends each utility annually file a forecast of total fuel-related costs and sales for the upcoming 12-month period, which will be used to determine fuel-related rates for such period. Any under-or over-collection of actual fuel-related costs, in excess of plus or minus 1%, for a utility during such 12-month period would be reflected in an escrow account, with interest for that utility. The balance of the escrow account at the end of each year would be included in the forecast of total fuel-related costs for the following 12-month period allowing recovery of under-collected costs or refund of over-collected costs in each subsequent year. The proposal also provides the PSCW an opportunity to review the actual fuel-related costs for each 12-month period to ensure the fuel-related costs were prudent. The definition of fuel-related costs would also be expanded to specifically include MISO energy market costs and revenues, emission allowance and trading costs and revenues, renewable resource credit costs and revenues and other variable operation and maintenance costs.

In May 2007, PSCW Commissioners directed PSCW staff to draft proposed new retail electric fuel-related cost recovery rules in Wisconsin similar to the joint utility proposal filed with the PSCW in February 2007. The major differences between the joint utility proposal and the current PSCW staff draft rules include: 1) the PSCW staff draft rules include a plus or minus 2% threshold for changes in rate recovery compared to the 1% level included in the joint utility proposal; 2) the PSCW staff draft rules propose an annual deferral accounting process instead of the monthly escrow accounting proposed by the joint utilities; and 3) the PSCW staff draft rules include an earnings test such that future collection of under collected amounts deferred under these rules may be limited if the individual utility is earning in excess of its authorized return on equity. The PSCW Commissioners have not yet indicated whether they will promulgate modifications to the fuel rules and, if so, whether these modifications will reflect the proposed PSCW staff draft rules. Formal action by the PSCW and subsequent legislative committee review are required before any changes to the current rules could become effective. WPL is currently unable to predict the final outcome of this initiative.

Recent Regulatory-related Legislative Developments -

Greenhouse Gas (GHG) Emissions - In November 2007, several Midwest state Governors (including the Governor of Wisconsin) signed the Midwestern GHG Accord (GHG Accord). Under the GHG Accord, a working group is to be formed to establish a Midwestern GHG Reduction Program that will: 1) establish GHG reduction targets and timeframes consistent with member state targets; 2) develop a market-based and multi-sector cap and trade program to help achieve GHG reductions; 3) establish a system to enable tracking, management, and crediting for entities that reduce GHG emissions; and 4) develop and implement additional steps as needed to achieve the reduction targets, such as a low-carbon fuel standards and regional incentives and funding mechanisms. All undertakings of the GHG Accord are to be completed within 30 months after the effective date of the GHG Accord, including the development of a proposed cap and trade agreement and model rule within 12 months. However, further legislative and/or regulatory action will be necessary to adopt a model rule in each state or to implement other mandatory mechanisms that may be proposed under the GHG Accord. WPL is currently unable to determine what impact the GHG Accord will have on its future financial condition, results of operations or cash flows.

Renewable Standards - In March 2006, a law (Act 141) governing renewable energy was enacted in Wisconsin. Act 141 commits Wisconsin utilities to a Renewable Portfolio Standard (RPS) using a benchmark of average retail sales of renewable electricity in 2001, 2002 and 2003 which was approximately 3% for WPL. WPL must increase renewable retail electric sales as a percentage of total retail electric sales by two percentage points above this benchmark by 2010, and by six percentage points above this benchmark by 2015. Wisconsin utilities may meet the renewable energy requirements of the RPS with renewable energy generated by the utility, renewable energy acquired under PPAs or the use of renewable resource credits.

Refer to “Strategic Overview - Generation Plan” for discussion of WPL’s generation plan which includes additional supply from wind generation that will contribute towards WPL meeting the RPS in Wisconsin discussed above. The wind generation proposed by WPL was selected as an economic source of energy as part of a resource planning process. WPL will need to add approximately 50 MW of incremental renewable electric supply to its current electric supply portfolio to increase by 1% its sales from renewable energy sources as a percentage of its total electric sales.

Other Legislation - In February 2008, the Economic Stimulus Act of 2008 (ESA) was enacted. The ESA contains various provisions that are intended to provide tax relief to individuals and employers. The most significant provision for WPL is a 50% bonus tax depreciation deduction for certain property that is acquired or constructed in 2008. WPL is currently evaluating the impacts the ESA will have on its financial condition and results of operations.

Other Recent Regulatory Developments -

Clean Air Compliance Projects - In March 2007, the PSCW approved the deferral of the retail portion of WPL’s incremental pre-certification and pre-construction costs for current or future clean air compliance rule projects requiring PSCW approval, effective with the request date of November 2006. WPL currently anticipates that such deferred costs will be recovered in future rates and therefore does not expect these costs to have an impact on its financial condition or results of operations. Refer to “Liquidity and Capital Resources - Environmental” for discussion of WPL’s construction application filed with the PSCW in the second quarter of 2007 to install air pollution controls to reduce sulfur dioxide (SO2) emissions at Nelson Dewey.

Advanced Metering Infrastructure (AMI) - In February 2008, the PSCW issued an order approving WPL’s CA application for construction authority for the installation of both the electric and gas portions of AMI in Wisconsin. WPL’s capital expenditures for AMI are currently estimated to be $95 million ($75 million for the electric portion and $20 million for the gas portion). Conditional upon success of a limited initial implementation phase involving approximately 40,000 meters, WPL currently plans to fully install AMI through a phased approach from 2008 through 2010. AMI technology is expected to improve customer service, enhance energy management initiatives and provide operational savings through increased efficiencies.

MISO Wholesale Energy Market - In August 2007, the PSCW issued an order related to the regulatory treatment of certain costs incurred by WPL to participate in the MISO market. The order required WPL to discontinue the deferral of MISO costs after Dec. 31, 2007. In addition, the order requires WPL to prove in its next rate case that its retail electric customers were not harmed financially by excluding from its MISO deferrals certain costs/credits from MISO for the time period September 2007 through December 2007. WPL anticipates that it will be successful in proving this to be true in its next base rate case when it seeks recovery of such deferred costs. WPL is working through the regulatory process to establish long-term recovery mechanisms for these costs.

Depreciation Study - In February 2008, the PSCW issued an order approving the implementation of updated depreciation rates for WPL effective July 1, 2008 as a result of a recently completed depreciation study. Refer to “Other Matters - Other Future Considerations - Depreciation Study” for details of the depreciation study.

RESULTS OF OPERATIONS

Overview - WPL’s earnings available for common stock increased $8 million in 2007 and were flat in 2006. The 2007 increase was primarily due to higher electric margins and lower operating expenses, partially offset by lower gas margins. The 2006 results included lower operating expenses and higher gas margins offset by lower electric margins and higher interest expense.

Electric Margins - Electric margins and megawatt-hour (MWh) sales for WPL were as follows:

	Revenues and Costs (dollars in millions)				MWhs Sold (MWhs in thousands)
	2007	2006	(a)	2005	(b)	2007	2006	(a)	2005	(b)
Residential	$396.3	$385.9	3%	$369.5	4%	3,549	3,513	1%	3,599	(2)%
Commercial	219.0	212.4	3%	197.4	8%	2,310	2,277	1%	2,274	—
Industrial	329.9	323.0	2%	288.2	12%	4,942	4,948	—	4,825	3%

Retail subtotal	945.2	921.3	3%	855.1	8%	10,801	10,738	1%	10,698	—
Sales for resale:
Wholesale	158.5	143.3	11%	156.8	(9)%	3,141	3,029	4%	3,120	(3)%
Bulk power and other	14.5	20.7	(30)%	41.1	(50)%	969	1,082	(10)%	1,251	(14)%
Other	22.5	26.1	(14)%	20.9	25%	74	72	3%	75	(4)%

Total revenues/sales	1,140.7	1,111.4	3%	1,073.9	3%	14,985	14,921	—	15,144	(1)%

Electric production fuel and purchased power expense	665.1	649.5	2%	600.8	8%

Margins	$475.6	$461.9	3%	$473.1	(2)%

(a)	Reflects the % change from 2006 to 2007. (b) Reflects the % change from 2005 to 2006.

2007 vs. 2006 Summary - Electric margins increased $14 million, or 3%, in 2007, primarily due to the impact of WPL’s 2007 retail base rate increase, which began in January 2007, an increase in weather-normalized retail sales volumes, and the net impacts of weather conditions and WPL’s weather hedging activities. These increases were partially offset by the impact of annual adjustments to WPL’s unbilled revenue estimates during the second quarter and the impact of WPL’s sale of its electric distribution properties in Illinois in February 2007. The impact of WPL’s 2007 retail base rate increase resulted in retail fuel-related rates exceeding retail fuel-related costs by approximately $16 million in 2007. The increase in weather-normalized retail sales volumes was primarily due to the negative impact high electric prices during 2006 had on customer usage during that period.

2006 vs. 2005 Summary - Electric margins decreased $11 million, or 2%, in 2006, primarily due to $38 million of higher purchased power capacity costs related to the Kewaunee PPA, which began in July 2005, and the net impacts of weather conditions and WPL’s weather hedging activities. These decreases were partially offset by approximately $40 million of under-recoveries of retail fuel and purchased power energy costs in 2005 and an increase in weather-normalized retail sales in 2006. Refer to “Purchased Power Capacity Costs” for discussion of the impact the sale of Kewaunee had on WPL’s electric margins and operating expenses.

Fuel and Purchased Power Energy (Fuel-related) Cost Recoveries - WPL’s fuel-related costs increased $16 million, or 2%, and $49 million, or 8%, in 2007 and 2006, respectively. The change in fuel-related costs in 2007 was primarily due to higher generation and purchased power energy volumes and the PSCW approval to begin recovering in January 2007 previously deferred Kewaunee 2005 outage costs. These items were partially offset by the PSCW approval to record $20 million of previously deferred costs associated with coal conservation efforts due to the coal delivery disruptions in 2006 and lower commodity prices. Commodity prices in 2006 were higher than 2007 as well as historic averages largely due to natural gas disruption caused by hurricane activity in the Gulf of Mexico in the third quarter of 2005. WPL’s rate recovery mechanism for wholesale fuel-related costs provides for subsequent adjustments to its wholesale electric rates for changes in commodity costs, thereby mitigating impacts of changes to commodity costs on its wholesale electric margins.

WPL’s retail fuel-related costs incurred in 2007 were lower than the forecasted fuel-related costs used to set retail rates during such period. WPL estimates the lower than forecasted retail fuel-related costs increased electric margins by approximately $16 million in 2007, prior to the order regarding WPL’s retail fuel-related cost recoveries received from the PSCW in June 2007. In accordance with this order and a related settlement agreement approved by the PSCW in August 2007, WPL established reserves of $20 million for rate refund in 2007 for the estimated refund related to the over-recovery of retail fuel-related costs for the months of June 2007 through December 2007. WPL refunded approximately $4 million of the rate refund to its retail electric customers in 2007, refunded $3 million in the first two months of 2008 and plans to refund the remaining reserve of $13 million in 2008.

WPL’s recovery of fuel-related costs during 2006 did not have a significant impact on its electric margins.

WPL’s retail fuel-related costs incurred in 2005 were higher than the forecasted fuel-related costs used to set retail rates during such period. WPL estimates the higher than forecasted retail fuel-related costs decreased electric margins by approximately $40 million in 2005. The higher than forecasted retail fuel-related costs in 2005 were largely due to the impact of incremental purchased power energy costs resulting from an unplanned outage at Kewaunee in 2005 and the impact of coal supply constraints from the Powder River Basin in 2005.

Refer to “Other Matters - Market Risk Sensitive Instruments and Positions - Commodity Price Risk” for discussion of risks associated with increased fuel and purchased power energy costs on WPL’s electric margins. Refer to “Rates and Regulatory Matters” and Note 1(h) of the “Notes to Consolidated Financial Statements” for additional information relating to recovery mechanisms for electric fuel and purchased power energy costs including proposed changes to the retail rate recovery mechanism in place in Wisconsin for fuel-related costs.

Purchased Power Capacity Costs - WPL sold its interest in its Kewaunee nuclear facility in July 2005. Prior to the sale of this facility, the operating expenses related to the facility consisted primarily of other operation and maintenance and depreciation and amortization expenses. Upon the sale of the facility, WPL entered into a PPA with the new owner of the facility and its share of the costs associated with this facility is now recorded as purchased power expense. As a result, there are large nuclear-related variances between 2006 and 2005 for these income statement line items, which are somewhat offsetting in nature and also do not capture other benefits from the sale including, among others, the impact of the application of the sale proceeds. In 2007, 2006 and 2005, purchased power capacity costs included in “Electric production fuel and purchased power expense” in the electric margin table above related to the Kewaunee PPA were $70 million, $68 million and $30 million, respectively.

Unbilled Revenue Estimates - In the second quarter of each year, when weather impacts on electric sales volumes are historically minimal, WPL refines its estimates of unbilled electric revenues. Adjustments resulting from these refined estimates can increase (e.g. 2006) or decrease (e.g. 2007) electric margins reported in the second quarter. Estimated increases (decreases) in WPL’s electric margins from the annual adjustments to unbilled revenue estimates recorded in the second quarter of 2007, 2006 and 2005 were ($4) million, $4 million and $0, respectively.

Wholesale Sales - Wholesale and retail sales volumes in 2007 were impacted by WPL’s sale of its electric distribution property in Illinois in February 2007. Prior to this asset sale, electric revenues and MWhs sold to retail customers in Illinois were included in residential, commercial and industrial sales in the electric margin table above. Upon completion of this asset sale, WPL entered into separate wholesale agreements to continue to provide electric services to its former retail customers in Illinois. Electric revenues and MWhs sold under these wholesale agreements are included in wholesale sales in the electric margin table above. The lower pricing for wholesale customers as compared to retail customers resulted in a decrease to electric margins following the sale of the electric distribution property in Illinois.

Wholesale sales volumes were higher in 2005 compared to 2006 largely due to the impacts of weather conditions on wholesale sales demand. In addition, wholesale revenues were higher in 2005 compared to 2006 due to the impacts of higher fuel-related cost recovery revenues from wholesale customers in 2005. The changes in revenues caused by changes in fuel-related costs were largely offset by changes in electric production fuel and purchased power expense and therefore did not have a significant impact on electric margins.

Bulk Power and Other Sales - Bulk power and other revenues changes were largely due to changes in revenues from sales in the wholesale energy market operated by MISO, which began on April 1, 2005. These changes in revenues were largely offset by changes in electric production fuel and purchased power expense and therefore did not have a significant impact on electric margins.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s electric margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2007	2006	2005
Weather impacts on demand compared to normal weather	$5	$—	$7
Losses from weather derivatives (a)	(3)	(2)	(3)

Net weather impact	$2	$(2)	$4

(a)	Recorded in “Other” revenues in the above table.

WPL’s electric sales demand is seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning usage by its residential and commercial customers. Cooling degree days (CDD) data is used to measure the variability of temperatures during summer months and is correlated with electric sales demand. Heating degree days (HDD) data is used to measure the variability of temperatures during winter months and is correlated with electric and gas sales demand. Refer to “Gas Margins - Impacts of Weather Conditions” for details regarding HDD in WPL’s service territory. CDD in WPL’s service territories were as follows:

	Actual
CDD (a):	2007	2006	2005	Normal (a)
Madison, Wisconsin	336	284	421	259

(a)	CDD are calculated using a 70 degree base. Normal degree days are calculated using a 20-year average.

WPL utilizes weather derivatives based on CDD and HDD to reduce the potential volatility on its margins during the summer months of June through August and the winter months of November through March, respectively. WPL entered into weather derivatives based on CDD in Madison, Wisconsin for the period June 1, 2007 through Aug. 31, 2007 and weather derivatives based on CDD in Chicago, Illinois for the periods June 1, 2006 through Aug. 31, 2006 and June 1, 2005 through Aug. 31, 2005. WPL entered into weather derivatives based on HDD in Madison, Wisconsin for the period Nov. 1, 2007 through March 31, 2008 and weather derivatives based on HDD in Chicago, Illinois for the periods Nov. 1, 2006 through March 31, 2007 and Nov. 1, 2005 through March 31, 2006.

In addition, WPL estimated the impact on demand compared to normal weather during September 2007, 2006 and 2005 (such months were not covered by weather derivatives) was $1 million, ($2) million and $2 million, respectively.

Gas Margins - Gas margins and dekatherm (Dth) sales for WPL were as follows:

	Revenues and Costs (dollars in millions)					Dths Sold (Dths in thousands)
	2007	2006	(a)	2005	(b)	2007	2006	(a)	2005	(b)
Residential	$145.2	$144.9	—	$156.4	(7)%	11,596	11,270	3%	12,068	(7)%
Commercial	84.0	84.4	—	89.3	(5)%	8,337	8,155	2%	8,187	—
Industrial	8.2	8.3	(1)%	10.0	(17)%	883	876	1%	978	(10)%

Retail subtotal	237.4	237.6	—	255.7	(7)%	20,816	20,301	3%	21,233	(4)%
Interdepartmental	14.8	17.0	(13)%	50.8	(67)%	2,264	2,116	7%	6,448	(67)%
Transportation/other	13.5	19.3	(30)%	15.8	22%	24,478	21,094	16%	25,200	(16)%

Total revenues/sales	265.7	273.9	(3)%	322.3	(15)%	47,558	43,511	9%	52,881	(18)%

Cost of gas sold	175.0	174.8	—	231.9	(25)%

Margins	$90.7	$99.1	(8)%	$90.4	10%

(a)	Reflects the % change from 2006 to 2007. (b) Reflects the % change from 2005 to 2006.

2007 vs. 2006 Summary - Gas margins decreased $8 million, or 8%, in 2007, primarily due to lower results from WPL’s performance-based gas commodity cost recovery program (benefits were allocated between ratepayers and WPL) and the net impacts of weather conditions and WPL’s weather hedging activities. These items were partially offset by an increase in weather-normalized retail sales volumes largely caused by the negative impact high natural gas prices in the first quarter of 2006 had on customer usage during that period.

2006 vs. 2005 Summary - Gas margins increased $9 million, or 10% in 2006, primarily due to the net impacts of weather conditions and WPL’s weather hedging activities, the impacts of a rate increase implemented in 2005 and a modest increase in weather-normalized retail sales in 2006. These increases were partially offset by the negative impact on margins from lower interdepartmental sales.

Impacts of Weather Conditions - Estimated decreases to WPL’s gas margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2007	2006	2005
Weather impacts on demand compared to normal weather	$(1)	$(5)	$(3)
Gains (losses) from weather derivatives (a)	(2)	4	(1)

Net weather impact	$(3)	$(1)	$(4)

(a)	Recorded in “Transportation/other” revenues in the above table.

WPL’s gas sales demand follows a seasonal pattern with an annual base-load of gas and a large heating peak occurring during the winter season. HDD data is used to measure the variability of temperatures during winter months and is correlated with gas sales demand. HDD in WPL’s service territory were as follows:

	Actual
HDD (a):	2007	2006	2005	Normal (a)
Madison, Wisconsin	6,914	6,499	6,796	7,148

(a)	HDD are calculated using a 65 degree base. Normal degree days are calculated using a 20-year average.

WPL utilizes weather derivatives based on HDD to reduce the potential volatility on its gas margins during the winter months of November through March.

Performance-based Gas Commodity Recovery Program - During 2006 and 2005, WPL had a gas performance incentive which included a sharing mechanism whereby 50% of gains and losses relative to current commodity prices, as well as other benchmarks, were retained by WPL, with the remainder refunded or recovered from customers. Starting in 2007, the program was modified such that 35% of all gains and losses from WPL’s gas performance incentive sharing mechanism were retained by WPL, with 65% refunded to or recovered from customers. Effective Nov. 1, 2007, WPL’s gas performance incentive sharing mechanism was terminated and replaced with a modified one-for-one pass through of gas costs. WPL’s performance-based gas commodity recovery program resulted in gains which increased gas margins by $5 million, $13 million and $13 million in 2007, 2006 and 2005, respectively. Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for additional details of the new gas commodity recovery program implemented in the fourth quarter of 2007.

Interdepartmental Sales - WPL supplies natural gas to the natural gas-fired generating facilities it owns and operates and accounts for these sales as interdepartmental gas sales. Interdepartmental gas sales volumes were higher in 2005 as compared to 2007 and 2006 due largely to increased usage of natural gas-fired generating facilities in 2005 to meet electric demand as a result of very warm summer weather conditions in 2005.

Transportation/other Sales - Transportation/other sales volumes were higher in 2007 as compared to 2006 largely due to the impact of WPL’s sale of its gas distribution properties in Illinois in February 2007. Prior to these asset sales, gas revenues and Dths sold to retail customers in Illinois were included in residential, commercial and industrial sales in the gas margin table above. Upon completion of these asset sales, WPL entered into a separate agreement to continue to provide services to its former retail customers in Illinois. Gas revenues and Dths sold under this agreement is included in transportation/other sales in the gas margin table above. The lower pricing for transportation/other customers as compared to retail customers resulted in a decrease to gas margins following the sale of the electric distribution properties in Illinois.

Refer to “Rates and Regulatory Matters” for discussion of WPL’s electric and gas rate filings. Refer to “Rates and Regulatory Matters” and Note 1(h) of the “Notes to Consolidated Financial Statements” for information relating to utility fuel and natural gas cost recovery. Refer to Note 10(b) of the “Notes to Consolidated Financial Statements” for additional information regarding weather derivatives entered into by WPL in the fourth quarter of 2007 to reduce potential volatility on its margins from Jan. 1, 2008 through March 31, 2008.

Other Revenues -

2007 vs. 2006 - Other revenues decreased $6 million in 2007, primarily due to lower third-party commodity sales. Changes in other revenues were largely offset by changes in other operation and maintenance expenses.

Other Operation and Maintenance Expenses -

2007 vs. 2006 - Other operation and maintenance expenses decreased $9 million in 2007, primarily due to $7 million of lower pension and other postretirement benefits expenses largely due to the impact of benefit plan contributions in 2006, $5 million of lower incentive-related compensation expense and lower expenses related to third-party commodity sales. These decreases were partially offset by a $4 million regulatory-related charge in 2007.

2006 vs. 2005 - Other operation and maintenance expenses decreased $14 million in 2006, primarily due to a reduction in nuclear generation-related expenses as a result of the Kewaunee sale (such expenses totaled $21 million in 2005) and a $7 million regulatory-related charge in 2005. These decreases were partially offset by $9 million of higher incentive-related compensation expenses, $2 million of higher transmission and distribution expenses and increases in other administrative and general expenses.

Refer to “Other Matters - Other Future Considerations” for discussion of the potential impacts on future operation expenses from incentive compensation plans.

Depreciation and Amortization -

2007 vs. 2006 - Depreciation and amortization expense increased $3 million in 2007, primarily due to the impact of property additions, partially offset by lower software amortization.

2006 vs. 2005 - Depreciation and amortization expense decreased $1 million in 2006, primarily due to lower nuclear depreciation of $5 million as a result of the Kewaunee sale in July 2005 and lower software amortization. These decreases were substantially offset by the impact of property additions including SFEF.

Refer to “Other Matters - Other Future Considerations” for the anticipated impacts of new depreciation rates expected to be implemented by WPL in 2008 and expected decreases in future software amortization expenses.

Taxes Other than Income Taxes -

2006 vs. 2005 - Taxes other than income taxes increased $4 million in 2006, primarily due to increased gross receipts taxes resulting from increased revenues.

Refer to “Rates and Regulatory Matters” for discussion of the interplay between utility operating expenses and utility margins given their impact on WPL’s utility rate activities. Refer to “Electric Margins - Purchased Power Capacity Costs” for discussion of the impact the sale of Kewaunee had on WPL’s electric margins and operating expenses.

Interest Expense -

2007 vs. 2006 - Interest expense increased $1 million in 2007, primarily due to the impact of WPL’s 6.375% debentures issued in 2007, substantially offset by the impact of WPL’s 7% debentures retired in 2007 and interest expense accrued in 2006 on the regulatory liability related to the reserve for rate refund associated with WPL’s fuel-related rate case.

2006 vs. 2005 - Interest expense increased $8 million in 2006, primarily due to $5 million of higher affiliated interest expense associated with the SFEF capital lease WPL entered into in June 2005 and interest expense accrued in 2006 on the regulatory liability related to the reserve for rate refund associated with WPL’s fuel-related rate case.

Refer to Note 3(b) of the “Notes to Consolidated Financial Statements” for details of the SFEF capital lease.

Income Taxes - The effective income tax rates were 34.3%, 37.1%, and 36.7% in 2007, 2006 and 2005, respectively. The decreased effective income tax rate for 2007 compared to 2006 was primarily due to lower state taxes, amortization of prior years deferred manufacturing production deduction tax benefits and increased current year manufacturing production deductions. Refer to Note 4 of the “Notes to Consolidated Financial Statements” for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview - WPL believes it has, and expects to maintain, a strong liquidity position as a result of available capacity under its revolving credit facility and operating cash flows. Based on its strong liquidity position and capital structure, WPL believes it will be able to secure additional capital required to implement its strategic plan and meet its long-term contractual obligations. Access to capital markets to fund its future capital requirements is largely dependent on the credit quality of WPL and credit market developments.

Liquidity Position - At Dec. 31, 2007, WPL had $168 million of available capacity under its revolving credit facility.

Capital Structure - WPL plans to maintain consolidated debt-to-total capitalization ratios that are consistent with investment-grade credit ratings to ensure access to capital markets at reasonable costs. WPL’s capital structure at Dec. 31, 2007 was as follows (dollars in millions):

Common equity	$1,036.8	58.4%
Preferred equity	60.0	3.4%
Long-term debt (incl. current maturities)	597.0	33.6%
Short-term debt	81.8	4.6%

	$1,775.6	100.0%

In addition to capital structure, other important financial considerations used to determine the characteristics of future financings include financial coverage ratios, flexibility for WPL’s generation plan, state regulations and debt imputed by rating agencies. The most stringent imputations include a portion of the Kewaunee, Riverside and RockGen PPAs. Refer to “Rates and Regulatory Matters” for details of imputed debt adjustments approved by the PSCW in WPL’s 2007 retail rate case.

WPL intends to manage its capital structure in such a way that it does not compromise its ability to raise the necessary funding required to enable it to continue to provide utility services reliably and at a reasonable cost. Key considerations include maintaining access to the financial markets on the terms, in the amounts and within the timeframes required to fund WPL’s strategic plan, retaining a prudent level of financial flexibility and maintaining its investment-grade credit rating. The capital structure is only one of a number of components that needs to be actively managed in order to achieve these objectives. WPL currently expects to maintain a capital structure in which total debt would not exceed 40% to 45%, and preferred stock would not exceed 5% to 10%, of total capital. These targets may be adjusted depending on subsequent developments and the potential impact on WPL’s investment-grade credit rating.

Credit Market Developments - Financial markets have been under considerable strain recently, resulting in negative impacts on the availability and terms of credit available to certain businesses. The recent downturn in the U.S. housing market has adversely affected domestic consumer demand and the financial markets, particularly lending and underwriting institutions active in the mortgage and asset-backed obligation markets. Financial market conditions are sensitive to the evolving economic outlook, as investors try to assess the implications of economic information for future earnings and asset values.

WPL is aware of the potential implications these credit market developments might have on its ability to raise the external funding required for its operations and capital expenditure plan. WPL has taken several measures over the past several years to improve its financial strength including: reducing debt; securing a multi-year committed revolving credit facility to provide backstop liquidity to its commercial paper program and a committed source of alternative liquidity in the event the commercial paper market is disrupted; and extending WPL’s long-term debt maturity profile and avoiding undue concentrations of maturities over the next few years.

Primary Sources and Uses of Cash - WPL’s most significant source of cash is electric and gas sales to its utility customers. Cash from these sales reimburses WPL for prudently incurred expenses to provide service to its utility customers and provides WPL a return on rate base assets required to provide such services. Operating cash flows are expected to cover the majority of WPL’s maintenance capital expenditures and dividends paid to Alliant Energy. Capital requirements needed to retire debt and fund capital expenditures for utility rate base growth related to new generating facilities and environmental compliance programs, are expected to be financed primarily through external financings. In order to maintain debt-to-total capitalization ratios that are consistent with investment-grade ratings, WPL may periodically fund such capital requirements with additional debt and equity.

Cash Flows - Selected information from the Consolidated Statements of Cash Flows is as follows (in millions):

Cash flows from (used for):	2007	2006	2005
Operating activities	$258.0	$162.6	$176.6
Investing activities	(207.0)	(149.0)	(42.9)
Financing activities	(52.2)	(12.0)	(133.8)

Cash Flows From Operating Activities -

Historical Changes in Cash Flows From Operating Activities - 2007 vs. 2006 - WPL’s cash flows from operating activities increased $95 million primarily due to lower pension plan contributions, collateral payments to counterparties of derivative contracts in 2006, the impact of improved retail fuel-related cost recoveries and other changes in working capital. These items were partially offset by higher income tax payments.

2006 vs. 2005 - WPL’s cash flows from operating activities decreased $14 million primarily due to collateral payments to counterparties of derivative contracts in 2006, higher pension plan contributions and other changes in working capital, partially offset by the impact of improved retail fuel-related rate recoveries.

Pension Plan Contributions - In August 2006, the Pension Protection Act of 2006 was enacted. This legislation includes changes to minimum funding level requirements of pension plans beginning in 2008. In 2006, WPL contributed to its pension plans with the intention of satisfying the minimum funding level requirements through 2008 and does not currently intend to make any additional significant contributions prior to 2009. Refer to Note 5(a) of the “Notes to Consolidated Financial Statements” for discussion of the current funded levels of WPL’s pension plans.

Cash Flows Used For Investing Activities -

Historical Changes in Cash Flows Used For Investing Activities - 2007 vs. 2006 - WPL’s cash flows used for investing activities increased $58 million primarily due to construction expenditures related to the Cedar Ridge wind farm project in 2007 and proceeds from the liquidation of nuclear decommissioning trust fund assets in 2006. These increases were partially offset by proceeds from the sale of its Illinois properties in 2007.

2006 vs. 2005 - WPL’s cash flows used for investing activities increased $106 million primarily due to proceeds from the sale of its interest in Kewaunee in 2005 and lower proceeds from the liquidations of nuclear decommissioning trust fund assets in 2006 compared to 2005. These increases were partially offset by lower construction expenditures.

Construction and Acquisition Expenditures - Capital expenditures, investments and financing plans are reviewed, approved and updated as part of WPL’s strategic planning and budgeting processes. In addition, significant capital expenditures and investments are subject to a cross-functional review prior to approval. Changes in WPL’s anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, changing market conditions and new opportunities. WPL currently anticipates construction and acquisition expenditures during 2008, 2009 and 2010 as follows (in millions):

	2008	2009	2010
Generation - new facilities:
Coal - Nelson Dewey #3	$35	$250	$400
Wind - Cedar Ridge	125	—	—
Wind - Minnesota	100	20	305
Gas - NEF (a)	—	95	—

Total generation - new facilities	260	365	705
Environmental	50	150	180
Advanced metering infrastructure	20	50	5
Other capital expenditures	195	175	165

	$525	$740	$1,055

(a)	WPL currently plans to purchase NEF from Resources effective June 1, 2009.

Cost estimates represent WPL’s estimated portion of total escalated construction and acquisition expenditures in millions of dollars and exclude AFUDC, if applicable. WPL has not yet entered into contractual commitments relating to the majority of its anticipated future capital expenditures. As a result, it does have discretion with regard to the level of capital expenditures eventually incurred and closely monitors and frequently updates such estimates based on numerous economic and other factors. Refer to “Strategic Overview” and “Environmental” for further discussion of the generation plan and environmental compliance plans.

WPL expects to finance its 2008 to 2010 capital expenditure plans in a manner that allows it to adhere to the capital structure targets discussed in the “Capital Structure” section above. 2008 capital expenditures are expected to be funded with a combination of short-term debt and internally generated cash. Such short-term debt is expected to be refinanced with approximately $300 million of incremental long-term debt issuances and capital contributions from WPL’s parent in 2008. The precise characteristics of the financing for the 2009 and 2010 capital expenditures will be determined closer to the time that the financing is required but is currently anticipated to include a combination of issuances of long-term debt, preferred stock and capital contributions from WPL’s parent. Flexibility will be required in implementing the capital expenditure plan’s long-term financing to allow for scheduling variations in the required authorization and construction work, changing market conditions and any adjustments that might be required to ensure there are no material adverse impacts to WPL’s capital structure.

Proceeds from Asset Sales - Net proceeds from asset sales have been used for debt reduction, funding capital expenditures and general corporate purposes. Proceeds from assets sales for WPL during 2007, 2006 and 2005 were as follows (in millions):

Assets Sold:	2007	2006	2005
Electric and gas utility assets in Illinois	$24	$—	$—
Interest in Kewaunee	—	—	75
Other	—	4	5

	$24	$4	$80

Refer to “Strategic Overview - Business Divestiture” for discussion of WPL’s recent asset divesture activity.

Cash Flows Used For Financing Activities -

Historical Changes in Cash Flows Used For Financing Activities - 2007 vs. 2006 - WPL’s cash flows used for financing activities increased $40 million primarily due to higher common stock dividends and a capital contribution from Alliant Energy in 2006, partially offset by changes in the amount of debt issued and retired.

2006 vs. 2005 - WPL’s cash flows used for financing activities decreased $122 million primarily due to changes in the amount of debt issued and retired and a capital contribution from Alliant Energy in 2006.

State Regulatory Financing Authorization - WPL has state regulatory financing authorization for short-term borrowings of $250 million.

Shelf Registration - WPL does not have any remaining authority under its latest shelf registration.

Common Stock Dividends - In the third quarter of 2007, WPL paid a dividend of $100 million to Alliant Energy to realign WPL’s capital structure. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for discussion of WPL’s dividend payment restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations.

Short- and Long-term Debt - In October 2007, WPL extended the terms of its revolving credit facility to November 2012. This credit facility backstops commercial paper issuances used to finance short-term borrowing requirements, which fluctuate based on seasonal corporate needs, the timing of long-term financings and capital market conditions. At Dec. 31, 2007, credit facility information was as follows (dollars in millions):

Commercial paper:
Amount outstanding	$81.8
Weighted average maturity	2 days
Weighted average interest rates	4.7%
Available credit facility capacity	$168.2

WPL’s credit facility agreement contains a covenant which requires WPL to maintain a debt-to-capital ratio of less than 58%. The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent such hybrid securities do not exceed 15% of consolidated capital of the borrower), capital lease obligations, letters of credit, guarantees of the foregoing and new synthetic leases. The equity component excludes accumulated other comprehensive income (loss).

WPL’s credit facility agreement contains negative pledge provisions, which generally prohibit placing liens on any of WPL’s property with certain exceptions. Exceptions include among others, securing obligations of up to 5% of the consolidated assets of the borrower, non-recourse project financing and purchase money liens.

WPL’s credit facility agreement contains provisions that require, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of WPL’s consolidated assets to be used to reduce commitments under its facility. Exclusions include, among others, certain sale and lease-back transactions.

The credit facility agreement contains customary events of default. If an event of default under WPL’s credit agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the credit agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to WPL, then any outstanding obligations under WPL’s credit agreement would be immediately due and payable.

A material adverse change representation is not required for borrowings under WPL’s credit agreement.

At Dec. 31, 2007, WPL was in compliance with all covenants and other provisions of its credit facility.

Refer to Note 7 of the “Notes to Consolidated Financial Statements” for additional information on short- and long-term debt.

Creditworthiness -

Credit Ratings - Access to the capital markets and the costs of obtaining external financing are dependent on creditworthiness. WPL is committed to taking the necessary steps required to maintain investment-grade credit ratings. WPL’s current credit ratings and outlooks are as follows:

	Standard & Poor’s Ratings Services	Moody’s Investors Service
Senior secured long-term debt	A-	A1
Senior unsecured long-term debt	A-	A2
Commercial paper	A-2	P-1
Preferred stock	BBB	Baa1
Corporate/issuer	A-	A2
Outlook	Stable	Stable

Ratings Triggers - The long-term debt of WPL is not subject to any repayment requirements as a result of explicit credit rating downgrades or so-called “ratings triggers.” However, WPL is party to various agreements, including PPAs and fuel contracts that are dependent on maintaining investment-grade credit ratings. In the event of a downgrade below investment-grade level, WPL may need to provide credit support, such as letters of credit or cash collateral equal to the amount of the exposure, or may need to unwind the contract or pay the underlying obligation. In the event of a downgrade below investment-grade level, management believes WPL has sufficient liquidity to cover counterparty credit support or collateral requirements under the various agreements with ratings triggers.

Off-Balance Sheet Arrangements -

Synthetic Leases - WPL utilizes off-balance sheet synthetic operating leases that relate to the financing of certain of its utility railcars. Synthetic leases provide favorable financing rates to WPL while allowing it to maintain operating control of its leased assets. Refer to Note 3(a) of the “Notes to Consolidated Financial Statements” for future minimum lease payments and residual value guarantees associated with these synthetic leases.

Guarantees and Indemnifications - WPL has guarantees and indemnifications outstanding related to its recent divestiture activities. Refer to Note 11(d) of the “Notes to Consolidated Financial Statements” for additional information.

Certain Financial Commitments -

Contractual Obligations - WPL’s long-term contractual obligations as of Dec. 31, 2007 were as follows (in millions):

	2008	2009	2010	2011	2012	Thereafter	Total
Operating expense purchase obligations (Note 11(b)):
Purchased power and fuel commitments	$341	$248	$116	$91	$102	$157	$1,055
Other	6	—	—	—	—	—	6
Long-term debt maturities (Note 7(b))	60	—	100	—	—	439	599
Interest - long-term debt obligations	38	35	31	27	27	620	778
Contractual obligations for wind turbines and wind sites	81	—	—	—	—	—	81
Operating leases (Note 3(a))	77	68	64	61	62	31	363
Capital lease (Note 3(b))	15	15	15	15	15	188	263

	$618	$366	$326	$194	$206	$1,435	$3,145

Purchased power and fuel commitments represent normal business contracts used to ensure adequate purchased power, coal and natural gas supplies and to minimize exposure to market price fluctuations. Alliant Energy, through its subsidiary Corporate Services, has entered into various coal commitments that have not yet been directly assigned to WPL and IPL. Such commitments are not included in WPL’s purchased power and fuel commitments. Other operating expense purchase obligations represent individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2007. Included in WPL’s long-term debt obligations was variable rate debt of $39 million, which represented 7% of total long-term debt outstanding. Interest on variable rate debt in the above table was calculated using rates as of Dec. 31, 2007. Contractual obligations for wind turbines and wind sites represent commitments under contracts entered into by WPL to acquire turbines and sites for certain wind projects that are described in more detail in “Strategic Overview - Generation Plan.” Refer to “Cash Flows Used For Investing Activities - Construction and Acquisition Expenditures” for additional information on WPL’s construction and acquisition program. Refer to Note 5(a) of the “Notes to Consolidated Financial Statements” for anticipated pension and other postretirement benefits funding amounts, which are not included in the above table.

At Dec. 31, 2007, WPL had $2.4 million of unrecognized tax benefits recorded as liabilities in accordance with Financial Accounting Standards Board Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes,” which are not included in the above table. It is uncertain if, and when, such amounts may be settled with the respective taxing authorities. Related to these unrecognized tax benefits, WPL also recorded liabilities for potential interest of $0.5 million at Dec. 31, 2007 which are also not included in the above table.

In addition, at Dec. 31, 2007, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheet that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the above table.

Environmental -

Overview - WPL is subject to regulation of environmental matters by various federal, state and local authorities as a result of its current and past operations. WPL addresses these environmental matters with pollution abatement programs, which are subject to continuing review and are periodically revised due to various factors, including changes in environmental regulations, construction plans and compliance costs. Given the dynamic nature of environmental regulations and other related regulatory requirements, WPL has established an integrated planning process that is used for environmental compliance of its future anticipated operations. As part of WPL’s integrated planning process, significant environmental projects are approved by WPL’s Board of Directors. WPL anticipates future expenditures for environmental compliance will be material and will require significant capital investments. WPL anticipates that prudent expenditures incurred to comply with environmental requirements likely would be recovered in rates from its customers. The following are major environmental matters that could potentially have a significant impact on WPL’s financial condition, results of operations and cash flows.

Air Quality - The Clean Air Act (CAA) and its amendments mandate preservation of air quality through existing regulations and periodic reviews to ensure adequacy of these provisions based on scientific data. As part of the basic framework under the CAA, the EPA is required to establish National Ambient Air Quality Standards (NAAQS), which serve to protect public health and welfare. These standards address six “criteria” pollutants, four of which are particularly relevant to WPL’s electric utility operations, including nitrogen oxides (NOx), SO2, particulate matter (PM), and ozone. Ozone is not directly emitted from WPL’s generating facilities; however, NOx emissions may contribute to its formation in the atmosphere.

State implementation plans (SIPs) document the collection of regulations that individual state agencies will apply to maintain NAAQS and related CAA requirements. The EPA must approve each SIP and if a SIP is not acceptable to the EPA or if a state chooses not to issue separate state rules, then the EPA can assume enforcement of the CAA in that state by issuing a federal implementation plan. Areas that comply with NAAQS are considered to be in attainment, whereas routinely monitored locations that do not comply with these standards may be classified by the EPA as non-attainment and require further actions to reduce emissions. Additional emissions standards may also be applied under the CAA regulatory framework beyond the NAAQS. The specific federal and state regulations that may affect WPL’s operations include: Clean Air Interstate Rule (CAIR), Wisconsin Reasonably Available Control Technology (RACT) Rule, Clean Air Mercury Rule (CAMR), Wisconsin State Mercury Rule and Clean Air Visibility Rule (CAVR) Standards. WPL also monitors various other potential environmental matters related to air quality, including: litigation of various federal rules issued under the CAA statutory authority; revisions to the New Source Review/Prevention of Significant Deterioration permitting programs and New Source Performance Standards; federal proposals to further strengthen the NAAQS for PM and ozone; and proposed legislation or other regulatory actions intended to reduce GHG emissions.

Compliance Costs - WPL completes periodic evaluations of compliance costs for air quality rules. These evaluations were most recently updated in 2007 based on information available regarding CAIR and CAMR SIPs and the costs and performance of control options. Furthermore, WPL’s updated multi-emissions compliance plan includes actions to address anticipated rule outcomes related to RACT, Best Available Retrofit Technology (BART) and regional haze as discussed in the paragraphs below. The updated multi-emissions compliance plan for WPL include investments in air pollution controls for its electric generating facilities as well as purchases of emission allowances. WPL’s current estimated capital expenditures required to implement its updated multi-emissions compliance plan are $50 million for 2008, $150 million for 2009, $180 million for 2010, and $300 million to $400 million for 2011 to 2018.

These expenditure estimates represent WPL’s portion of the total escalated capital expenditures and exclude AFUDC, if applicable. Capital expenditure estimates are subject to change based on future changes to plant specific costs of air pollution control technologies, outcomes of SIPs for current air rules and any additional requirements based on new air rules. In addition, the selection and timing of installation of air pollution controls for compliance may change as a result of these and other considerations.

In the second quarter of 2007, WPL filed a construction application with the PSCW to install air pollution controls to reduce SO2 emissions at the two existing units at Nelson Dewey. Capital expenditures for the Nelson Dewey SO2 air pollution controls are estimated to be $116 million and are included in the above estimates for WPL’s multi-emissions compliance plan.

Clean Air Interstate Rule (CAIR) - In 2005, the EPA issued CAIR, which requires reductions of SO2 and NOx emissions from existing and new electric generating units with greater than 25 MW of capacity. CAIR is a cap-and-trade market-based program that is expected to reduce the regional transport of electric utility emissions to non-attainment areas in the eastern U.S. Electric generating units covered by CAIR will receive authorizations to emit SO2 and NOx in the form of allowances, with the total amount available for actual emissions limited by the cap. Individual control requirements are not specified under a cap-and-trade program, but each company can design its own compliance strategy to meet the overall reduction requirement through installation of air pollution controls or purchase of allowances. There is a two-phase compliance schedule for CAIR. The Phase I compliance deadline is Jan. 1, 2009 for NOx and Jan. 1, 2010 for SO2. The Phase 2 compliance deadline is Jan. 1, 2015 for both NOx and SO2. When fully implemented, CAIR is expected to result in overall SO2 and NOx emissions reductions by over 70% and 60% from 2003 levels, respectively. Affected states under CAIR include Wisconsin. EPA has issued final SIP approvals for the CAIR regulations adopted in Wisconsin. While WPL expects to comply through a combination of additional capital investments in emissions controls at various facilities and purchases of emissions allowances, it is continuing to review these alternatives.

Wisconsin Reasonably Available Control Technology (RACT) Rule - In 2004, the EPA designated 10 counties in Southeastern Wisconsin as non-attainment areas for the ozone NAAQS. This designation includes Sheboygan County, where WPL operates SFEF and the Edgewater generating facility (Edgewater). In the second quarter of 2007, the Wisconsin Department of Natural Resources (DNR) approved the RACT rule for NOx as part of the federal ozone SIP submittal to address non-attainment areas in Wisconsin. Modifications are not necessary at SFEF to comply with this rule. WPL expects that RACT compliance at Edgewater will result in accelerating NOx emission reductions beyond the CAIR requirements through installation of emission controls earlier than required to meet CAIR requirements. WPL is evaluating the RACT rules to develop an approach to meet the 2009 and 2013 compliance deadlines at Edgewater. However, final compliance requirements cannot be certain until final EPA approval of the RACT rule has been received, which is currently expected later in 2008.

Clean Air Mercury Rule (CAMR) - In 2005, the EPA issued CAMR, which would require reductions of mercury emissions from existing and new U.S. coal-fired electric generating units with greater than 25 MW of capacity in a two-phased approach. The first phase of compliance was required by Jan. 1, 2010 and the second phase by Jan. 1, 2018. Similar to the CAIR program, CAMR would use a national cap-and-trade system, where compliance may be achieved by either adding mercury controls and/or purchasing allowances. In February 2008, a court decision vacated and remanded CAMR to the EPA for reconsideration. The EPA’s response to this court decision and associated implications to WPL are uncertain at this time. There are also uncertainties regarding the applicability of state regulations that would implement the EPA rules and state responses in the interim until the EPA issues revised rules. WPL is currently unable to predict the final outcome, but expects that capital investments and/or modifications resulting from the reconsidered rule could be significant. Furthermore, estimated compliance costs for CAMR currently included in “Compliance Costs” will be reviewed and may be revised when additional information becomes available regarding the EPA’s rule reconsideration.

Wisconsin State Mercury Rule - In 2004, the Wisconsin DNR independently issued a state-only mercury emission control rule that affects electric utility companies in Wisconsin. The rule explicitly recognizes an underlying state statutory restriction that state regulations cannot be more stringent than those included in any federal mercury program unless there is a demonstration that more stringent requirements are necessary to provide adequate protection for public health or welfare. The rule states that the Wisconsin DNR must adopt state rule changes within 18 months of publication of any federal rules. However, the Wisconsin CAMR regulation has not yet been adopted. The Wisconsin mercury rule includes a requirement to cap mercury emissions beginning on Jan. 1, 2008. WPL believes its current multi-emissions compliance plan includes sufficient controls to meet this cap. Further impacts remain uncertain until the EPA responds to the court decision to vacate and remand the federal CAMR.

Clean Air Visibility Rule (CAVR) - The EPA issued CAVR in 2005 to address regional haze. CAVR requires states to develop and implement SIPs to address visibility impairment in designated national parks and wilderness areas across the country with a national goal of no impairment by 2064. Affected states, including Wisconsin, were required to submit a SIP to the EPA by December 2007 to include BART air pollution controls and other additional measures needed for reducing state contributions to regional haze. The implementation of CAVR SIP reductions are scheduled to begin to take effect in 2014 with full implementation before 2018. Generating facility emissions of primary concern for BART and regional haze regulation include SO2, NOx and PM. Under CAVR, states participating in CAIR’s cap-and-trade program can determine that CAIR has precedence over BART. Therefore, BART requirements will be deemed to be met through compliance with CAIR requirements. In addition to BART, individual states are required to identify additional regional haze control measures needed to address visibility protection at designated areas. Wisconsin DNR submission of a SIP remains outstanding. The Wisconsin Natural Resources Board has adopted a Wisconsin BART regulation that will accept CAIR controls for generating facilities, although legislative review is pending as a component of the CAVR SIP. In addition, Wisconsin DNR will complete a subsequent assessment of the need for supplemental regional haze regulations. WPL is unable to predict the impact that CAVR might have on the operations of its existing coal-fired generating facilities until Wisconsin has received final EPA approval of CAVR SIP submittals, which is currently expected in late 2008.

Third Party Excess Emission Claims - WPL is aware that certain citizen groups have begun pursuing claims against owners of utility generating facilities regarding excess emissions, including opacity emissions. While WPL has not received any such claims to date, it is aware that certain public comments have been submitted to the Wisconsin DNR regarding excess emission reports for two of WPL’s generating facilities. WPL is unable to predict what actions, if any, the Wisconsin DNR or the public commenters may take in response to these public comments. WPL continues to monitor its emissions closely to determine whether additional controls will be required. The anticipated additional capital investments for CAIR and CAMR compliance discussed above are expected to contribute to improvements in opacity emissions. However, should more stringent opacity limits be required, the timing of investments and control equipment options to comply with these multiple regulatory requirements will need further evaluation.

Third Party Alleged Air Permitting Violation Claims - There have been instances where citizen groups have pursued claims against utilities for alleged air permitting violations. While WPL has not received any such claims to date, it is aware of certain public comments that have been submitted to the Wisconsin DNR regarding the renewal of air operating permits. WPL has learned from discussions with the Wisconsin DNR that one of WPL’s generating facilities will need to lower its opacity and PM emissions as part of its air operating permit renewal process. WPL is developing a compliance schedule to submit to the Wisconsin DNR that will detail how this will be done in a timely manner. WPL is also aware that a citizen group has filed a petition with the Wisconsin DNR regarding modification of an air operating permit for another WPL generating facility. WPL is unable to predict what actions, if any, the Wisconsin DNR or the public commenters may take in response to any public comments and petitions.

GHG Emissions - Public awareness of climate change continues to grow along with support for policymakers to take action to mitigate global warming. There is considerable debate regarding the public policy response that the U.S. should adopt, involving both domestic actions and international efforts. Several members of Congress have proposed legislation to regulate GHG emissions, primarily targeting reductions of carbon dioxide (CO2) emissions. State and regional initiatives to address GHG emissions are also underway in Wisconsin. Specifically, governors from nine Midwest states, including Wisconsin, signed the Midwestern GHG Accord in November 2007. The participants are expected to develop a proposed cap-and-trade agreement and a model rule within 12 months of the date of this accord. The accord also provides for an 18-month implementation period following completion of the cap-and-trade agreement and model rule.

WPL continues to take voluntary measures to reduce its emissions including CO2 and other GHG as prudent steps to address potential climate change regulation. Strategically, WPL focuses on the following areas to reduce GHG: 1) installation of commercially proven controls for air emissions and continued operational excellence to achieve further generating facility efficiency improvements; 2) demand-side management including energy conservation programs; 3) expansion of company-owned renewable energy sources; 4) continued use of PPAs and investments that focus on lower or non-emitting generation resources; and 5) development of technology solutions through funding of collaborative research programs for advanced clean coal generation as well as potential options for carbon sequestration.

WPL’s Board of Directors has assigned oversight of environmental policy and planning issues, including climate change, to the Environmental, Nuclear, Health and Safety (ENHS) Committee. The ENHS committee is comprised solely of independent directors. The ENHS Committee reports on its reviews and, as appropriate, makes recommendations to WPL’s Board of Directors.

Given the highly uncertain outcome and timing of future regulations regarding the control of GHG emissions and the lack of established technology that will significantly reduce GHG emissions, WPL currently cannot predict the financial impact of any future climate change regulations on its operations but the capital expenditures to comply with any new emissions controls could be significant. Refer to “Rates and Regulatory Matters” for discussion of the Midwestern GHG Accord.

Chicago Climate Exchange (CCX) - In the third quarter of 2007, Alliant Energy issued a letter of commitment for WPL to participate in the CCX for the Phase I membership period covering 2003 through 2006. CCX members voluntarily agree to a CO2 emissions baseline level and subsequent annual CO2 emission reduction targets from this baseline level during the membership period covered with their commitment to the CCX. If members reduce their CO2 emissions by less than the reduction targets, they must buy allowances from other CCX members to cover their shortfall. On the other hand, if members reduce their CO2 emissions by more than the reduction targets, they may sell their excess allowances to other CCX members or carry forward their excess allowances for use in future periods. Allowance sales and purchases occur at a market price determined by CCX members through their participation in the market administered by CCX. WPL anticipates completion of the formal application process for participation in the Phase I period of CCX in the first quarter of 2008. WPL does not anticipate any material adverse impact on its financial condition or results of operations as a result of participating in the CCX for the Phase I period.

Water Quality -

Federal Clean Water Act - The Federal Clean Water Act requires the EPA to regulate cooling water intake structures to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life. In 2004, the second phase of this EPA rule became effective and is generally referred to as “316(b).” 316(b) applies to existing cooling water intake structures at large steam-electric generating facilities. WPL has identified three generating facilities which it believes are impacted by 316(b) and is currently preparing evaluations of the potential impacts of the rule. In January 2007, a court decision on this rule remanded some aspects of the rule to the EPA for further consideration. It is unclear whether the EPA will stay the deadlines in the rule until the remanded rulemaking is finished. As a result, 316(b)’s compliance requirements and associated deadlines are currently unknown. WPL is currently unable to predict the final outcome, however expect that required capital investments and/or modifications resulting from this regulation could be significant.

Wisconsin State Thermal Rule - WPL is currently evaluating proposed revisions to the Wisconsin Administrative Code concerning the amount of heat that WPL’s generating facilities can discharge into Wisconsin waters. Hearings on proposed revisions to thermal water quality rules were held during January 2008 and a final rule is not expected to be completed until late 2008. At this time, WPL is unable to predict the final outcome of the proposed rules, but believes that required capital investments and/or modifications resulting from this regulation could be significant.

Hydroelectric Fish Passages and Fish Protective Devices - In 2004, FERC issued an order requiring WPL to take the following actions regarding one of WPL’s hydroelectric generating facilities: 1) develop a detailed engineering and biological evaluation of potential fish passages for the facility; 2) install an agency-approved fish-protective device at the facility within one year and 3) install an agency-approved fish passage at the facility within three years. In 2005, WPL filed an extension request with FERC for the detailed engineering and biological evaluation of potential fish passages and installation of an agency-approved fish-protective device. In 2006, FERC approved extending the evaluation and installation for the downstream fish passage to April 2008 and upstream fish passage to April 2009. In January 2007, the U.S. Fish and Wildlife Service and Wisconsin DNR requested additional changes and further analysis on the fish passage design, delaying the construction plan. Once WPL receives these agencies’ approvals, WPL will file a new construction plan with FERC. The fish protection equipment construction and installation plans were approved by the U.S. Fish and Wildlife Service and Wisconsin DNR in December 2007. FERC approval is pending. WPL believes that required capital investments and/or modifications resulting from this issue could be significant.

Land and Solid Waste -

Manufactured Gas Plant (MGP) Sites - WPL has current or previous ownership interests in 14 MGP sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. Refer to Note 11(e) of the “Notes to Consolidated Financial Statements” for estimates of the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s MGP sites.

Land and Solid Waste Regulatory Issues - WPL is also monitoring various land and solid waste regulatory changes. This includes a potential EPA regulation for management of coal combustion product in landfills and surface impoundments that could require installation of monitoring wells at some facilities and an ongoing expanded groundwater monitoring program. Compliance with the polychlorinated biphenyls (PCB) Fix-it Rule/Persistent Organic Pollutants Treaty could possibly require replacement of all electrical equipment containing PCB insulating fluid which is a substance known to be harmful to human health. The Wisconsin Department of Commerce has drafted a new rule related to flammable, combustible and hazardous liquids stored in above ground storage tanks. This draft rule has not yet been finalized. The primary financial impact of this new rule would be from a secondary containment requirement for all new hazardous materials tanks and for new hazardous material unloading areas. WPL is unable to predict the outcome of these possible regulatory changes at this time, but currently believes that the required capital investment and/or modifications resulting from these potential regulations could be significant.

Refer to Note 11(e) of the “Notes to Consolidated Financial Statements,” and “Construction and Acquisition Expenditures” for further discussion of environmental matters.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions - WPL’s primary market risk exposures are associated with commodity prices, interest rates and equity prices. WPL has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. Refer to Notes 1(j) and 10 of the “Notes to Consolidated Financial Statements” for further discussion of WPL’s derivative instruments.

Commodity Price Risk - WPL is exposed to the impact of market fluctuations in the commodity price and transportation costs of electric, coal and natural gas products it procures and markets. WPL employs established policies and procedures to mitigate its risks associated with these market fluctuations including the use of various commodity derivatives and contracts of various durations for the forward sale and purchase of these commodities. WPL’s exposure to commodity price risks is also significantly mitigated by the current rate making structures in place for recovery of its electric fuel and purchased energy costs (fuel-related costs) as well as its cost of natural gas purchased for resale.

WPL’s wholesale electric tariffs and retail gas tariffs provide for subsequent adjustments to its rates for changes in commodity costs thereby significantly mitigating any price risk for prudently incurred commodity costs. WPL’s rate mechanisms, combined with commodity derivatives discussed above, significantly reduce commodity risk associated with WPL’s wholesale electric and retail gas margins.

However, WPL’s retail electric margins are more exposed to the impact of changes in commodity prices due largely to the current retail recovery mechanisms in place in Wisconsin for fuel-related costs. WPL’s retail electric rates are based on forecasts of forward-looking test year periods and include estimates of future fuel-related costs per MWh anticipated during the test periods. During each electric retail rate proceeding for WPL, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs per MWh used to determine rates. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges during the test period, WPL can request and the PSCW can authorize an adjustment to future retail electric rates. As part of this process, the PSCW may authorize an interim fuel-related rate increase or decrease until final rates are determined. However, if an interim rate increase is granted and the final rate increase is less than the interim rate increase, WPL would refund the excess collection to customers, including interest, at the current authorized return on equity rate. As part of WPL’s January 2007 retail rate case decision, the PSCW approved annual forecasted fuel-related costs per MWh of $29.65 based on $445 million of variable fuel costs for WPL’s test period and set annual fuel monitoring ranges of plus or minus 2%. Based on the current retail recovery mechanism, WPL has exposure to its retail electric margins from increases in fuel-related costs above the forecasted fuel-related costs per MWh used to determine electric rates to the extent such increases are not recovered through prospective fuel only retail rate changes. WPL has additional commodity price risk resulting from the lag inherent in obtaining any approved retail rate relief for potential increases in fuel-related costs above the fuel monitoring ranges and the prospective nature of any retail rate relief which precludes WPL from recovering under-recovered costs from ratepayers in the future.

Refer to “Rates and Regulatory Matters - Utility Fuel Cost Recovery” for additional details of the retail rate recovery mechanism in Wisconsin for electric fuel-related costs. WPL is unable to determine the anticipated impact of changes in commodity prices on its future electric margins given the uncertainty of how future fuel-related costs will correlate with the retail electric rates in place and the outcome of the proposed changes to the current retail electric fuel-related cost recovery rules in Wisconsin.

Interest Rate Risk - WPL is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt and variable-rate leasing agreements. WPL manages this interest rate risk by limiting its variable interest rate exposure. Assuming no change in WPL’s consolidated financial structure, if variable interest rates were to average 100 basis points higher (lower) in 2008 than in 2007, expense would increase (decrease) by approximately $1.2 million. This amount was determined by considering the impact of a hypothetical 100 basis point increase (decrease) in interest rates on WPL’s consolidated variable-rate debt held and variable-rate lease balances at Dec. 31, 2007.

Equity Price Risk - WPL is exposed to equity price risk as a result of its investments in debt and equity securities held by its pension and other postretirement benefits plans.

New Accounting Pronouncements - Refer to Note 1(q) of the “Notes to Consolidated Financial Statements” for discussion of new accounting pronouncements impacting WPL.

Critical Accounting Policies - Based on historical experience and various other factors, WPL believes the following accounting policies are critical to its business and the understanding of its results of operations as they require critical estimates be made based on the assumptions and judgment of management. The preparation of consolidated financial statements requires management to make various estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingencies. The results of these estimates and judgments form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and judgments. WPL’s management has discussed these critical accounting policies with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for a discussion of WPL’s accounting policies and the estimates and assumptions used in the preparation of the consolidated financial statements.

Regulatory Assets and Liabilities - WPL is regulated by various federal and state regulatory agencies. As a result, it qualifies for the application of Statement of Financial Accounting Standards (SFAS) 71, “Accounting for the Effects of Certain Types of Regulation.” SFAS 71 recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between accounting principles generally accepted in the U.S. and the accounting principles imposed by the regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred as they are probable of recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers and amounts collected in rates for which the related costs have not yet been incurred.

WPL recognizes regulatory assets and liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WPL’s regulatory assets and liabilities. WPL periodically assesses whether the regulatory assets are probable of future recovery by considering factors such as regulatory environment changes and recent rate orders issued by the applicable regulatory agencies. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WPL’s results of operations. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for details of the nature and amounts of WPL’s regulatory assets and liabilities.

Unbilled Revenues - Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various estimates, thus significant changes in the estimates could have a material impact on WPL’s results of operations. At Dec. 31, 2007 and 2006, WPL’s unbilled revenues were $86 million and $74 million, respectively. Refer to “Results of Operations—Electric Margins—Unbilled Revenue Estimates” for discussion of annual adjustments to unbilled electric revenue estimates in the second quarters of 2007, 2006 and 2005.

Accounting for Pensions and Other Postretirement Benefits - WPL accounts for pensions and other postretirement benefits under SFAS 87, “Employers’ Accounting for Pensions,” SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s pension and other postretirement liabilities and costs each period including assumptions regarding employee demographics (including age, life expectancies, and compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future pension and other postretirement benefits costs. WPL’s assumptions are supported by historical data and reasonable projections and are reviewed annually. As of Sep. 30, 2007 (WPL’s most recent measurement date), future assumptions included a 6.2% discount rate to calculate benefit obligations and a 8.5% annual expected rate of return on investments. In selecting an assumed discount rate, WPL reviews various corporate Aa bond indices. The 8.5% annual expected rate of return is consistent with the historical returns of WPL’s plan assets and is based on projected long-term equity and bond returns, maturities and asset allocations. Refer to Note 5(a) of the “Notes to Consolidated Financial Statements” for additional discussion of the accounting for pensions and other postretirement benefits.

Income Taxes - WPL accounts for income taxes under FIN 48, “Accounting for Uncertainty in Income Taxes,” and SFAS 109, “Accounting for Income Taxes.” Under these rules, certain assumptions are made which represent significant estimates used to determine an entity’s income tax assets, liabilities, benefits and expenses each period. These assumptions include projections of the impacts from the completion of audits of the tax treatment of certain transactions. WPL’s assumptions are supported by reasonable projections and are reviewed quarterly by management. Significant changes in these assumptions could have a material impact on WPL’s financial condition and results of operations. Refer to Note 4 of the “Notes to Consolidated Financial Statements” for additional details regarding unrecognized tax benefits for WPL.

Other Future Considerations - In addition to items discussed earlier in MDA and the “Notes to Consolidated Financial Statements,” the following items could impact WPL’s future financial condition or results of operations:

Incentive Compensation Plans - Alliant Energy’s total compensation program includes an incentive compensation program (ICP) which provides substantially all of its non-bargaining employees and certain bargaining unit employees (including WPL employees) an opportunity to receive annual short-term incentive cash payments based on the achievement of specific annual corporate goals for Alliant Energy including, among others, earnings per share from continuing operations and cash flows from operations. Funding of the ICP is designed so that Alliant Energy retains all earnings up to a pre-established earnings target. After achieving such target, there is a sharing mechanism of earnings between Alliant Energy and employees up to an established maximum funding amount for the ICP. In addition, the total compensation program for certain key employees includes long-term incentive awards issued under an Equity Incentive Plan (EIP). Refer to Note 5(b) of the “Notes to Consolidated Financial Statements” for additional discussion of outstanding awards issued under the EIP. WPL is currently unable to determine what impacts these incentive compensation plans will have on its future financial condition or results of operations.

Depreciation Study - In February 2008, the PSCW issued an order approving the implementation of updated depreciation rates for WPL effective July 1, 2008 as a result of a recently completed depreciation study. The updated depreciation rates are lower than WPL’s current depreciation rates. WPL currently expects its 2008 annual depreciation expense will decrease approximately $9 million compared to its 2007 annual depreciation expense amounts as a result of the implementation of the updated depreciation rates. The impacts of this depreciation study will be considered in WPL’s future rate proceedings. Due to uncertainties such as when, and to what extent, the new depreciation estimates from the study will be reflected in its future rates, WPL is unable to determine the future impacts on its financial condition or results of operations.

Enterprise Resource Planning (ERP) Software - WPL uses an ERP software system to record, process and report human resources, finance and supply chain transactions. The initial implementation costs for the ERP software were fully amortized as of Aug. 31, 2007. As a result, WPL currently expects its 2008 annual amortization expense amount will be approximately $3.5 million lower than its 2007 annual amortization expense amount.

MISO Wholesale Energy Market - MISO is currently developing an ancillary services market, which includes systems and business processes, to complement the existing wholesale energy market that MISO implemented in April 2005. The ancillary services market is currently projected to begin operation in June 2008. In September 2007, MISO filed an amended tariff with FERC and plans to secure approval of the tariff in time to meet the 2008 planned implementation. WPL continues to prepare for the start of the ancillary services market. WPL is monitoring the development of the market to ensure that the rules associated with the market are reasonable and that costs and revenues associated with the market receive appropriate regulatory cost recovery treatment. WPL is currently unable to determine what impacts this new market will have on its future financial condition or results of operations.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Wisconsin Power and Light Company and subsidiaries (WPL) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. WPL’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of the inherent limitations of internal control over financial reporting, misstatements may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

WPL’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2007 using the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, WPL’s management believes that, as of December 31, 2007, its internal control over financial reporting was effective based on those criteria.

William D. Harvey
Chairman and Chief Executive Officer

Eliot G. Protsch
Chief Financial Officer

Thomas L. Hanson
Vice President-Controller and Chief Accounting Officer

February 28, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Wisconsin Power and Light Company, Madison, Wisconsin:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in common equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1(q) to the consolidated financial statements, as a result of the adoption of new accounting standards the Company changed its method of accounting for defined benefit pension and other postretirement benefits plans on December 31, 2006, and for uncertainty in income taxes on January 1, 2007.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

February 28, 2008

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
	(in millions)
Operating revenues:
Electric utility	$1,140.7	$1,111.4	$1,073.9
Gas utility	265.7	273.9	322.3
Other	10.4	16.0	13.4

	1,416.8	1,401.3	1,409.6

Operating expenses:
Electric production fuel and purchased power	665.1	649.5	600.8
Cost of gas sold	175.0	174.8	231.9
Other operation and maintenance	236.2	245.3	259.1
Depreciation and amortization	109.9	107.3	107.9
Taxes other than income taxes	39.9	39.5	35.3

	1,226.1	1,216.4	1,235.0

Operating income	190.7	184.9	174.6

Interest expense and other:
Interest expense	49.6	48.3	40.4
Equity income from unconsolidated investments	(28.4)	(27.0)	(26.3)
Allowance for funds used during construction	(2.6)	(2.6)	(3.3)
Interest income and other	(0.7)	(1.3)	(2.2)

	17.9	17.4	8.6

Income before income taxes	172.8	167.5	166.0

Income taxes	59.3	62.2	60.9

Net income	113.5	105.3	105.1

Preferred dividend requirements	3.3	3.3	3.3

Earnings available for common stock	$110.2	$102.0	$101.8

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2007	2006
	(in millions)
Property, plant and equipment:
Electric plant in service	$2,214.4	$2,111.7
Gas plant in service	347.6	325.6
Other plant in service	184.8	189.3
Accumulated depreciation	(1,108.2)	(1,054.7)

Net plant	1,638.6	1,571.9
Leased Sheboygan Falls Energy Facility, less accumulated amortization of $15.9 and $9.8	107.9	114.0
Construction work in progress	102.6	66.7
Other, less accumulated depreciation of $0.8 and $0.6	2.6	2.7

	1,851.7	1,755.3

Current assets:
Cash and cash equivalents	0.4	1.6
Accounts receivable:
Customer, less allowance for doubtful accounts of $1.3 and $1.5	168.6	153.1
Other, less allowance for doubtful accounts of $0.1 for both periods	14.5	49.6
Production fuel, at weighted average cost	37.0	26.7
Materials and supplies, at weighted average cost	21.5	19.8
Gas stored underground, at weighted average cost	37.9	28.6
Regulatory assets	27.3	66.4
Prepaid gross receipts tax	36.7	35.6
Derivative assets	14.9	6.2
Assets held for sale	—	24.3
Other	24.5	18.9

	383.3	430.8

Investments:
Investment in American Transmission Company LLC	172.2	166.2
Other	23.1	21.4

	195.3	187.6

Other assets:
Regulatory assets	196.9	211.8
Deferred charges and other	161.4	113.6

	358.3	325.4

Total assets	$2,788.6	$2,699.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
CAPITALIZATION AND LIABILITIES	2007	2006
	(in millions, except per share and share amounts)
Capitalization (Refer to Consolidated Statements of Capitalization):
Common stock—$5 par value—authorized 18,000,000 shares; 13,236,601 shares outstanding	$66.2	$66.2
Additional paid-in capital	568.8	568.6
Retained earnings	401.8	483.5
Accumulated other comprehensive loss	—	(7.5)

Total common equity	1,036.8	1,110.8

Cumulative preferred stock	60.0	60.0
Long-term debt, net (excluding current portion)	537.0	298.6

	1,633.8	1,469.4

Current liabilities:
Current maturities	60.0	105.0
Commercial paper	81.8	134.9
Accounts payable	109.6	91.4
Accounts payable to associated companies	38.3	39.6
Regulatory liabilities	49.2	52.0
Derivative liabilities	7.7	44.4
Liabilities held for sale	—	1.3
Other	34.4	30.3

	381.0	498.9

Other long-term liabilities and deferred credits:
Deferred income taxes	269.9	255.5
Regulatory liabilities	173.9	168.7
Capital lease obligations—Sheboygan Falls Energy Facility	116.1	118.6
Pension and other benefit obligations	71.0	70.6
Other	142.9	117.4

	773.8	730.8

Commitments and contingencies (Note 11)
Total capitalization and liabilities	$2,788.6	$2,699.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(in millions)
Cash flows from operating activities:
Net income	$113.5	$105.3	$105.1
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	109.9	107.3	107.9
Other amortizations	38.7	33.5	35.7
Deferred tax expense (benefit) and investment tax credits	(6.9)	41.6	(3.5)
Equity income from unconsolidated investments	(28.4)	(27.0)	(26.3)
Distributions from equity method investments	21.7	23.2	24.7
Other	(1.6)	(1.4)	(1.0)
Other changes in assets and liabilities:
Accounts receivable	19.6	4.8	(37.3)
Prepaid pension costs	(24.2)	(11.1)	(1.7)
Regulatory assets	44.3	(39.7)	(91.5)
Accounts payable	2.6	(17.6)	36.4
Regulatory liabilities	3.7	(58.1)	23.2
Derivative liabilities	(38.8)	26.0	13.8
Pension and other benefit obligations	0.4	(15.3)	15.4
Other	3.5	(8.9)	(24.3)

Net cash flows from operating activities	258.0	162.6	176.6

Cash flows used for investing activities:
Utility construction and acquisition expenditures	(203.1)	(162.5)	(185.3)
Proceeds from asset sales	23.6	4.1	80.1
Purchases of securities within nuclear decommissioning trusts	—	—	(6.1)
Sales of securities within nuclear decommissioning trusts	—	—	83.4
Changes in restricted cash within nuclear decommissioning trusts	—	23.5	(17.3)
Other	(27.5)	(14.1)	2.3

Net cash flows used for investing activities	(207.0)	(149.0)	(42.9)

Cash flows used for financing activities:
Common stock dividends	(191.1)	(92.2)	(89.8)
Preferred stock dividends	(3.3)	(3.3)	(3.3)
Capital contribution from parent	—	42.6	—
Proceeds from issuance of long-term debt	300.0	39.1	—
Reductions in long-term debt	(105.0)	(39.1)	(88.0)
Net change in short-term borrowings	(53.1)	41.4	46.5
Other	0.3	(0.5)	0.8

Net cash flows used for financing activities	(52.2)	(12.0)	(133.8)

Net increase (decrease) in cash and cash equivalents	(1.2)	1.6	(0.1)

Cash and cash equivalents at beginning of period	1.6	—	0.1

Cash and cash equivalents at end of period	$0.4	$1.6	$—

Supplemental cash flows information:
Cash paid during the period for:
Interest	$42.5	$48.7	$41.9

Income taxes, net of refunds	$62.5	$31.4	$64.1

Noncash investing and financing activities:
Capital lease obligations incurred	$—	$—	$123.8

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31,
	2007	2006
	(dollars in millions, except per share amounts)
Common equity (Refer to Consolidated Balance Sheets)	$1,036.8	$1,110.8

Cumulative preferred stock:
Cumulative, without par value, not mandatorily redeemable - authorized 3,750,000 shares, maximum aggregate stated value $150, redeemable any time:
$100 stated value - 4.50% series, 99,970 shares outstanding	10.0	10.0
$100 stated value - 4.80% series, 74,912 shares outstanding	7.5	7.5
$100 stated value - 4.96% series, 64,979 shares outstanding	6.5	6.5
$100 stated value - 4.40% series, 29,957 shares outstanding	3.0	3.0
$100 stated value - 4.76% series, 29,947 shares outstanding	3.0	3.0
$100 stated value - 6.20% series, 150,000 shares outstanding	15.0	15.0
$25 stated value - 6.50% series, 599,460 shares outstanding	15.0	15.0

	60.0	60.0

Long-term debt, net:
Debentures:
5.7%, due 2008	60.0	60.0
7.625%, due 2010	100.0	100.0
6.25%, due 2034	100.0	100.0
6.375%, due 2037	300.0	—
7%, matured in 2007	—	105.0

	560.0	365.0
Pollution Control Revenue Bonds:
2006 Series A, variable rate (4.6% at Dec. 31, 2007), due 2015	14.6	14.6
2006 Series B, variable rate (4.5% at Dec. 31, 2007), due 2014 and 2015	24.5	24.5

	39.1	39.1

Total, gross	599.1	404.1
Less:
Current maturities	(60.0)	(105.0)
Unamortized debt discount, net	(2.1)	(0.5)

Total long-term debt, net	537.0	298.6

Total capitalization	$1,633.8	$1,469.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Common Equity
	(in millions)
2005:
Beginning balance (a)	$66.2	$525.7	$461.7	$(2.7)	$1,050.9
Earnings available for common stock			101.8		101.8
Minimum pension liability adjustment, net of tax of ($0.3)				(0.4)	(0.4)

Total comprehensive income					101.4
Common stock dividends			(89.8)		(89.8)
Other		0.1			0.1

Ending balance	66.2	525.8	473.7	(3.1)	1,062.6

2006:
Earnings available for common stock			102.0		102.0
Minimum pension liability adjustment, net of tax of $0.7				0.8	0.8

Total comprehensive income					102.8
Common stock dividends			(92.2)		(92.2)
Capital contribution from parent		42.6			42.6
SFAS 158 transition adjustment, net of tax of ($4.2) (Note 1(q))				(5.2)	(5.2)
Other		0.2			0.2

Ending balance	66.2	568.6	483.5	(7.5)	1,110.8

2007:
Earnings available for common stock			110.2		110.2
Pension and other postretirement benefits amortizations and reclassification to regulatory assets, net of tax of $5.7				7.5	7.5

Total comprehensive income					117.7
Common stock dividends			(191.1)		(191.1)
Adoption of FIN 48 (Note 4)			(0.8)		(0.8)
Other		0.2			0.2

Ending balance	$66.2	$568.8	$401.8	$—	$1,036.8

(a)	Accumulated other comprehensive loss at Jan. 1, 2005 consisted entirely of minimum pension liability adjustments.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General -

Description of Business - The consolidated financial statements include the accounts of Wisconsin Power and Light Company (WPL) and its consolidated subsidiary WPL Transco LLC. In February 2007, WPL completed the sale of its Illinois electric distribution and gas properties within South Beloit Water, Gas and Electric Company (South Beloit), WPL’s former subsidiary. Refer to Note 16 for further discussion. WPL is a direct subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation and distribution of electric energy; the distribution and transportation of natural gas; and various other energy-related services. WPL’s service territories are located in south and central Wisconsin.

Basis of Presentation - The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. Unconsolidated investments, which WPL does not control, but does have the ability to exercise significant influence over operating and financial policies (generally, 20% to 50% voting interest), are accounted for under the equity method of accounting. These equity method investments are stated at acquisition cost, increased or decreased for WPL’s equity in net income or loss, which is included in “Equity income from unconsolidated investments” in the Consolidated Statements of Income, and decreased for any dividends received. These equity method investments are also increased or decreased for WPL’s proportionate share of the investee’s other comprehensive income (loss), which is included in “Accumulated other comprehensive loss” on the Consolidated Balance Sheets. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

All significant intercompany balances and transactions, other than certain energy-related transactions affecting South Beloit, have been eliminated from the consolidated financial statements. Such energy-related transactions not eliminated include costs that are recoverable from customers through the rate making process. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S.) (GAAP), which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. Certain prior period amounts have been reclassified on a basis consistent with the current period financial statement presentation. Unless otherwise noted, the notes herein have been revised to exclude assets and liabilities held for sale for all periods presented.

Use of Estimates - The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Regulatory Assets and Liabilities - WPL is subject to regulation by FERC and the Public Service Commission of Wisconsin (PSCW). As a result, WPL is subject to the provisions of Statement of Financial Accounting Standards (SFAS) 71, “Accounting for the Effects of Certain Types of Regulation,” which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates.

Regulatory Assets - At Dec. 31, regulatory assets were comprised of the following items (Midwest Independent System Operator (MISO); Kewaunee Nuclear Power Plant (Kewaunee); in millions):

	2007	2006
Pension and other postretirement benefits (Note 5(a))	$91.8	$107.1
Costs for proposed base-load, wind and clean air compliance projects	23.4	7.6
Asset retirement obligations (Note 17)	12.6	12.0
MISO-related	11.1	7.7
Tax-related	10.9	11.0
Kewaunee outage in 2005	10.6	20.1
Kewaunee sale	9.5	10.9
Debt redemption costs (Note 1(p))	8.6	9.1
Environmental-related (Note 11(e))	8.4	8.1
Derivatives (Note 10(a))	7.7	46.5
Other	29.6	38.1

	$224.2	$278.2

A portion of the regulatory assets in the above table are not earning a return. These regulatory assets are expected to be recovered from customers in future rates, however the carrying costs of these assets are borne by WPL. At Dec. 31, the regulatory assets representing past expenditures that were not earning returns were as follows (dollars in millions):

	2007	2006
Other regulatory assets not earning returns	$1	$8
Weighted average remaining life (in years)	2	5

Pension and Other Postretirement Benefits - The PSCW has authorized WPL to record the retail portion of its previously unrecognized gains and losses, prior service costs and credits and transition assets and obligations as “Regulatory assets” in lieu of “Accumulated other comprehensive loss” on the Consolidated Balance Sheets. Beginning in 2007, WPL also recognized the wholesale portion of its previously unrecognized gains and losses, prior service costs and credits and transition assets as “Regulatory assets” on the Consolidated Balance Sheets because these costs are expected to be recovered in rates in future periods under the formula rate structure implemented in 2007. These regulatory assets will be increased or decreased as the gains or losses, prior service costs or credits, and transition assets or obligations are subsequently amortized and recognized as a component of net periodic benefit costs. Refer to Note 5(a) for additional information regarding pension and other postretirement benefits.

Costs for Proposed Base-load, Wind and Clean Air Compliance Projects - WPL has incurred expenditures required for the planning and siting (commonly referred to as pre-certification or pre-construction costs) of certain proposed base-load, wind and clean air compliance projects. Pre-certification costs generally are characterized as incremental costs related to planning and investigation studies incurred to determine the feasibility of utility projects under contemplation for construction and regulatory approval. Pre-construction costs generally are characterized as capital expenditures made prior to beginning construction of capital projects requiring regulatory approval. WPL recognizes these pre-certification and pre-construction costs as “Regulatory assets” on the Consolidated Balance Sheets prior to regulatory approval of the project or prior to management’s decision to proceed with the project if no regulatory approvals are required. Upon regulatory approval or when management decides to proceed with a project that does not require regulatory approval, WPL’s cumulative pre-construction costs for each project are transferred from “Regulatory Assets” to “Construction work in progress” on the Consolidated Balance Sheets. WPL’s cumulative pre-certification costs for each project remain in “Regulatory Assets” on the Consolidated Balance Sheets until recovered from customers through changes in future base rates. At Dec. 31, the cumulative costs for these projects were as follows (in millions):

	2007	2006
Base-load project (a)	$17.3	$6.7
Wind projects	1.4	0.7
Clean air compliance projects	4.7	0.2

	$23.4	$7.6

(a)	WPL’s proposed 300 megawatt (MW) coal-fired electric generating facility, which WPL expects to be in service in 2013 with a preferred location in Cassville, Wisconsin.

WPL recognizes allowance for funds used during construction (AFUDC) on pre-construction costs and recovery of short-term debt carrying costs for pre-certification costs based on regulatory orders.

Asset Retirement Obligations (AROs) - WPL believes it is probable that any differences between expenses accrued for legal AROs calculated under SFAS 143, “Accounting for Asset Retirement Obligations,” and Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 47, “Accounting for Conditional Asset Retirement Obligations - an interpretation of SFAS 143,” and expenses recovered currently in rates will be recoverable in future rates, and is deferring the difference as a regulatory asset.

Kewaunee Outage in 2005 - WPL received approval from the PSCW to defer, beginning April 15, 2005, incremental fuel-related costs associated with the extension of an unplanned outage at Kewaunee, which occurred from February 2005 to early July 2005. The PSCW also approved the deferral of incremental operation and maintenance costs related to the unplanned outage. In January 2007, WPL received approval from the PSCW to recover these costs over a two-year period through 2008.

Kewaunee Sale - WPL received approval from the PSCW to defer all gains, losses, and transaction costs associated with the sale of Kewaunee. In July 2005, WPL completed the sale of its interest in Kewaunee and recognized a loss (including transaction costs but excluding the benefits of the non-qualified decommissioning trust assets discussed in “Regulatory Liabilities”) of $16 million from the sale. At both Dec. 31, 2007 and 2006, WPL recorded regulatory asset reserves of $5 million primarily related to the uncertainty regarding the level of recovery of WPL’s loss on the sale of its interest in Kewaunee. These reserves are reflected as a reduction to regulatory assets in the “Other” line in the regulatory assets table above. The reduction in the Kewaunee Sale regulatory asset during 2007 reflects the impacts of the PSCW order associated with WPL’s 2007 base rate case which allowed WPL recovery of a portion of the loss from its retail customers. WPL will seek recovery of the remaining loss from its retail customers in future rate cases.

Other - WPL periodically assesses whether its regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. WPL records reserves for those regulatory assets that are no longer probable of future recovery. While WPL feels its remaining regulatory assets are probable of future recovery, no assurance can be made that WPL will recover these regulatory assets in future rates.

Regulatory Liabilities - At Dec. 31, regulatory liabilities were comprised of the following items (in millions):

	2007	2006
Cost of removal obligations	$149.8	$149.7
Fuel cost recovery (Note 1(h))	16.9	3.2
Derivatives (Note 10(a))	14.9	6.6
Tax-related	13.5	16.1
Gas performance incentive (Notes 1(h) and 2)	12.3	16.3
Emission allowances (Note 14)	8.1	1.6
Kewaunee decommissioning trust assets	—	19.3
Other	7.6	7.9

	$223.1	$220.7

Regulatory liabilities related to cost of removal obligations, to the extent expensed through depreciation rates, reduce rate base. A significant portion of the remaining regulatory liabilities are not used to reduce rate base in the revenue requirement calculations utilized in WPL’s rate proceedings.

Cost of Removal Obligations - WPL collects in rates future removal costs for many assets that do not have an associated legal ARO. WPL records a regulatory liability for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities.

Emission Allowances - In April 2007, WPL entered into a non-monetary exchange of sulfur dioxide (SO2) emission allowances valued at $7.2 million. Refer to Note 14 for additional information on the related intangible asset.

Kewaunee Decommissioning Trust Assets - Pursuant to approval from the PSCW, in 2007, WPL completed the return of the retail portion of the Kewaunee-related non-qualified decommissioning trust assets to customers through reduced rates that were effective beginning in July 2005.

(c) Income Taxes - WPL is subject to the provisions of SFAS 109, “Accounting for Income Taxes,” and follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred taxes are recorded using currently enacted tax rates. WPL is also subject to the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 establishes standards for measurement and recognition in financial statements of tax positions taken or expected to be taken in a tax return. WPL recognizes net interest and penalties related to unrecognized tax benefits in “Income taxes” in the Consolidated Statements of Income. Refer to Notes 1(q) and 4 for discussion of WPL’s adoption of FIN 48.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. Other tax credits reduce income tax expense in the year claimed and are generally related to research and development. The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991.

(d) Cash and Cash Equivalents - Cash and cash equivalents include short-term liquid investments that have original maturities of less than 90 days.

(e) Property, Plant and Equipment - General - Plant in service is recorded at the original cost of construction, which includes material, labor, contractor services, AFUDC and allocable overheads, such as supervision, engineering, benefits, certain taxes and transportation. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. Ordinary retirements of plant in service and salvage value are netted and charged to accumulated depreciation upon removal from plant in service accounts and no gain or loss is recognized. Removal costs incurred are charged to a regulatory liability.

Electric plant in service - Electric plant in service by functional category at Dec. 31 was as follows (in millions):

	2007	2006
Distribution	$1,297.4	$1,206.3
Generation	882.2	855.6
Other	34.8	49.8

	$2,214.4	$2,111.7

Depreciation - WPL uses a combination of remaining life and straight-line depreciation methods as approved by the PSCW. The composite or group method of depreciation is used, in which a single depreciation rate is applied to the gross investment in a particular class of property. This method pools similar assets and then depreciates each group as a whole. Periodic depreciation studies are performed to determine the appropriate group lives, net salvage and group deprecation rates. These depreciation studies are subject to review and approval by the PSCW. Depreciation expense is included within the recoverable cost of service included in rates charged to customers. The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

	2007	2006	2005
Electric	3.5%	3.5%	3.6%
Gas	3.6%	3.7%	3.8%

In February 2008, the PSCW issued an order approving the implementation of updated depreciation rates for WPL effective July 1, 2008 as a result of a recently completed depreciation study. WPL estimates that the new average rates of depreciation for electric and gas properties will be approximately 2.6% and 2.4% respectively, during the second half of 2008.

AFUDC - AFUDC represents costs to finance construction additions including a return on equity component and cost of debt component as required by regulatory accounting. The concurrent credit for the amount of AFUDC capitalized is recorded as “Allowance for funds used during construction” in the Consolidated Statements of Income. The amount of AFUDC generated by equity and debt components was as follows (in millions):

	2007	2006	2005
Equity	$1.5	$2.0	$2.7
Debt	1.1	0.6	0.6

	$2.6	$2.6	$3.3

AFUDC for WPL’s retail and wholesale jurisdiction construction projects is calculated in accordance with PSCW and FERC guidelines, respectively. The AFUDC recovery rates, computed in accordance with the prescribed regulatory formula, were as follows:

	2007	2006	2005
PSCW formula - retail jurisdiction	9.0%	15.1%	15.1%
FERC formula - wholesale jurisdiction	5.5%	5.0%	6.7%

(f) Other Property, Plant and Equipment - Other property, plant and equipment is recorded at the original cost of construction, which includes material, labor and contractor services. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. The majority of other property is depreciated using the straight-line method over periods ranging from five to 15 years. Upon retirement or sale of other property, plant and equipment, the original cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Income.

(g) Operating Revenues - Revenues are primarily from electric and natural gas sales and deliveries and are recorded under the accrual method of accounting and recognized upon delivery. Effective April 1, 2005, MISO implemented the MISO Midwest Market, a bid-based energy market. The market requires that all market participants, including WPL, submit hourly day-ahead and/or real-time bids and offers for energy at locations across the MISO region. The day-ahead and real-time transactions are grouped together, resulting in a net supply to or net purchase from MISO of megawatt-hours for each hour of each day. The net supply to MISO is recorded in “Electric operating revenues” and the net purchase from MISO is recorded in “Electric production fuel and purchased power” in the Consolidated Statements of Income.

WPL accrues revenues for services rendered but unbilled at month-end. WPL serves as a collection agent for sales or various other taxes and records revenues on a net basis. The revenues do not include the collection of the aforementioned taxes.

(h) Utility Fuel Cost Recovery - WPL’s retail electric rates approved by the PSCW are based on forecasts of forward-looking test periods and include estimates of future fuel and purchased energy costs anticipated during the test period. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel costs used to determine retail base rates. If WPL’s actual fuel costs fall outside these fuel monitoring ranges during the test period, WPL and/or other parties can request, and the PSCW can authorize, an adjustment to future retail electric rates based on changes in fuel costs only. The PSCW may authorize an interim retail rate increase; however, if the final retail rate increase is less than the interim retail rate increase, WPL must refund the excess collection to retail customers with interest at the current authorized return on common equity rate. Recovery of capacity-related charges associated with WPL’s purchased power costs and network transmission charges are recovered from electric customers through changes in retail base rates. WPL’s wholesale electric rates provide for subsequent adjustments to rates for changes in the cost of fuel and purchased energy. WPL’s retail gas tariffs provide for subsequent adjustments to its natural gas rates for changes in the current monthly natural gas commodity price index.

During 2006 and 2005, WPL had a gas performance incentive which included a sharing mechanism whereby 50% of gains or losses relative to current commodity prices and benchmarks were retained by WPL, with the remainder refunded to or recovered from customers. Starting in 2007, the program was modified by the PSCW such that 35% of all gains and losses from WPL’s gas performance incentive sharing mechanism were retained by WPL, with 65% refunded to or recovered from customers. In January 2007, the PSCW also directed WPL to work with PSCW staff to help the PSCW determine if it may be necessary to reevaluate the current benchmarks for WPL’s gas performance incentive sharing mechanism or explore a modified one-for-one pass through of gas costs to retail customers. In October 2007, the PSCW issued an order providing WPL the option to choose to utilize a modified gas performance incentive sharing mechanism or switch to a modified one-for-one pass through of gas costs to retail customers using benchmarks. WPL evaluated the alternatives and chose to implement the modified one-for-one pass through of gas costs. This change was effective Nov. 1, 2007. WPL’s gas performance incentive sharing mechanism resulted in gains recorded as “Gas operating revenues” in the Consolidated Statements of Income of $5 million, $13 million and $13 million in 2007, 2006 and 2005, respectively.

Refer to Note 1(b) for additional information regarding fuel cost recovery.

(i) Generating Facility Outages - Operating expenses incurred during refueling outages at Kewaunee were expensed by WPL as incurred. WPL sold its interest in Kewaunee in July 2005. The maintenance costs incurred during outages for WPL’s various other generating facilities are also expensed as incurred.

(j) Derivative Instruments - WPL periodically uses derivative instruments to hedge exposures to fluctuations in certain commodity prices, volatility in a portion of electric and natural gas sales volumes due to weather, and transmission congestion costs. The fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets and gains and losses related to derivatives that are designated and qualify as cash flow hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. WPL does not offset fair value amounts recognized for the right to reclaim cash collateral (receivable) or the obligation to return cash collateral (payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement.

Based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair market values of WPL’s derivatives generally have no impact on its results of operations, as they are generally reported as changes in regulatory assets and liabilities. WPL has some commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception and based on this designation, these contracts are accounted for on the accrual basis of accounting. Refer to Notes 10 and 11(f) for further discussion of WPL’s derivative instruments and related credit risk, respectively.

(k) Pension and Other Postretirement Benefits Plans - For the defined benefit pension and other postretirement benefits plans sponsored by Corporate Services, Alliant Energy allocates costs and contributions to WPL based on labor costs of plan participants and any related obligations based WPL’s funded status.

(l) Asset Valuations - Long-lived assets to be held and used, excluding regulatory assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. The fair value is determined by the use of quoted market prices or the use of other valuation techniques such as expected discounted future cash flows. Refer to Note 1(b) for discussion of regulatory assets.

Long-lived assets held for sale are reviewed for possible impairment each reporting period and impairment charges are recorded if the carrying value of such asset exceeds the estimated fair value less cost to sell. The fair value is determined by the use of bid information from potential buyers, quoted market prices, appraisals, or the use of other valuation techniques such as expected discounted future cash flows.

If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the fair value of these investments to their carrying values as well as assessing if a decline in fair value is temporary. If an impairment is indicated, a charge is recognized equal to the amount the carrying value exceeds the investment’s fair value.

(m) Operating Leases - WPL has certain purchased power agreements (PPAs) that are accounted for as operating leases. Costs associated with these PPAs are included in “Electric production fuel and purchased power” in the Consolidated Statements of Income based on monthly payments for these PPAs. Monthly capacity payments related to one of these PPAs is higher during the peak demand period from May 1 through Sep. 30 and lower in all other periods during each calendar year. These seasonal differences in capacity charges are consistent with market pricing and the expected usage of energy from the facility.

(n) Emission Allowances - Emission allowances are granted by the U.S. Environmental Protection Agency (EPA) to sources of pollution that allow the release of a prescribed amount of pollution each year. Unused emission allowances may be bought and sold or carried forward to be utilized in future years. Purchased emission allowances are recorded as intangible assets at their original cost and evaluated for impairment as long-lived assets to be held and used in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” Emission allowances granted by the EPA are valued at a zero-cost basis. Amortization of emission allowances is based upon a weighted average cost for each category of vintage year utilized during the reporting period.

(o) Asset Retirement Obligations - The present value of any retirement costs associated with an asset for which WPL has a legal obligation is recorded as a liability with an equivalent amount added to the asset cost when an asset is placed in service. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss.

(p) Debt Issuance and Retirement Costs - WPL defers and amortizes debt issuance costs and debt premiums or discounts over the expected lives of the respective debt issues, considering maturity dates and, if applicable, redemption rights held by others. For debt retired early with no subsequent re-issuance, WPL defers any unamortized debt issuance costs, premiums or discounts as regulatory assets or regulatory liabilities, which are amortized over the remaining original life of the debt retired early. Gains or losses resulting from the refinancing of debt by WPL is deferred as regulatory liabilities or regulatory assets and amortized over the life of the new debt issued.

(q) New Accounting Pronouncements - In December 2007, the FASB issued SFAS 141(R), “Business Combinations.” SFAS 141(R) establishes principles and requirements for how the acquiring entity in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. WPL is required to adopt SFAS 141(R) on Jan. 1, 2009. Because the provisions of SFAS 141(R) are only applied prospectively to business combinations after adoption, the impact to WPL cannot be determined until any business combinations occur.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—Including an amendment of Accounting Research Bulletin (ARB) No. 51.” SFAS 160 amends ARB No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. WPL is required to adopt SFAS 160 by Jan. 1, 2009 and is evaluating the implications of SFAS 160 on its financial condition and results of operations.

In April 2007, the FASB issued FASB Staff Position (FSP) No. FIN 39-1, “Amendment of FIN 39, Offsetting of Amounts Related to Certain Contracts.” FSP FIN 39-1 amends FIN 39 to permit the offsetting of amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset. WPL adopted FSP FIN 39-1 on Jan. 1, 2008 with no material impact on its financial condition and results of operations.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” which provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. WPL adopted SFAS 159 on Jan. 1, 2008 with no impact on its financial condition and results of operations.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. WPL adopted SFAS 157 on Jan. 1, 2008 with no material impact on its financial condition and results of operations.

In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires an employer to recognize the overfunded or underfunded status of its benefit plans as an asset or liability on its balance sheet and to recognize the changes in the funded status of their benefit plans in the year in which they occur as a component of other comprehensive income. Refer to Note 1(b) for discussion of regulatory considerations which allow WPL to record the changes in the funded status of its benefit plans as regulatory assets in lieu of other comprehensive loss. WPL adopted the recognition provision of SFAS 158 in 2006 which resulted in reductions to its Dec. 31, 2006 balance of accumulated other comprehensive loss of $5.2 million. SFAS 158 also requires an employer to measure benefit plan assets and obligations as of the end of its fiscal year. WPL adopted the measurement date transition provision of SFAS 158 in 2008 which resulted in reductions to its Jan. 1, 2008 balance of retained earnings of $1.2 million.

In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109. FIN 48 establishes standards for measurement and recognition in financial statements of tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Refer to Note 4 for additional details of the impacts of the adoption by WPL of FIN 48 on Jan. 1, 2007.

(2) UTILITY RATE MATTERS

In December 2007, WPL received approval from the PSCW to begin refunding $10 million to its retail natural gas customers for the customers’ portion of gains realized from the gas performance incentive program in place for the period from November 2006 to October 2007. During the first two months of 2008, 80%, or $8 million, of the total expected refund amount was refunded to retail natural gas customers. The remainder will be refunded to retail natural gas customers after the PSCW completes its audit of the gas performance incentive program performance for the period.

In August 2007, WPL received approval from the PSCW to refund to its retail electric customers any over-recovery of retail fuel-related costs during the period June 1, 2007 through Dec. 31, 2007. WPL estimates the over-recovery of retail fuel-related costs during this period to be $20 million. WPL refunded to its retail electric customers $4 million in 2007 and $3 million during the first two months of 2008. WPL plans to file for approval with the PSCW by March 31, 2008, its final 2007 refund report.

At Dec. 31, 2007, WPL reserved for all amounts related to these refunds. Refer to Note 1(h) for further discussion of WPL’s fuel cost recovery and Note 1(b) for discussion of various other rate matters.

(3) LEASES

(a) Operating Leases - WPL has entered into various agreements related to property, plant and equipment rights that are accounted for as operating leases. WPL’s most significant operating leases relate to certain PPAs. These PPAs contain fixed rental payments related to capacity and transmission rights and contingent rental payments related to the energy portion (actual megawatt-hours) of the respective agreements. Rental expenses associated with WPL’s operating leases were as follows (in millions):

	2007	2006	2005
Operating lease rental expenses (excluding contingent rentals)	$96	$90	$91
Contingent rentals related to certain PPAs	19	23	28
Other contingent rentals	1	1	—

	$116	$114	$119

At Dec. 31, 2007, WPL’s future minimum operating lease payments, excluding contingent rentals, were as follows (in millions):

	2008	2009	2010	2011	2012	Thereafter	Total
Certain PPAs	$72	$63	$58	$58	$59	$18	$328
Synthetic leases	3	3	5	1	1	6	19
Other	2	2	1	2	2	7	16

	$77	$68	$64	$61	$62	$31	$363

The PPAs meeting the criteria as operating leases are such that, over the contract term, WPL has exclusive rights to all or a substantial portion of the output from the specific generating facility. The Certain PPAs total in the above table reflects $305 million and $23 million related to the Riverside Energy Center (Riverside) and RockGen Energy Center (RockGen) PPAs, respectively. WPL’s PPAs with Calpine Corporation (Calpine) subsidiaries related to RockGen and Riverside provide WPL the option to purchase these two facilities in 2009 and 2013, respectively. Refer to Note 18 for additional information concerning the impacts of FIN 46R, “Consolidation of Variable Interest Entities,” on these two PPAs.

The synthetic leases in the above table relate to the financing of certain utility railcars. The entities that lease these assets to WPL do not meet the consolidation requirements per FIN 46R and are not included on the Consolidated Balance Sheets. WPL has guaranteed the residual value of the related assets, which total $7 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to eight years. Residual value guarantee amounts have been included in the above table.

(b) Capital Lease - In the second quarter of 2005, WPL entered into a 20-year agreement with Alliant Energy Resources, Inc.’s (Resources’) Non-regulated Generation business to lease the Sheboygan Falls Energy Facility (SFEF), with an option for two lease renewal periods thereafter. The lease became effective in June 2005 when SFEF began commercial operations. WPL is responsible for the operation of SFEF and has exclusive rights to its output. In May 2005, the PSCW approved this affiliated lease agreement with initial monthly payments of approximately $1.3 million. The lease payments were based on a 50% debt to capital ratio, a return on equity of 10.9%, a cost of debt based on the cost of senior notes issued by Resources’ Non-regulated Generation business in June 2005 and certain costs incurred to construct the facility. In accordance with its order approving the lease agreement, the PSCW will review the capital structure, return on equity and cost of debt every five years from the date of the final decision. The capital lease is amortized using the straight-line method over the 20-year lease term. WPL’s retail rate cases, beginning with the 2005/2006 retail rate case that became effective in July 2005, include recovery of the monthly SFEF lease payment amounts from WPL’s customers. In 2007, 2006 and 2005, SFEF lease expenses were $19.0 million, $19.3 million and $11.3 million ($12.8 million, $13.1 million and $7.7 million included in “Interest expense” and $6.2 million, $6.2 million and $3.6 million included in “Depreciation and amortization” in the Consolidated Statements of Income), respectively. At Dec. 31, 2007, WPL’s estimated future minimum capital lease payments for SFEF were as follows (in millions):

2008	2009	2010	2011	2012	Thereafter	Total	Less: amount representing interest	Present value of net minimum capital lease payments
$15	$15	$15	$15	$15	$188	$263	$144	$119

(4) INCOME TAXES

Income Tax Expense (Benefit) - The components of income tax expense (benefit) for WPL were as follows (in millions):

	2007	2006	2005
Current tax expense:
Federal	$56.1	$18.9	$53.0
State	10.4	2.4	13.4
Deferred tax expense (benefit):
Federal	(4.0)	36.6	(3.5)
State	(1.3)	6.6	1.4
Investment tax credits	(1.5)	(1.5)	(1.5)
Research and development tax credits	(0.5)	(0.8)	(1.9)
Provision recorded as a change in uncertain tax benefits	—	—	—
Provision recorded as a change in accrued interest	0.1	—	—

	$59.3	$62.2	$60.9

Income Tax Rates - The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

	2007	2006	2005
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	4.8	5.6	7.5
Adjustment of prior period taxes	(0.1)	—	(0.7)
Research and development tax credits	(0.3)	(0.5)	(1.2)
Amortization of investment tax credits	(0.8)	(0.9)	(0.9)
Amortization of excess deferred taxes	(1.0)	(0.6)	(0.9)
Other items, net	(3.3)	(1.5)	(2.1)

Overall effective income tax rate	34.3%	37.1%	36.7%

Deferred Tax Assets and Liabilities - Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities. The deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2007			2006
	Deferred Tax Assets	Deferred Tax Liabilities	Net	Deferred Tax Assets	Deferred Tax Liabilities	Net
Property	$—	$205.3	$205.3	$—	$212.2	$212.2
Investment in American Transmission Co. LLC (ATC)	—	47.3	47.3	—	46.3	46.3
Pension and other benefit obligations	—	17.5	17.5	—	7.9	7.9
Prepaid gross receipts tax	—	15.5	15.5	—	14.1	14.1
Regulatory liability - decommissioning	—	—	—	(8.6)	—	(8.6)
Investment tax credits	(10.0)	—	(10.0)	(11.0)	—	(11.0)
Customer advances	(14.3)	—	(14.3)	(12.8)	—	(12.8)
Other	(24.3)	21.5	(2.8)	(20.6)	21.4	0.8

	$(48.6)	$307.1	$258.5	$(53.0)	$301.9	$248.9

			2007			2006
Other current assets			$(11.4)			$(6.6)
Deferred income taxes			269.9			255.5

Total deferred tax (assets) and liabilities			$258.5			$248.9

Unrecognized Tax Benefits - WPL adopted the provisions of FIN 48 on Jan. 1, 2007. WPL’s cumulative effect of adopting FIN 48 was an increase in its net liability for unrecognized tax benefits and a reduction to its Jan. 1, 2007 balance of retained earnings of $0.8 million. The $0.8 million increase in the net liability for unrecognized tax benefits was recorded as a $2.8 million increase in other long-term liabilities, a $1.1 million decrease in deferred income taxes, a $0.6 million decrease in accrued taxes and a $0.3 million increase in non-current regulatory assets on the Consolidated Balance Sheet. At the date of adoption, WPL’s unrecognized tax benefits and related interest were $2.8 million ($2.4 million of unrecognized tax benefits and $0.4 million of interest) including $1.5 million of tax benefits that, if recognized, would favorably impact WPL’s effective income tax rate.

At Dec. 31, 2007, WPL’s unrecognized tax benefits were $2.4 million including $1.5 million of unrecognized tax benefits that, if recognized, would favorably impact WPL’s effective income tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding interest, for WPL is as follows (in millions):

Balance at Jan. 1, 2007	$2.4
Additions based on tax positions related to the current year	0.1
Reductions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(0.1)
Settlements with taxing authorities	—
Lapse of statute of limitations	—

Balance at Dec. 31, 2007	$2.4

WPL recognizes interest and penalties related to unrecognized tax benefits in “Income taxes” in the Consolidated Statements of Income. At Dec. 31, 2007 and Jan. 1, 2007, accrued interest was $0.5 million and $0.4 million, respectively. There were no penalties accrued by WPL as of Dec. 31, 2007 or Jan. 1, 2007.

WPL is subject to U.S. federal income tax as well as income tax in multiple state jurisdictions, including the state of Wisconsin. WPL has concluded all U.S. federal and state income tax matters for calendar years through 1998 and has reached settlement with the Internal Revenue Service (IRS) regarding the audit of its U.S. federal income tax returns for calendar years 1999 through 2001. The IRS is currently auditing WPL’s U.S. federal income tax returns for calendar years 2002 through 2004. Audit adjustments for U.S. federal income tax returns are required to be reported to the Wisconsin state taxing authorities within prescribed timelines following the completion of each U.S. federal income tax audit. Except for any audit adjustments for U.S. federal income tax returns, the Wisconsin statute of limitations is closed for calendar years through 2002. U.S. federal and state income tax returns for the remaining calendar years are still subject to examination by the respective taxing authorities.

In 2008, WPL does not anticipate any material changes will be made to its unrecognized tax benefits.

Other Income Tax Matters - Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries, the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities.

In 2007, 2006 and 2005, WPL realized net benefits of $0, $0.1 million and $1.5 million, respectively, related to state apportionment and allocation of parent tax benefits. Due to the repeal of Public Utility Holding Company Act of 1935 in 2006, no parent tax benefits were required to be distributed in 2007.

(5) BENEFIT PLANS

(a) Pension and Other Postretirement Benefits Plans - Substantially all of WPL’s employees are covered by non-contributory defined benefit pension plans. Benefits are based on the employees’ years of service and compensation. WPL also provides certain defined benefit postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants’ contributions adjusted regularly and the life insurance plans are non-contributory. The assumptions for qualified and non-qualified pension benefits and other postretirement benefits at the measurement date of Sep. 30 were as follows (Not Applicable (N/A)):

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Discount rate for benefit obligations	6.2%	5.85%	5.5%	6.2%	5.85%	5.5%
Discount rate for net periodic cost	5.85%	5.5%	6%	5.85%	5.5%	6%
Expected return on plan assets (a)	8.5%	8.5%	9%	8.5%	8.5%	9%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	8%	9%	9%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

(a)	The expected return on plan assets is determined by analysis of forecasted asset class returns as well as actual returns for the plan over the past 10 years. An adjustment to the returns to account for active management of the assets is also made in the analysis. The obligations are viewed as long-term commitments. A long-term approach is also used when determining the expected rate of return on assets, which is reviewed on an annual basis.

Refer to Note 1(q) for discussion of WPL’s adoption of the recognition provision of SFAS 158 in 2006 and the change in WPL’s measurement date from Sept. 30 to Dec. 31 effective in 2008.

The components of WPL’s qualified pension benefits and other postretirement benefits costs were as follows (in millions):

	Qualified Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$5.6	$6.1	$5.3	$3.3	$4.2	$4.4
Interest cost	13.7	13.2	12.2	5.2	5.4	6.3
Expected return on plan assets	(19.2)	(17.9)	(17.0)	(1.8)	(1.8)	(1.8)
Amortization of (a):
Transition obligation	—	—	—	—	0.8	1.1
Prior service cost (credit)	0.8	0.8	0.8	(1.0)	(0.1)	—
Actuarial loss	2.9	4.5	3.4	1.1	1.2	2.4
Special termination benefits	—	—	—	—	—	0.1

Income statement impacts	3.8	6.7	4.7	6.8	9.7	12.5
Special termination benefits	—	—	—	—	—	1.0

	$3.8	$6.7	$4.7	$6.8	$9.7	$13.5

(a)	Unrecognized net actuarial losses in excess of 10% of the projected benefit obligation and unrecognized prior service costs (credits) are amortized over the average future service lives of the participants.

WPL’s net periodic benefit cost is primarily included in “Other operation and maintenance” in the Consolidated Statements of Income.

In the above table, the pension benefits costs represent only those respective costs for bargaining unit employees of WPL covered under the bargaining unit pension plan that is sponsored by WPL. The other postretirement benefits costs represent costs for all WPL employees. Alliant Energy Corporate Services, Inc. (Corporate Services) provides services to WPL. The following table includes qualified pension benefits costs (credits) for WPL’s non-bargaining employees who are participants in other Alliant Energy plans, and the allocated pension and other postretirement benefits costs associated with Corporate Services for WPL as follows (in millions):

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Non-bargaining WPL employees participating in other plans	$(0.8)	$0.9	$0.8	N/A	N/A	N/A
Allocated Corporate Services costs (a)	2.8	2.2	2.2	$0.8	$1.3	$2.9

(a)	Included in pension benefits for allocated Corporate Services costs for 2007 was a settlement loss of $0.8 million related to payments made to a retired executive.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to other postretirement benefits costs. A 1% change in the medical trend rates for 2007, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.7	$(0.6)
Effect on postretirement benefit obligation	4.9	(4.6)

The benefit obligations and assets associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans are reported in Alliant Energy’s Consolidated Financial Statements and are not reported in the following tables. A reconciliation of the funded status of WPL’s qualified pension benefits and other postretirement benefits plans to the amounts recognized on the Consolidated Balance Sheets at Dec. 31 was as follows (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Change in projected benefit obligation:
Net projected benefit obligation at beginning of year	$233.4	$237.3	$89.0	$98.3
Service cost	5.6	6.1	3.3	4.2
Interest cost	13.7	13.2	5.2	5.4
Plan participants’ contributions	—	—	2.2	1.9
Plan amendments	—	—	0.3	(12.2)
Actuarial (gain) loss	(5.4)	(15.0)	1.0	(1.1)
Transfer to other Alliant Energy plans	—	—	(4.5)	—
Gross benefits paid	(8.7)	(8.2)	(9.4)	(7.9)
Federal subsidy on other postretirement benefits paid	—	—	0.6	0.4

Net projected benefit obligation at measurement date	238.6	233.4	87.7	89.0

Change in plan assets (a):
Fair value of plan assets at beginning of year	225.3	214.7	21.5	20.6
Actual return on plan assets	30.7	18.8	3.2	1.6
Employer contributions	6.0	—	7.9	5.3
Plan participants’ contributions	—	—	2.2	1.9
Transfer to other Alliant Energy plans	—	—	(4.5)	—
Gross benefits paid	(8.7)	(8.2)	(9.4)	(7.9)

Fair value of plan assets at measurement date	253.3	225.3	20.9	21.5

Over/(under) funded status at measurement date	14.7	(8.1)	(66.8)	(67.5)
Contributions paid after Sep. 30 and prior to Dec. 31	—	6.0	1.5	2.2
Federal subsidy on other postretirement benefits paid	—	—	(0.1)	(0.2)

Net amount recognized at Dec. 31	$14.7	$(2.1)	$(65.4)	$(65.5)

	Qualified Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Amounts recognized on the Consolidated Balance Sheets consist of:
Deferred charges and other	$14.7	$—	$3.0	$2.3
Other current liabilities	—	—	(3.9)	(5.8)
Pension and other benefit obligations	—	(2.1)	(64.5)	(62.0)

Net amount recognized at Dec. 31	$14.7	$(2.1)	$(65.4)	$(65.5)

Amounts recognized in Regulatory Assets and Accumulated Other Comprehensive Loss (AOCL) consist of (b):
Net actuarial loss	$37.9	$57.7	$17.2	$19.4
Prior service cost (credit)	5.6	6.5	(3.8)	(5.2)

	$43.5	$64.2	$13.4	$14.2

(a)	WPL calculates the fair value of plan assets by using the straight market value of assets approach.
(b)	Refer to the table for amounts recognized in “Regulatory assets” and “AOCL” on the Consolidated Balance Sheet, Note 1(b) of the “Notes to Consolidated Financial Statements” for regulatory asset impacts and the “Consolidated Statements of Changes in Common Equity” for other comprehensive income impacts.

In addition to the amounts recognized in “Regulatory assets” and “AOCL” in the previous table, at Dec. 31, 2007 and 2006, Corporate Services allocated Regulatory Assets and AOCL of $39 million and $48 million, respectively, to WPL.

Included in the following table are WPL’s accumulated benefit obligations, amounts applicable to qualified pension and other postretirement benefits with accumulated benefit obligations in excess of plan assets, as well as qualified pension plans with projected benefit obligations in excess of plan assets as of the measurement date of Sep. 30 (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
Accumulated benefit obligations	$218.9	$212.7	$87.7	$89.0
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	—	—	80.4	88.2
Fair value of plan assets	—	—	10.6	17.9
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	—	233.4	N/A	N/A
Fair value of plan assets	—	225.3	N/A	N/A

Other postretirement benefits plans are funded via specific assets within certain retirement plans (401(h) assets) as well as a Voluntary Employees’ Beneficiary Association (VEBA) trust. The asset allocation of the 401(h) assets mirror the qualified pension plan assets and the asset allocation of the VEBA trust are reflected in the following table under “Other Postretirement Benefits Plans.” The asset allocation for WPL’s qualified pension and other postretirement benefits plans at Sep. 30, 2007 and 2006, and the qualified pension plan target allocation for 2007 were as follows:

	Qualified Pension Plan			Other Postretirement Benefits Plans
	Target Allocation	Percentage of Plan Assets at Sep. 30,		Percentage of Plan Assets at Sep. 30,
Asset Category	2007	2007	2006	2007	2006
Equity securities	65-75%	73%	73%	49%	57%
Debt securities	20-35%	27%	27%	20%	23%
Other	0-5%	—	—	31%	20%

		100%	100%	100%	100%

WPL’s investment strategy and its policies employed with respect to pension and other postretirement benefits assets is to combine both preservation of principal and prudent and reasonable risk-taking to protect the integrity of the assets in meeting the obligations to the participants while achieving the optimal return possible over the long-term. It is recognized that risk and volatility are present to some degree with all types of investments; however, high levels of risk are minimized at the total fund level. This is accomplished through diversification by asset class including both U.S. and international equity exposure, number of investments, and sector and industry limits when applicable.

For the pension plan, the mix among asset classes is controlled by long-term asset allocation targets. The assets are viewed as long-term with moderate liquidity needs. Historical performance results and future expectations suggest that equity securities will provide higher total investment returns than debt securities over a long-term investment horizon. Consistent with the goals to maximize returns and minimize risk over the long-term, the pension plan has a long-term investment posture more heavily weighted towards equity holdings. The asset allocation mix is monitored regularly and appropriate action is taken as needed to rebalance the assets within the prescribed range. Assets related to other postretirement benefits plans are viewed as long-term. A mix of both equity and debt securities are utilized to maximize returns and minimize risk over the long-term. Prohibited investment vehicles related to the pension and other postretirement benefits plans include, but may not be limited to, direct ownership of real estate, options and futures unless specifically approved, margin trading, oil and gas limited partnerships, commodities, short selling and securities of the managers’ firms or affiliate firms.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. In 2007, 2006 and 2005, the pension expense allocated to WPL for these plans was $2.7 million, $2.1 million and $1.9 million, respectively. Included for 2007 was the settlement loss of $0.8 million related to payments made to a retired executive.

WPL estimates that funding for the qualified pension plan for its bargaining unit employees and other postretirement benefits plans during 2008 will be $0 and $7 million, respectively.

The expected benefit payments and Medicare subsidies, which reflect expected future service, as appropriate, are as follows (in millions):

	2008	2009	2010	2011	2012	2013 - 2017
Pension benefits	$9.2	$9.4	$10.0	$10.7	$11.6	$77.3
Other postretirement benefits	6.8	7.0	7.3	6.6	6.8	40.2
Medicare subsidies	(0.5)	(0.6)	(0.6)	(0.6)	(0.5)	(3.3)

	$15.5	$15.8	$16.7	$16.7	$17.9	$114.2

The estimated amortization from “Regulatory assets” on the Consolidated Balance Sheet into net periodic benefit cost in 2008 is as follows (in millions):

	Qualified Pension Benefits	Other Postretirement Benefits
Actuarial loss	$1.0	$1.0
Prior service cost (credit)	0.8	(1.0)

	$1.8	$—

(b) Equity Incentive Plans - On Jan. 1, 2006, WPL adopted SFAS 123(R), “Share-Based Payment,” which requires share-based payments to employees to be recognized in the financial statements based on their fair values. WPL used the modified prospective transition method for the adoption, which resulted in no changes to its financial statements for prior periods. The impacts of adoption did not have a material impact on its financial condition or results of operations. The impact to WPL in periods subsequent to the adoption of SFAS 123(R) will largely be dependent upon the nature of any new share-based compensation awards issued to employees and the achievement of certain performance and market conditions related to such awards. WPL has elected the alternative transition method described in FSP 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards,” to calculate its beginning pool of excess tax benefits available to absorb any tax deficiencies associated with share-based payment awards recognized in accordance with SFAS 123(R).

Alliant Energy’s 2002 Equity Incentive Plan (EIP) permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to key employees. At Dec. 31, 2007, non-qualified stock options, restricted stock and performance shares were outstanding under the EIP and a predecessor plan under which new awards can no longer be granted. At Dec. 31, 2007, approximately 3.0 million shares remained available for grants under the EIP. Alliant Energy satisfies payouts related to equity awards under the EIP through the issuance of new shares of its common stock.

A summary of share-based compensation expense related to grants under the EIP that was allocated to WPL and the related income tax benefits recognized were as follows (in millions):

	2007	2006
Share-based compensation expense	$3.6	$4.5
Income tax benefits	1.4	1.8

Share-based compensation expense is recognized on a straight-line basis over the requisite service periods.

(6) COMMON AND PREFERRED STOCK

(a) Common Stock - WPL has dividend payment restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations. In its January 2007 rate order, the PSCW stated WPL may not pay annual common stock dividends, including pass-through of subsidiary dividends, in excess of $91 million to Alliant Energy if WPL’s actual average common equity ratio, on a financial basis, is or will fall below the test year authorized level of 51.0%. In the third quarter of 2007, WPL paid a dividend of $100 million to Alliant Energy to realign WPL’s capital structure. WPL’s dividends are also restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25%. At Dec. 31, 2007, WPL was in compliance with all such dividend restrictions.

(b) Preferred Stock - The carrying value of WPL’s cumulative preferred stock at both Dec. 31, 2007 and 2006 was $60 million. The fair value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2007 and 2006 was $55 million and $54 million, respectively.

(7) DEBT

(a) Short-Term Debt - WPL maintains committed bank lines of credit to provide short-term borrowing flexibility and security for commercial paper outstanding. At Dec. 31, 2007, WPL’s short-term borrowing arrangements included a $250 million revolving credit facility, which expires in November 2012. Information regarding commercial paper issued under this facility was as follows (dollars in millions):

	2007	2006
At Dec. 31:
Commercial paper outstanding	$81.8	$134.9
Weighted average interest rates - commercial paper	4.7%	5.4%

For the year ended:
Average amount of total short-term debt (based on daily outstanding balances)	$68.0	$77.2
Weighted average interest rates - total short-term debt	5.4%	5.1%

(b) Long-Term Debt - WPL maintains indentures related to the issuance of unsecured debt securities. WPL has certain issuances of long-term debt that contain optional redemption provisions which, if elected by WPL, could require material redemption premium payments by WPL. The redemption premium payments under these optional redemption provisions are variable and dependent on applicable U.S. Treasury rates at the time of redemption. At Dec. 31, 2007, the debt issuances that contained these optional redemption provisions included WPL’s debentures due 2034 and 2037.

In August 2007, WPL issued $300 million of 6.375% debentures due 2037 and used the proceeds to repay short-term debt, to pay a $100 million common stock dividend to Alliant Energy to realign WPL’s capital structure and for working capital purposes. In June 2007, WPL repaid at maturity its $105 million, 7% debentures with proceeds from the issuance of short-term debt.

At Dec. 31, 2007, WPL’s debt maturities for 2008 to 2012 were $60 million, $0, $100 million, $0 and $0, respectively. The carrying value of WPL’s long-term debt (including current maturities) at Dec. 31, 2007 and 2006 was $597 million and $404 million, respectively. The fair value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2007 and 2006 was $621 million and $418 million, respectively. WPL’s unamortized debt issuance costs recorded in “Deferred charges and other” on the Consolidated Balance Sheets were $4.8 million and $2.5 million at Dec. 31, 2007 and 2006, respectively. At Dec. 31, 2007, there were no significant sinking fund requirements related to the long-term term debt on the Consolidated Balance Sheet.

(8) INVESTMENTS

(a) Unconsolidated Equity Investments - WPL’s unconsolidated investments accounted for under the equity method of accounting are as follows (dollars in millions):

	Ownership Interest at Dec. 31, 2007	Carrying Value at Dec. 31,
				Equity Income
		2007	2006	2007	2006	2005
ATC (a)	17%	$172	$166	$(27)	$(24)	$(21)
Wisconsin River Power Company	50%	10	9	(1)	(3)	(5)

		$182	$175	$(28)	$(27)	$(26)

(a)	WPL has the ability to exercise significant influence over ATC’s financial and operating policies through its participation on ATC’s Board of Directors.

Summary financial information from the financial statements of these investments is as follows (in millions):

	2007	2006	2005
Operating revenues	$416	$347	$303
Operating income	213	163	131
Net income	157	128	106
As of Dec. 31:
Current assets	52	36
Non-current assets	2,208	1,873
Current liabilities	318	306
Non-current liabilities	1,010	777

Refer to Note 19 for information regarding related party transactions with ATC.

(b) Cash Surrender Value of Life Insurance Policies - WPL has various life insurance policies that cover certain key employees and directors. At Dec. 31, 2007 and 2006, the cash surrender value of these investments was $13.1 million and $12.1 million, respectively.

(c) Nuclear Decommissioning Trust Funds - In 2006, WPL liquidated its remaining nuclear decommissioning trust funds and used the proceeds to provide a refund to its wholesale customers. In 2005, WPL’s non-qualified nuclear decommissioning trust funds realized pre-tax gains from the sales of securities of $23 million (cost of the investments based on specific identification was $110 million and pre-tax proceeds from the sales were $133 million).

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of WPL’s current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Refer to Notes 5(a), 6(b), 7(b) and 10(a) for information regarding the fair values of pension and other postretirement benefits plan assets, preferred stock, long-term debt and derivatives, respectively. Since WPL is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by WPL.

(10) DERIVATIVE INSTRUMENTS

(a) Accounting for Derivative Instruments and Hedging Activities - WPL records derivative instruments at fair value on the balance sheet as assets or liabilities and changes in the derivatives’ fair values with offsets to regulatory assets or liabilities, based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations. At Dec. 31, current derivative assets were included in “Derivative assets,” non-current derivative assets were included in “Deferred charges and other,” current derivative liabilities were included in “Derivative liabilities” and non-current derivative liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2007	2006
Current derivative assets	$14.9	$6.2
Non-current derivative assets	—	0.4
Current derivative liabilities	7.7	44.4
Non-current derivative liabilities	—	2.1

Derivatives Not Designated in Hedge Relationships - Derivatives instruments utilized by WPL during 2007 and 2006, which were not designated in hedge relationships, include financial transmission rights, electric contracts and natural gas contracts. Financial transmission rights were used by WPL to manage transmission congestion costs. WPL used electric contracts to manage utility energy costs during supply/demand imbalances.

WPL used several purchase contracts to supply fixed-price natural gas for the natural gas-fired electric generating facilities it operates and several swap contracts to mitigate pricing volatility for natural gas supplied to its retail customers. Significant decreases in natural gas prices in 2006 changed the fair value of these contracts and resulted in material increases in current derivative liabilities. As a result, the counterparties to certain of these contracts required WPL to provide cash collateral of $22 million, which collateral was primarily recorded in “Other accounts receivable” on the Consolidated Balance Sheet at Dec. 31, 2006. At Dec. 31, 2007, counterparties to WPL’s derivative contracts did not require WPL to provide any cash collateral due to the decreases in the value of its derivative liabilities during 2007.

(b) Weather Derivatives - WPL uses non-exchange traded swap agreements based on cooling degree days (CDD) and heating degree days (HDD) measured in or near its service territory to reduce the impact of weather volatility on its electric and natural gas sales volumes. These weather derivatives are accounted for using the intrinsic value method. Any premiums paid related to these weather derivative agreements are expensed over each respective contract period. WPL’s ratepayers do not pay any of the premiums nor do they share in the gains/losses realized from these weather derivatives.

Summer weather derivatives - WPL utilizes weather derivatives based on CDD to reduce the impact of weather volatility on its electric margins for the period June 1 through August 31 each year. Beginning in the second quarter of 2007, the weather derivatives were based on CDD measured in Madison, Wisconsin. Previously, the weather derivatives were based on CDD measured in Chicago, Illinois. The actual CDD measured during these periods resulted in settlements with the counterparties under the agreements, which included payments of $2.0 million, $2.9 million and $3.5 million in the third quarter of 2007, 2006 and 2005, respectively.

Winter weather derivatives - WPL utilizes weather derivatives based on HDD to reduce the impact of weather volatility on its electric and gas margins for the periods January 1 through March 31 and November 1 through December 31 each calendar year. Beginning in the fourth quarter of 2006, the weather derivatives were based on HDD measured in Madison, Wisconsin. Previously, the weather derivatives were based on HDD measured in Chicago, Illinois. The actual HDD measured during these periods resulted in settlements with the counterparties under the agreements, which included a payment of $0.1 million, and receipts of $3.2 million and $0.4 million in the first half of 2007, 2006 and 2005, respectively. The actual HDD for the period Nov. 1, 2007 to Dec. 31, 2007 were higher than those specified in the contracts, resulting in WPL paying the counterparty $1.4 million in January 2008. In addition, WPL will receive/pay up to $2.2 million from/to the counterparty in the second quarter of 2008 if actual HDD for January 2008 through March 2008 are less/greater than the HDD specified in the contracts.

Summary information relating to the summer and winter weather derivatives was as follows (in millions):

	2007	2006	2005
Gains (losses):
Electric utility operating revenues	$(3.0)	$(1.4)	$(3.5)
Gas utility operating revenues	(1.9)	3.8	(1.0)
Settlements (paid to) / received from counterparties, net	(2.1)	0.3	(3.1)
Premiums expensed	0.5	0.3	1.1
Premiums paid to counterparties	0.5	0.5	0.5

(11) COMMITMENTS AND CONTINGENCIES

(a) Capital Purchase Obligations - WPL has made certain commitments in connection with its 2008 capital expenditures.

(b) Operating Expense Purchase Obligations - Alliant Energy, through its subsidiaries Corporate Services, Interstate Power and Light Company (IPL) and WPL, enters into various commodity supply, transportation and storage contracts to meet its obligation to deliver energy to its utility customers. Based on a system coordination and operating agreement, Alliant Energy annually allocates purchased power contracts to WPL and IPL, based on various factors such as resource mix, load growth and resource availability. The amounts in the table below reflect these allocated contracts. The purchased power amounts are primarily related to capacity payments under the Kewaunee PPA, which expires in 2013. Refer to Note 19 for additional information regarding the allocation of purchased power transactions. WPL enters into coal transportation contracts that are directly assigned to its specific generating stations, the amounts of which are included in the table below. In addition, Corporate Services entered into system-wide coal contracts on behalf of WPL and IPL of $73 million, $57 million, $29 million, $17 million, and $6 million for 2008 to 2012, respectively, to allow flexibility for the changing needs of the quantity of coal consumed by each. Coal contract quantities are allocated to specific WPL or IPL generating stations at or before the time of delivery based on various factors including projected heat input requirements, combustion compatibility and efficiency. These system-wide coal contracts have not yet been directly assigned to WPL and IPL since the specific needs of each utility are not yet known and therefore are excluded from the table below. WPL also enters into other operating expense purchase obligations with various vendors for other goods and services. The other operating expense purchase obligations amounts represent individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2007. At Dec. 31, 2007, WPL’s minimum commitments from these purchase obligations were as follows (in millions):

	2008	2009	2010	2011	2012	Thereafter	Total
Purchased power	$150	$133	$84	$63	$75	$79	$584
Natural gas	184	108	25	21	20	64	422
Coal	7	7	7	7	7	14	49
Other	6	—	—	—	—	—	6

	$347	$248	$116	$91	$102	$157	$1,061

WPL enters into certain contracts that are considered leases and are therefore not included here, but are included in Note 3.

(c) Legal Proceedings - WPL is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WPL believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition, results of operations or cash flows.

(d) Guarantees and Indemnifications - WPL provided indemnifications associated with the sale of its electric and gas utility assets in Illinois in the first quarter of 2007 (maximum limit of $3 million and expires in February 2008) and with the sale of its water utility in South Beloit, Illinois in the third quarter of 2006 (maximum limit of $1 million and expires in July 2008) for losses resulting from potential breach of the representations and warranties made by WPL on the sale dates and for the breach of its obligations under the sale agreements. WPL believes the likelihood of having to make any material cash payments under these indemnifications is remote. WPL has not recorded liabilities any material liabilities related to these indemnifications as of Dec. 31, 2007. WPL also issued an indemnity to the buyer of Kewaunee to cover certain potential costs the buyer may incur related to the outage at Kewaunee in 2005. At Dec. 31, 2007, WPL had a $3 million obligation recognized related to this indemnity, which represents WPL’s remaining maximum exposure. Refer to Note 3(a) for discussion of WPL’s residual value guarantees of its synthetic leases.

(e) Environmental Matters - WPL is subject to environmental regulations as a result of its current and past operations. These regulations are designed to protect human health and the environment and have resulted in compliance, remediation, containment and monitoring obligations which are recorded as environmental liabilities. At Dec. 31, current environmental liabilities were included in “Other current liabilities” and non-current environmental liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2007	2006
Current environmental liabilities	$0.7	$0.7
Non-current environmental liabilities	5.5	5.0

	$6.2	$5.7

Manufactured gas plant (MGP) Sites - WPL has current or previous ownership interests in 14 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL has received letters from state environmental agencies requiring no further action at seven sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WPL records environmental liabilities related to these MGP sites based upon periodic studies, most recently updated in the third quarter of 2007. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s sites to be $6 million to $8 million. At Dec. 31, 2007, WPL had recorded $6 million in current and non-current environmental liabilities for its remaining costs to be incurred for these MGP sites.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WPL, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WPL, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WPL believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations. Settlement has been reached with all of WPL’s insurance carriers regarding reimbursement for its MGP-related costs and such amounts have been accounted for as directed by the applicable regulatory jurisdiction.

Other Environmental Contingencies - In addition to the environmental liabilities discussed above, WPL also monitors various environmental regulations which may have a significant impact on its future operations. Given uncertainties regarding the ultimate outcome, timing and compliance plans for these environmental regulations, WPL is currently not able to determine the financial impact of these regulations but does believe that future capital investments and/or modifications to its electric generating facilities to comply with these regulations could be significant. Specific environmental regulations that may require significant future expenditures by WPL include, among others: Clean Air Interstate Rule (CAIR), Clean Air Mercury Rule (CAMR), Section 316(b) of the Clean Water Act (316(b)), Wisconsin State Thermal Rule (WI Thermal Rule) and proposed legislation to regulate the emission of greenhouse gases (GHG). The following provides a brief description of these environmental regulations.

CAIR is expected to require emission control upgrades to certain of WPL’s existing electric generating units with greater than 25 MW of capacity and reduce SO2 and nitrogen oxides (NOx) emissions in 28 states (including Wisconsin).

CAMR is expected to require emission control upgrades to certain of WPL’s existing electric generating units with greater than 25 MW of capacity and reduce U.S. utility (including WPL) mercury emissions.

316(b) is expected to require modifications to cooling water intake structures at three of WPL’s electric generating facilities to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life.

WI Thermal Rule is expected to require modifications to certain of WPL’s electric generating facilities to limit the amount of heat facilities can discharge into Wisconsin waters.

Proposed GHG emission legislation - Public awareness of climate change continues to grow along with support for policymakers to take action to mitigate global warming. Several members of Congress have proposed legislation to regulate GHG emissions, primarily targeting reductions of carbon dioxide (CO2) emissions. State and regional initiatives to address GHG emissions are also underway in states covering WPL’s service territory. WPL continues to take voluntary measures to reduce its GHG emissions, including CO2, as prudent steps to address potential climate change regulations.

(f) Credit Risk - WPL serves a diversified base of residential, commercial, industrial and wholesale customers and did not have any significant concentrations of credit risk. In addition, WPL has limited credit exposure from non-performance of contractual obligations by its counterparties. WPL maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WPL against all losses from non-performance by counterparties.

(12) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other utilities, WPL has undivided ownership interests in jointly-owned electric generating facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Refer to Note 1(b) for further discussion of cost of removal obligations. Information relative to WPL’s ownership interest in these jointly-owned electric generating facilities at Dec. 31, 2007 was as follows (dollars in millions):

	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work in Progress	Cost of Removal Obligations Included in Regulatory Liabilities
Edgewater Unit 5	Coal	75.0	$246.1	$144.8	$5.5	$11.2
Columbia Energy Center	Coal	46.2	224.3	121.7	6.0	9.9
Edgewater Unit 4	Coal	68.2	73.7	41.4	2.6	2.6

			$544.1	$307.9	$14.1	$23.7

(13) SEGMENTS OF BUSINESS

WPL is a utility serving customers in Wisconsin and includes three segments: a) electric operations; b) gas operations; and c) other, which includes various other energy-related products and services and the unallocated portions of the utility business. Refer to Note 16 for discussion of WPL’s utility operations in Illinois which were sold in February 2007. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in “Total.” In 2007, 2006 and 2005, gas revenues included $15 million, $17 million and $51 million, respectively, for sales to the electric segment. All other intersegment revenues were not material to WPL’s operations and there was no single customer whose revenues were 10% or more of WPL’s consolidated revenues. Certain financial information relating to WPL’s significant business segments was as follows (in millions):

	Electric	Gas	Other	Total
2007
Operating revenues	$1,140.7	$265.7	$10.4	$1,416.8
Depreciation and amortization	95.7	14.2	—	109.9
Operating income (loss)	157.7	37.9	(4.9)	190.7
Interest expense, net of AFUDC				47.0
Equity income from unconsolidated investments	(28.4)	—	—	(28.4)
Interest income and other				(0.7)
Income taxes				59.3
Net income				113.5
Preferred dividends				3.3
Earnings available for common stock				110.2
Total assets	2,215.5	341.1	232.0	2,788.6
Investments in equity method subsidiaries	182.0	—	—	182.0
Construction and acquisition expenditures	179.8	23.1	0.2	203.1

	Electric	Gas	Other	Total
2006
Operating revenues	$1,111.4	$273.9	$16.0	$1,401.3
Depreciation and amortization	92.8	14.5	—	107.3
Operating income	143.9	40.0	1.0	184.9
Interest expense, net of AFUDC				45.7
Equity income from unconsolidated investments	(27.0)	—	—	(27.0)
Interest income and other				(1.3)
Income taxes				62.2
Net income				105.3
Preferred dividends				3.3
Earnings available for common stock				102.0
Total assets	2,131.4	351.9	215.8	2,699.1
Investments in equity method subsidiaries	175.3	—	—	175.3
Construction and acquisition expenditures	141.8	18.9	1.8	162.5

	Electric	Gas	Other	Total
2005
Operating revenues	1,073.9	322.3	13.4	1,409.6
Depreciation and amortization	92.7	14.6	0.6	107.9
Operating income (loss)	146.5	33.4	(5.3)	174.6
Interest expense, net of AFUDC				37.1
Equity income from unconsolidated investments	(26.3)	—	—	(26.3)
Interest income and other				(2.2)
Income taxes				60.9
Net income				105.1
Preferred dividends				3.3
Earnings available for common stock				101.8
Total assets	2,070.2	380.2	217.2	2,667.6
Investments in equity method subsidiaries	162.5	—	—	162.5
Construction and acquisition expenditures	164.5	20.2	0.6	185.3

(14) OTHER INTANGIBLE ASSETS

Emission Allowances - At Dec. 31, 2007, purchased emission allowances were $7 million and were recorded as intangible assets in “Other assets - deferred charges and other” on the Consolidated Balance Sheets. In 2007, 2006 and 2005, there was no amortization expense for purchased emission allowances. At Dec. 31, 2007, estimated amortization expense for 2008 to 2012 for purchased emission allowances was $0, $5 million, $2 million, $0 and $0, respectively. Refer to Note 1(b) for further discussion of the regulatory treatment WPL’s SO2 emission allowances.

(15) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2007				2006
	March 31	June 30	Sep. 30	Dec. 31	March 31	June 30	Sep. 30	Dec. 31
	(in millions)
Operating revenues	$398.6	$312.3	$357.6	$348.3	$380.8	$301.4	$368.4	$350.7
Operating income	56.7	33.1	52.4	48.5	56.9	34.1	38.8	55.1
Net income	34.6	18.6	30.8	29.5	32.7	17.9	22.6	32.1
Earnings available for common stock	33.8	17.7	30.0	28.7	31.9	17.0	21.8	31.3

(16) ASSETS AND LIABILITIES HELD FOR SALE

In February 2007, WPL completed the sale of its Illinois electric distribution and gas properties held within South Beloit and received net proceeds of $24 million. WPL has applied the provisions of SFAS 144 to the South Beloit assets and liabilities, which were recorded as held for sale at Dec. 31, 2006. The operating results of South Beloit were not reported as discontinued operations due to WPL’s continuing involvement in the operations of this business after the disposal transaction. The assets and liabilities held for sale on the Consolidated Balance Sheet at Dec. 31, 2006 were as follows (in millions):

Assets held for sale:
Property, plant and equipment:
Electric plant in service	$21.6
Gas plant in service	13.8
Accumulated depreciation	(13.2)

Net plant	22.2
Construction work in progress	2.1

Property, plant and equipment, net	24.3

Liabilities held for sale:
Long-term liabilities	1.3

Net assets held for sale	$23.0

(17) ASSET RETIREMENT OBLIGATIONS (AROs)

WPL’s AROs relate to legal obligations for the removal, closure or dismantlement of several assets including, but not limited to, active ash landfills, water intake facilities, above ground and under ground storage tanks, groundwater wells, distribution equipment, easement improvements, leasehold improvements and certain hydro facilities. WPL’s AROs also include legal obligations for the management and final disposition of asbestos and polychlorinated biphenyls (PCB) and closure of coal yards and ash ponds. WPL’s AROs are recorded in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets. A reconciliation of the changes in AROs associated with long-lived assets is as follows (in millions):

	2007	2006
Balance at Jan. 1	$11.4	$10.9
Accretion expense	0.7	0.6
Revisions in estimated cash flows	0.1	(0.3)
Liabilities incurred	—	0.9
Liabilities settled	(0.3)	(0.7)

Balance at Dec. 31	$11.9	$11.4

(18) VARIABLE INTEREST ENTITIES

FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. After making an ongoing exhaustive effort, WPL concluded it was unable to obtain the information necessary from the counterparties (subsidiaries of Calpine) for the Riverside and RockGen PPAs to determine whether the counterparties are variable interest entities per FIN 46R and if WPL is the primary beneficiary. These PPAs are currently accounted for as operating leases. The counterparties sell some or all of their generating capacity to WPL and can sell their energy output to WPL. WPL’s maximum exposure to loss from these PPAs is undeterminable due to the inability to obtain the necessary information to complete such evaluation. In 2007, 2006 and 2005, Alliant Energy’s (primarily WPL’s) costs, excluding fuel costs, related to the Riverside PPA were $64 million, $61 million and $65 million, respectively. In 2007, 2006 and 2005, WPL’s costs, excluding fuel costs, related to the RockGen PPA were $16 million, $16 million and $18 million, respectively.

In December 2005, Calpine filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code. RockGen was part of the bankruptcy proceedings but Riverside was excluded. WPL utilizes RockGen primarily for capacity. In January 2008, Calpine emerged from bankruptcy and the RockGen PPA will continue in force through May 2009, the end of the PPA term.

(19) RELATED PARTIES

WPL and IPL are parties to a system coordination and operating agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation systems of WPL and IPL. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among WPL and IPL based on procedures included in the agreement. The sales allocated to WPL were $16 million, $24 million and $40 million for 2007, 2006 and 2005, respectively. The purchases allocated to WPL were $449 million, $444 million and $466 million for 2007, 2006 and 2005, respectively. The procedures were approved by FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, WPL and IPL are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to WPL and IPL in proportion to each utility’s share of electric production at the time of the sale.

Pursuant to a service agreement, WPL receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WPL at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WPL. These costs totaled $135 million, $124 million and $113 million for 2007, 2006 and 2005, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. At Dec. 31, 2007 and 2006, WPL had a net intercompany payable to Corporate Services of $74 million and $61 million, respectively.

Refer to Note 3(b) for discussion of WPL’s capital lease related to SFEF.

ATC - Pursuant to various agreements, WPL receives a range of transmission services from ATC. WPL provides operation, maintenance, and construction services to ATC. WPL and ATC also bill each other for use of shared facilities owned by each party. ATC billed WPL $72 million, $59 million and $52 million in 2007, 2006 and 2005, respectively. WPL billed ATC $8.6 million, $9.9 million and $9.3 million in 2007, 2006 and 2005, respectively. At Dec. 31, 2007 and 2006, WPL owed ATC net amounts of $5.3 million and $4.4 million, respectively.

NMC - WPL received services from NMC for the management and operation of Kewaunee. NMC billed WPL indirectly, through Wisconsin Public Service Corporation, $18 million in 2005 for its allocated portion for Kewaunee. As a result of the Kewaunee sale, WPL no longer receives services from NMC.

SHAREOWNER INFORMATION

Market Information - The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. As of Dec. 31, 2007, 67% of WPL’s individual preferred shareowners were Wisconsin residents.

Dividend Information - Preferred stock dividends paid per share for each quarter during 2007 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WPL Board of Directors, preferred stock dividend record and payment dates for 2008 are as follows:

Record Date	Payment Date
February 29	March 15
May 30	June 14
August 29	September 15
November 28	December 15

Stock Transfer Agent and Registrar

Wells Fargo Shareowner Services

161 North Concord Exchange

P.O. Box 64854

St. Paul, MN 55164-0854

Form 10-K Information - A copy of the combined Annual Report on Form 10-K for the year ended Dec. 31, 2007 as filed with the SEC will be provided without charge upon request. Requests may be directed to Alliant Energy Shareowner Services, P.O. Box 14720, Madison, Wisconsin 53708-0720.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers - Numbers following the names represent the officer’s age as of Dec. 31, 2007.

William D. Harvey, 58, was elected Chairman of the Board effective February 2006 and Chief Executive Officer effective July 2005 and has been a board member since January 2005. He previously served as Chief Operating Officer since 2004 and President from 1998 to 2003.

Barbara J. Swan, 56, was elected President effective January 2004. She previously served as Executive Vice President and General Counsel since 1998.

Eliot G. Protsch, 54, was elected Chief Financial Officer effective January 2004. He previously served as Executive Vice President and Chief Financial Officer since September 2003 and Executive Vice President-Energy Delivery from 1998 to September 2003.

Thomas L. Aller, 58, was elected Senior Vice President-Energy Delivery effective January 2004. He previously served as interim Executive Vice President-Energy Delivery since September 2003 and Vice President-Investments at Resources from 1998 to 2003.

Dundeana K. Doyle, 49, was elected Vice President-Strategy and Regulatory Affairs effective January 2007. She previously served as Vice President-Strategy and Risk since May 2003 and Vice President-Infrastructure Security from 2002 to May 2003.

Thomas L. Hanson, 54, was elected Vice President-Controller and Chief Accounting Officer effective January 2007. He previously served as Vice President and Treasurer since April 2002.

Patricia L. Kampling, 48, was elected Vice President and Treasurer effective January 2007. She previously served as Vice President-Finance since August 2005 and as Treasurer of IPSCO Inc. from September 2004 to August 2005.

Peggy Howard Moore, 57, was elected Vice President-Finance effective January 2007. She previously served as Vice President-Customer Service and Operations Support since 2004 and as Managing Director-Customer Information and Services from 2002 to 2004.

Directors - Refer to WPL’s Proxy Statement for information on WPL’s board members.

www. wellsfargo.com/shareownerservices

1-800-356-5343

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

Your proxy card must be received by May 20, 2008.

È     Please detach here    È

The Board of Directors Recommends a Vote FOR All Listed Director Nominees and FOR Proposal 2.

1. Election of directors:	Nominees for terms ending in 2011:		☐ FOR all nominees (except as marked)		☐ WITHHOLD authority to vote for all nominees
	(01) William D. Harvey	(02) James A. Leach
(03) Singleton B. McAllister

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.			☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL LISTED DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2008.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as name appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

WISCONSIN POWER AND LIGHT COMPANY

2008 ANNUAL MEETING OF SHAREOWNERS

Wednesday, May 21, 2008

2:00 p.m. (Central Daylight Time)

Alliant Energy Corporate Headquarters

Mississippi Meeting Room

4902 N. Biltmore Lane

Madison, Wisconsin

To access the Wisconsin Power and Light Company Annual Report and Proxy Statement, as well as the Alliant Energy Corporation Annual Report and Proxy Statement, on the Internet, please go to www.alliantenergy.com/WPLproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. You may print or just view these materials.

Wells Fargo Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873	proxy

The undersigned appoints Barbara J. Swan and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the “Company”), held of record in the name of the undersigned at the close of business on April 8, 2008, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on May 21, 2008 at 2:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting, Proxy Statement and Annual Report, dated April 17, 2008, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.

See reverse for voting instructions.